                                                     REGISTRATION NO. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       CANADIAN NATIONAL RAILWAY COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CANADA                                       4011                               E.I. 980018609
                                                                                            (I.R.S. Employer
   (State or jurisdiction of                  (Primary Standard Industrial                Identification No.)
 incorporation or organization)                Classification Code Number)

                         935 de La Gauchetiere St. West
                        Montreal, Quebec, Canada H3B 2M9
                                 (514) 399-5430

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JEAN PIERRE OUELLET
                       Canadian National Railway Company
                         935 de La Gauchetiere St. West
                        Montreal, Quebec, Canada H3B 2M9
                                 (514) 399-2100

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

         WINTHROP B. CONRAD, JR., ESQ.                        JOHN G. FINLEY, ESQ.
            DAVID W. FERGUSON, ESQ.                          ALAN G. SCHWARTZ, ESQ.
             DAVIS POLK & WARDWELL                         SIMPSON, THACHER & BARTLETT
             450 Lexington Avenue                             425 Lexington Avenue
           New York, New York 10017                         New York, New York 10017
                (212) 450-4000                                   (212) 455-2000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon the effective time of the merger described herein.
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE             OFFERING              AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)        PRICE PER UNIT(2)      OFFERING PRICE(2)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
  Common Stock, without
  par value.................        17,187,662               $42.09              $723,498,519             $219,242

--------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the Merger, calculated as the product of (a) 18,288,638, the aggregate number of shares of Illinois Central Corporation Common Stock, par value $0.001 per share ("IC Common Stock") outstanding on April 30, 1998 (other than shares owned by the Registrant) or issuable pursuant to employee and director stock options prior to the date the Merger is expected to be consummated and (b) an exchange ratio of 0.9398 shares of common stock of Canadian National Railway Company ("CN Common Stock") for each share of IC Common Stock. This represents the maximum number of shares of CN Common Stock that could be issued in the Merger, pursuant to a formula contained in the Merger Agreement, assuming a price per share of CN Common Stock of $41.50. On April 30, 1998 the closing price of CN Common Stock on the New York Stock Exchange was $65.06. The actual number of shares which will be issued will be based on an average closing price for CN Common Stock during a 20 trading day period ending on the second day prior to the effective time of the Merger.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price was calculated in accordance with Rule 457(c) under the Securities Act as: (a) $39.56, the average of the high and low prices per share of IC Common Stock on the New York Stock Exchange on April 28, 1998, multiplied by (b) 18,288,638, the aggregate number of shares of IC Common Stock outstanding on April 28, 1998, or issuable pursuant to outstanding director and employee stock options prior to the date the Merger is expected to be consummated.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          ILLINOIS CENTRAL CORPORATION
             ------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (get forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

================================================================================

PRELIMINARY COPY
SUBJECT TO COMPLETION

LOGO

                          ILLINOIS CENTRAL CORPORATION
                              455 CITYFRONT PLAZA
                          CHICAGO, ILLINOIS 60611-5504

TO THE STOCKHOLDERS OF ILLINOIS CENTRAL CORPORATION:

     Pursuant to the requirements of the General Corporation Law of the State of Delaware, adoption of the Agreement and Plan of Merger, dated as of February 10, 1998, as amended (the "Merger Agreement"), by and among Illinois Central Corporation ("IC"), Canadian National Railway Company ("CN") and Blackhawk Merger Sub, Inc. ("Merger Sub"), requires the approval of the holders of a majority of the outstanding shares of IC Common Stock, par value $.001 per share (the "IC Common Stock") entitled to vote. As a result of the cash tender offer (the "Offer") consummated on March 13, 1998, Merger Sub beneficially owns 46,051,761 shares of IC Common Stock (approximately 74.4% of the shares of IC Common Stock entitled to vote) which constitute a sufficient number of shares of IC Common Stock to adopt the Merger Agreement without the affirmative vote or written consent of any other IC stockholder. On May 4, 1998, pursuant to the terms of the Merger Agreement and a voting trust agreement between Merger Sub, CN and the trustee, the trustee of the voting trust holding the shares of IC Common Stock on behalf of Merger Sub executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 4, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the New York Stock Exchange has required IC to solicit written consents from the other stockholders of IC.

     Please read the enclosed materials carefully. Do not send us your stock certificates at this time. Once the Merger becomes effective, you will be advised of the procedure for surrendering your certificates in exchange for the Merger consideration described in the attached materials.

                                     [Signature]
                                     Ronald A. Lane
                                     Secretary

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration statement or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 5, 1998

JOINT CONSENT STATEMENT/
PROSPECTUS

                             CONSENT STATEMENT FOR

                          ILLINOIS CENTRAL CORPORATION
                                 PROSPECTUS FOR

                       CANADIAN NATIONAL RAILWAY COMPANY

     This Joint Consent Statement/Prospectus is being furnished to the holders of Common Stock, $.001 per share (the "IC Common Stock") of Illinois Central Corporation, a Delaware corporation ("IC"), in connection with the solicitation of written consents by IC, to adopt the Agreement and Plan of Merger, dated as of February 10, 1998 (the "Merger Agreement"), as amended by Amendment No. 1 dated as of March 4, 1998 ("Amendment No. 1") by and among IC, Canadian National Railway Company, a Canadian corporation ("CN"), and Blackhawk Merger Sub, Inc., a Delaware corporation ("Merger Sub").
     As permitted under Delaware law, IC is soliciting consents to take the above action without a stockholders' meeting to adopt the Merger Agreement. Adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of IC Common Stock entitled to vote. As a result of the cash tender offer (the "Offer") consummated on March 13, 1998, Merger Sub beneficially owns 46,051,761 shares of IC Common Stock (approximately 74.4% of IC Common Stock entitled to vote) which constitute a sufficient number of shares of IC Common Stock to adopt the Merger Agreement without the affirmative vote or written consent of any other stockholder. On May 4, 1998, pursuant to the terms of the Merger Agreement and a voting trust agreement between Merger Sub, CN and the trustee (the "Voting Trust Agreement"), the trustee of the voting trust (the "Voting Trust") holding the shares of IC Common Stock on behalf of Merger Sub, executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 4, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the New York Stock Exchange ("NYSE") has required IC to solicit written consents from the other stockholders of IC.
     This Joint Consent Statement/Prospectus also serves as a prospectus of CN with respect to the shares of CN Common Stock, no par value (the "CN Common Stock"), issuable upon consummation of the Merger (as defined herein).
     This Joint Consent Statement/Prospectus and the accompanying form of consent are first being mailed to stockholders of IC on or about May 5, 1998.

     THE SHARES OF CN COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT CONSENT STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE. THE SECURITIES OFFERED HEREUNDER HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA AND, SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE OFFERED OR SOLD IN CANADA.

      The date of this Joint Consent Statement/Prospectus is May 5, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT CONSENT STATEMENT/PROSPECTUS IN CONNECTION WITH THE MERGER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS JOINT CONSENT STATEMENT/PROSPECTUS NOR ANY DELIVERY OF CN COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF CN OR IC SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Questions and Answers about the Merger......................       1
Summary.....................................................       3
Comparative per Common Share Data...........................      20
Risk Factors................................................      22
The Merger..................................................      29
Certain United States and Canadian Income Tax
  Considerations............................................      51
Consent of IC Stockholders..................................      54
Comparative per Common Share Market Price and Dividend
  Information...............................................      56
The Merger Agreement; Other Agreements......................      57
The Companies...............................................      67
Legal Proceedings...........................................      68
Description of CN Capital Stock.............................      70
Security Ownership of Certain Beneficial Owners and
  Management of IC..........................................      73
Interests of Certain Persons in the Merger and Related
  Matters...................................................      75
Regulatory Considerations...................................      77
Comparison of Stockholder Rights............................      82
Legal Matters...............................................      93
Experts.....................................................      93
Where You Can Find More Information.........................      93
Annexes
     A.1  Agreement and Plan of Merger (including
      amendments)...........................................     A-1
     A.2  Amendment No. 1 to the Agreement and Plan of
      Merger................................................     A-1
     B.   Fairness Opinion of the Beacon Group..............     B-1
     C.   Fairness Opinion of Lehman Brothers...............     C-1
     D   Canadian/U.S. GAAP Financial Information...........     D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q:  Please describe the acquisition transaction.

     A: CN, Merger Sub and IC entered into the Merger Agreement on February 10, 1998, as amended on March 4, 1998. The Merger Agreement provided for Merger Sub, an indirect wholly-owned subsidiary of CN, to make the Offer for up to 75% of the outstanding IC Common Stock followed by a second-step merger (the "Merger") of Merger Sub with and into IC. On March 13, 1998, Merger Sub completed the Offer, purchasing 46,051,761 shares of IC Common Stock at a cash price of $39.00 per share. IC is now seeking the consents of IC stockholders for the adoption of the Merger Agreement.

     Q:  Please describe the Merger.

     A: Once the Merger Agreement is adopted by IC stockholders and the other conditions to the Merger have been satisfied, Merger Sub will merge with and into IC. IC will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of CN.

     Q:  Please explain what I will receive in the Merger.

     A: If the average per share closing price for CN Common Stock on the NYSE (the "CN Average Closing Price") for the 20 trading day period ending on the second trading day prior to the effective time of the Merger is between $43.00 and $64.50, you will receive, in exchange for each share of IC Common Stock you own, a number of shares of CN Common Stock equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price. If the average per share closing price of CN Common Stock during that period is $64.50 or more, the CN Average Closing Price will be fixed at $64.50. Therefore, you will not receive less than 0.6047 shares of CN Common Stock for each share of IC Common Stock you own even if the price of CN Common Stock rises above $64.50 per share. If the average per share closing price of CN Common Stock during that period falls to or below $43.00, the CN Average Closing Price will be fixed at $43.00. Therefore, you will not receive more than 0.9070 shares of CN Common Stock for each share of IC Common Stock you own if the price falls below $43.00 per share. IC, CN and Merger Sub have entered into a proposed settlement arrangement with several IC stockholders in connection with class actions they filed. The proposed settlement arrangement provides that upon final court approval of the settlement the Merger Agreement will be modified to reflect a minimum CN Average Closing Price of $41.50 instead of $43.00. In that event, you will not receive more than 0.9398 shares of CN Common Stock for each share of IC Common Stock you own if the CN Average Closing Price falls below $41.50. If the proposed settlement arrangement is approved by the Chancery Court of Delaware and becomes final, and if the CN Average Closing Price is between $43.00 and $41.50, you will receive payment in additional stock in an amount equal to the difference between the amount of stock you previously received in connection with the Merger and the amount of stock you would have been entitled to receive based on the revised CN Average Closing Price.

     CN will not issue fractional shares of CN Common Stock in the Merger. Instead, you will receive cash for any fractional share.

     First example: if you hold 100 shares of IC Common Stock, and the CN Average Closing Price is $64.50, you will receive 60 shares of CN Common Stock, with the remaining 0.47 of a share to be paid in cash, for a total value (based on the average closing price of CN Common Stock during the 20 trading day period) of $39.00 per share.

     Second example: If you hold 100 shares of IC Common Stock, and the CN Average Closing Price is $69.00, you will receive 60 shares of CN Common Stock, with the remaining 0.47 of a share to be paid in cash, with a total value (based on the average closing price of CN Common Stock during the 20 trading day period) of $41.72 per share.

     Third example: If you hold 100 shares of IC Common Stock, and the CN Average Closing Price is $43.00, you will receive 90 shares of CN Common Stock, with the remaining 0.7 of a share to be paid in cash, for a total value (based on the average closing price of CN Common Stock during the 20 trading day period) of $39.00 per share.

     Fourth example: If you hold 100 shares of IC Common Stock, and the CN Average Closing Price is $40.00, and if the proposed settlement arrangement described above is approved by the Chancery Court of Delaware and becomes final, you will receive 93 shares of CN Common Stock, with the remaining 0.98 of a share to be paid in cash, with a total value (based on the average closing price of CN Common Stock during the 20 trading day period) of $37.59 per share.

     Q:  Will I recognize gain or loss on the transaction?

     A: Yes. If the Merger is completed, you will recognize gain or loss for United States federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

     Q: What approvals does the Merger require?

     A: The adoption of the Merger Agreement requires the approval of a majority of IC Common Stock outstanding entitled to vote. Following the Offer, Merger Sub beneficially owns approximately 74.4% of IC Common Stock outstanding, which shares are held by the trustee of the Voting Trust on behalf of Merger Sub. Therefore, the trustee has sufficient voting power under Delaware law to adopt the Merger Agreement without the affirmative vote or written consent of any other IC stockholder. On May 1, 1998, pursuant to the terms of the Merger Agreement and Voting Trust Agreement, the trustee of the Voting Trust executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 1, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the NYSE has required IC to solicit written consents from the other stockholders of IC. Thus, to comply with the rules of the NYSE, IC is requesting your consent to the adoption of the Merger Agreement.

     No vote is needed from CN stockholders in connection with the Merger.

     Q: Are any regulatory approvals required in connection with the Merger?

     A: No. CN has received all of the regulatory opinions and confirmations required in order to complete the Merger.

     Because of CN's use of the Voting Trust, approval from the U.S. Surface Transportation Board (the "STB") is not needed to complete the Merger. However, subsequent to the Merger, IC and CN will need to obtain approval from the STB in order for CN to exercise control over IC. See "Regulatory Considerations" on page 77.
     Q: Will I get appraisal rights?

     A: No. You will not have any appraisal or similar rights in connection with the Merger.

     Q: When is the Special Meeting?

     A: There will be no special meeting. Instead, IC requests your consent to the adoption of the Merger Agreement to comply with NYSE rules.

     Q: What do I need to do now?

     A: Please read this document carefully, then complete, sign, date and mail the Consent Card(s) in the enclosed return envelope as soon as possible. Your Consent must be received by June 3, 1998.

     Q: What do I do if I want to change my Consent?

     A: You may revoke your Consent by sending a written notice of revocation or a later dated Consent Card revoking your prior Consent and containing different instructions to Ann Thoma, Investor Relations, IC by June 3, 1998.

     Q: Should I send in my stock certificates now?

     A: No. When the Merger is completed, we will send holders of IC Common Stock additional written instructions for exchanging their share certificates and for receiving payment for fractional shares of IC Common Stock.

     Q: When do you expect the Merger to be completed?

     A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger during the second calendar quarter of 1998.

     Q: What if I also own shares of CN Common Stock?

     A: CN Common Stock will not be affected by the Merger. If you currently own shares of CN Common Stock, you will continue to own those shares after the Merger.

     Q: Whom should I call with questions?

     A. If you have any questions about the Merger, please call Ann Thoma, Investor Relations at Illinois Central Corporation, telephone: (312) 755-7576 or Robert Noorigian, Vice-President, Investor Relations at Canadian National Railway Company, telephone: (514) 399-0050.

                                    SUMMARY

     This summary highlights selected information from this Joint Consent Statement/Prospectus and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of both, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 92. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES (SEE PAGE 67)

ILLINOIS CENTRAL CORPORATION
455 North Cityfront Plaza
Chicago, Illinois 60611-5504
(312) 755-7500

     Illinois Central Corporation, a Delaware corporation, traces its origins, through its wholly-owned subsidiary, Illinois Central Railroad Company ("ICRR"), to 1851, when ICRR was incorporated as the nation's first land grant railroad. IC, through its wholly-owned subsidiaries, is principally engaged in the rail freight transportation business and operates over 3,000 miles of track between Chicago, Omaha and the Gulf of Mexico, primarily transporting chemicals, grain and milled grain, coal, paper and intermodal commodities.

CANADIAN NATIONAL RAILWAY COMPANY
935 de La Gauchetiere Street West
Montreal, Quebec
Canada H3B 2M9
(514) 399-5430

     Canadian National Railway Company, a Canadian corporation, incorporated in 1922, operates the larger of Canada's two principal railroads and the only coast-to-coast railroad network in North America. CN is the sixth largest railroad in North America based on its 1997 annual revenues of Cdn $4.4 billion. Its mainline rail network extends from Halifax to the major British Columbia ports, and its feeder lines serve principally eastern Canada and the regions of western Canada which produce grain, coal and fertilizers. CN's current rail network consists of approximately 14,550 route miles of track in eight Canadian provinces and approximately 750 route miles of track in six U.S. states. CN's network connects to the strategically important Chicago gateway in the east through Grand Trunk Western Railroad Incorporated and in the west through haulage agreements linking Chicago to its lines at Duluth, Minnesota.

SUMMARY OF THE TRANSACTION (SEE PAGE 29)

     The Merger Agreement (Annex A) is attached at the back of this Joint Consent Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

     CN, Merger Sub and IC entered into the Merger Agreement on February 10, 1998, as amended on March 4, 1998. The Merger Agreement provided for Merger Sub, an indirect wholly-owned subsidiary of CN, to make the Offer for up to 75% of the outstanding IC Common Stock followed by a second-step merger of Merger Sub with and into IC. On March 13, 1998, Merger Sub completed the Offer, purchasing 46,051,761 shares of IC Common Stock at a cash price of $39.00 per share. IC is now seeking the consents of IC stockholders for the adoption of the Merger Agreement. On June 4, 1998, if the conditions to the Merger have been satisfied, Merger Sub will merge with and into IC. IC will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of CN.

WHAT HOLDERS OF IC COMMON STOCK WILL
RECEIVE IN THE MERGER (SEE PAGE 29)

     If the CN Average Closing Price for the 20 trading day period ending on the second trading day prior to the effective time of the Merger is between $43.00 and $64.50, you will receive, in exchange for each share of IC Common Stock you own, a number of shares of CN Common Stock equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price. If the average per share closing price of CN Common Stock during that period is $64.50 or above, the CN Average Closing Price will be fixed at $64.50. Therefore, you will not receive less than 0.6047 shares of CN Common Stock for each share of IC

Common Stock you own even if the price of CN Common Stock rises above $64.50 per share. If the average per share closing price of CN Common Stock during that period falls to or below $43.00, the CN Average Closing Price will be fixed at $43.00. Therefore, you will not receive more than 0.9070 shares of CN Common Stock for each share of IC Common Stock you own if the price falls below $43.00 per share. IC, CN and Merger Sub have entered into a proposed settlement arrangement with several IC stockholders in connection with class actions they filed. The proposed settlement arrangement provides that upon final court approval of the settlement, the Merger Agreement will be modified to reflect a minimum CN Average Closing Price of $41.50 instead of $43.00. In that event, you will not receive more than 0.9398 shares of CN Common Stock for each share of IC Common Stock you own if the CN Average Closing Price falls below $41.50. If the proposed settlement arrangement is approved by the Chancery Court of Delaware and becomes final, and if the CN Average Closing Price is between $43.00 and $41.50, you will receive payment in additional stock in an amount equal to the difference between the amount of stock you previously received in connection with the Merger and the amount of stock you would have been entitled to receive based on the revised CN Average Closing Price.

     CN will not issue fractional shares of CN Common Stock in the Merger. Instead, you will receive cash for any fractional share.

     Following the Merger, holders of IC Common Stock will own between 11.4% and 16.6% of the outstanding shares of CN Common Stock, calculated on a fully diluted basis (assuming the exercise of all IC stock options).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 51)

     If the Merger is completed, a holder of IC Common Stock will recognize gain or loss for federal income tax purposes equal to the difference between (a) the sum of the cash, if any, in lieu of fractional shares and the value of the CN Common Stock received and (b) the holder's tax basis in IC Common Stock surrendered.

     TAX MATTERS ARE COMPLICATED, AND TAX RESULTS MAY VARY AMONG STOCKHOLDERS. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU.

CONSENT OF IC STOCKHOLDERS (SEE PAGE 54)

     There will be no special meeting. Instead, IC requests your consent to the adoption of the Merger Agreement in order to comply with NYSE rules. The adoption of the Merger Agreement requires the approval of a majority of IC Common Stock outstanding entitled to vote. Following the Offer, Merger Sub beneficially owns approximately 74.4% of IC Common Stock outstanding, which shares are held by the trustee of the Voting Trust on behalf of Merger Sub. Therefore, the trustee has sufficient voting power under Delaware law to adopt the Merger Agreement without the affirmative vote or written consent of any other IC stockholder. On May 4, 1998, pursuant to the terms of the Merger Agreement and the Voting Trust Agreement, the trustee of the Voting Trust executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 4, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the NYSE has required IC to solicit written consents from the other stockholders of IC. Thus, to comply with NYSE rules, IC requests your consent to the adoption of the Merger Agreement.

     No vote is needed from CN stockholders in connection with the Merger.

RECORD DATE; VOTING RIGHTS

     If you owned shares of IC Common Stock as of the close of business on April 24, 1998, the Record Date, you are entitled to receive notice of this Joint Consent Statement/Prospectus and give your consent to the adoption of the Merger Agreement. On the Record Date, there were 61,926,470 shares of IC Common Stock outstanding.

RECOMMENDATION TO IC STOCKHOLDERS

     The IC Board of Directors, by unanimous vote, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has deter-mined that the transactions contemplated in the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, the holders of shares of IC Common Stock. In making its determination, the IC Board of Directors considered the prospects of remaining independent, the consideration being paid to IC stockholders in the transactions, industry trends, the transaction structure and several other factors. For a discussion of the factors the IC Board of Directors considered in making its determination, see "IC's Reasons for Recommendation" on page 35. To review the Merger in detail, please see page 57.

FAIRNESS OPINION OF FINANCIAL ADVISORS (SEE PAGE 37)

     In deciding to approve the Merger Agreement, the IC Board of Directors considered, among other factors, opinions from its financial advisor, The Beacon Group Capital Services LLC ("Beacon") and from Lehman Brothers Inc. ("Lehman"), from a financial point of view, as to the fairness of the consideration to be received by its common stockholders in the Offer and the Merger, taken together. The opinions are attached as Annexes B and C to this Joint Consent Statement/Prospectus. We encourage you to read the opinions.

     Pursuant to an engagement letter with Beacon, IC has paid Beacon a $250,000 retainer and $2,000,000 upon the execution of the Merger Agreement and has agreed to pay Beacon $10.0 million for its services if the Merger or a similar transaction is consummated. IC has also agreed to reimburse Beacon for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify Beacon and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under the federal securities laws.

     Pursuant to an engagement letter with Lehman, IC has paid Lehman a retainer of $100,000 and an additional fee of $1,650,000 upon delivery of Lehman's opinion. IC has also agreed to reimburse Lehman for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel and to indemnify Lehman and certain related persons against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 75)

     When considering the recommendation of the IC Board of Directors, you should be aware that the IC directors and officers may have interests in the Merger that differ from the interests of IC stockholders generally. The transactions contemplated by the Merger Agreement will constitute a "change in control" for purposes of certain IC executive compensation arrangements which include change in control provisions described on pages 75 through 77. In addition, the Merger Agreement provides, among other things, that IC will continue to pay its bonuses consistent with its past practice, IC will establish a retention bonus program, and the Illinois Central Corporation Directors Retirement Plan will be terminated and each non-employee director will be paid $174,780 (except that Gilbert H. Lamphere will receive $1,223,463), resulting from the termination of such plan.

     The Board of Directors of IC recognized these interests and determined that they neither supported nor detracted from the fairness of the transactions contemplated by the Merger Agreement. See pages 75 through 77 for more information concerning these arrangements.

CONDITIONS TO THE MERGER (SEE PAGE 64)

     The Merger will be completed if certain conditions, including the following, are met:

     (1) the Merger Agreement shall have been adopted by the stockholders of IC at a meeting of IC stockholders (or by written consent in lieu of a meeting);

     (2) the shares of CN Common Stock to be issued in the Merger shall have been listed on the NYSE, The Toronto Stock Exchange and The Montreal Exchange, subject to official notice of issuance; and

     (3)  no law or judgment prohibits the completion of the Merger.

MERGER FINANCING (SEE PAGE 47)

     The total amount of funds required by CN and Merger Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.8 billion. Merger Sub obtained the necessary funds from capital contributions and advances made directly or indirectly by CN, including borrowings under credit facilities with Goldman Sachs Canada Credit Partners Co., Goldman Sachs Credit Partners L.P., The Bank of Montreal and certain other lenders.

TERMINATION FEE (SEE PAGE 64)

     The Merger Agreement provides for the payment by IC to CN of a $72 million termination fee pursuant to termination rights that are no longer available due to consummation of the Offer.

NO SOLICITATION BY IC (SEE PAGE 61)

     IC has agreed not to solicit alternative proposals and not to negotiate with, or provide non-public information to, an entity (other than CN) seeking or contemplating an acquisition of IC. If the Board of Directors of IC determines that negotiations with, or the provision of non-public information to, any such entity is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties, it may do so, provided it complies with certain provisions of the Merger Agreement.

     IC must notify CN at least 48 hours before it enters into, or announces an intention to enter into, a definitive agreement to be acquired by an entity other than CN and CN may propose an improved transaction during such 48-hour period.

REGULATORY APPROVALS FOR THE MERGER (SEE PAGE 77)

     CN has received all of the regulatory opinions and confirmations required in order to complete the Merger. Because of CN's use of the Voting Trust, STB approval is not needed to complete the Merger. See "Regulatory Considerations" on page 77. However, subsequent to the Merger, IC and CN will need to obtain approval from the STB in order for CN to exercise control over IC. The Merger is expected to be consummated during the second calendar quarter of 1998. ACCOUNTING TREATMENT (SEE PAGE 49)

     CN accounts for the Offer and the Merger as a purchase of a business, which means that the purchase price will be allocated to the assets acquired and liabilities assumed of IC, on the basis of their estimated fair value.

     Pending approval from the STB, CN accounts for its investment in IC using the equity method of accounting. Upon STB approval, CN will consolidate IC's financial position and results from operations.

APPRAISAL RIGHTS (SEE PAGE 48)

     IC stockholders will not have any appraisal or similar rights in connection with the Merger.

COMPARATIVE PER COMMON SHARE MARKET PRICE INFORMATION (SEE PAGE 56)

     IC and CN Common Stock are both listed on the NYSE.

     On February 4, 1998, the last full trading day prior to the announcement that IC and CN were in discussions regarding a proposed acquisition transaction, the reported closing sales price per share on the NYSE Composite Transaction Tape was $36.50 for IC Common Stock and $51.06 for CN Common Stock. On April 30, 1998, the most recent practicable date prior to the printing of this document, the reported closing sales price per share on the NYSE Composite Transaction Tape was $39.75 for IC Common Stock and $65.06 for CN Common Stock.

CN DIVIDEND POLICY FOLLOWING THE MERGER

     On April 21, 1998, CN declared a Cdn$0.265 cash dividend for each share of CN Common Stock payable on June 29, 1998 to holders of record on June 8, 1998. If the Merger is consummated prior to the Record Date, IC stockholders will be entitled to receive the April 21 dividend with respect to each share of CN Common Stock distributed to them in connection with the Merger. CN currently anticipates that it will continue to pay quarterly dividends. However, the CN Board of Directors may change that policy based on business conditions, CN's financial condition and earnings and other factors.

LISTING OF CN COMMON STOCK

     CN has listed the shares of its common stock to be issued in connection with the

Merger on the NYSE, The Toronto Stock Exchange and The Montreal Exchange, subject to official notice of issuance.

FORWARD-LOOKING STATEMENTS

     This document (and documents that are incorporated by reference) includes various forward-looking statements about IC, CN and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of IC, CN and the combined company. Also, statements including the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions are forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which IC and CN incorporate by reference, could materially affect the future financial results of IC, CN and the combined company and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. For further information on these factors, please see "Risk Factors" on page 22.

RECENT DEVELOPMENTS

     For the first quarter of 1998, CN reported net income, in accordance with U.S. generally accepted accounting principles, of Cdn$104 million, compared with net income of Cdn$71 million for the comparable quarter of 1997, excluding the cumulative effect of a change in accounting policy for track replacement costs. Revenue rose by approximately 4% to Cdn$1,059 million. Operating income for the first quarter of 1998 increased by 17%, to Cdn$184 million, compared with Cdn$157 million for the comparable quarter of 1997. Basic net income per share was Cdn$1.22 for the quarter, compared with Cdn$0.84 cents for the comparable quarter of 1997, excluding the cumulative effect of a change in accounting policy for track replacement costs. CN's total operating expenses increased by 1% to Cdn$875 million and revenue ton miles (one ton mile being equal to one ton of freight carried one mile) rose by 4%. CN's first-quarter operating ratio was 82.6%, an improvement of 2.1% over the comparable quarter in 1997. CN's first quarter results include equity in the earnings of IC, equal to Cdn$6 million, for the 18-day period following the completion of the Offer.

     CN, IC and Kansas City Southern Railway ("KCSR") recently entered into a marketing alliance that will offer shippers a wider variety of options within the companies' combined rail freight transportation network.

  SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

SOURCES OF INFORMATION

     IC and CN are providing the following information to aid you in your analysis of the financial aspects of the Merger. The selected historical information is derived from the audited financial statements of IC and CN for their fiscal years 1993 through 1997. The selected historical information for the three months ended March 31, 1997 and 1998 is derived from the unaudited financial statements of the companies. In the opinion of the respective managements of CN and IC, this financial information contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the companies' financial position as at March 31, 1997 and 1998, and its results of operations for the three months ended March 31, 1997 and 1998. The results of operations of the companies for the three months ended March 31, 1998 are not necessarily indicative of the results of operations to be expected for the full year.

     While management believes that the disclosures presented are adequate to make the financial information not misleading, the information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual reports on Form 10-K, Form 40-F and other information that IC and CN have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 93.

HOW THE PRO FORMA COMBINED FINANCIAL DATA WAS PREPARED

     The Offer and the Merger will be accounted for under the purchase method of accounting. For a more detailed description of the purchase method of accounting, see "The Merger -- Accounting Treatment" on page 49. The amount of the consideration paid will be allocated to assets acquired and liabilities assumed based on their estimated fair value. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation will be performed by independent third-party appraisal experts. Based on the results of this appraisal and other factors, the pro forma adjustments may differ materially from those presented in the pro forma combined financial data.

     The pro forma combined statement of income excludes non-recurring charges which may result from the Offer and the Merger and that may be charged to the combined statement of income during the next twelve months. The pro forma financial data presented herein are unaudited and you should not rely on the pro forma combined financial data as being indicative of the historical results that would have been achieved or the future results that the combined company will experience after the Offer and the Merger.

PERIODS COVERED

     The pro forma combined balance sheet assumes that the Offer, the Merger and STB approval of the acquisition of control of IC by CN took place on March 31, 1998 and combines IC's March 31, 1998 consolidated balance sheet and CN's March 31, 1998 consolidated balance sheet stated in U.S. GAAP. The pro forma combined statements of income assume that the Offer, the Merger and STB approval of the acquisition of control of IC by CN took place as of January 1, 1997 and combine IC's consolidated statements of operations with CN's consolidated statement of income for the relevant periods stated in U.S. GAAP.

MERGER-RELATED EXPENSES

     CN estimates that fees and expenses for the Offer and the Merger, consisting primarily of transaction costs for fees of investment bankers, attorneys, the independent appraisal experts, accountants, financial printing and other related charges will be approximately $25.0 million. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet as an increase in the purchase price of the transaction and will be allocated to the assets acquired and liabilities assumed based upon their estimated fair value.

STOCK SPLIT

     All IC per common share data have been adjusted to reflect IC's three-for-two stock split effective March 1996.

U.S. AND CANADIAN GAAP

     CN prepares its financial statements in Canadian dollars and in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). IC prepares its financial statements in U.S. dollars and in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). Commencing in 1998, CN also prepares its financial statements in accordance with U.S. GAAP.

     Annex D -- Canadian/U.S. GAAP Financial Information provides a reconciliation of Canadian-U.S. GAAP for the years 1993, 1994, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

     The pro forma combined financial statements have been prepared in accordance with U.S. GAAP based on the historical consolidated financial statements and notes thereto of CN and IC.

CURRENCY REFERENCES

     All references to "$" are to U.S. dollars unless otherwise specified. All references to "Cdn $" are to Canadian dollars.

                          ILLINOIS CENTRAL CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                        THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                 ----------------------------------------------------   -------------------
                                   1993       1994       1995       1996       1997       1997     1998(4)
                                 --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA(1):
  Revenues.....................  $  565.9   $  595.3   $  645.3   $  657.5   $  699.8   $  172.1   $  181.6
  Operating expenses...........     386.4      395.0      414.8      416.3      435.9      107.6      150.1
                                 --------   --------   --------   --------   --------   --------   --------
  Operating income.............  $  179.5   $  200.3   $  230.5   $  241.2   $  263.9   $   64.5   $   31.5
                                 ========   ========   ========   ========   ========   ========   ========
  Net income...................  $   68.2   $  113.9   $  118.4   $  136.6   $  150.2   $   33.9   $   13.2
                                 ========   ========   ========   ========   ========   ========   ========
  Net income per share
    (basic)....................  $   1.07   $   1.78   $   1.89   $   2.22   $   2.45   $   0.55   $   0.21
                                 ========   ========   ========   ========   ========   ========   ========
  Weighted average number of
    shares of IC Common
    stock outstanding
    (in thousands)(2)..........    63,840     63,896     62,608     61,418     61,409     61,407     61,527

                                                  AS AT DECEMBER 31,                      AS AT MARCH 31,
                                 ----------------------------------------------------   -------------------
                                   1993       1994       1995       1996       1997       1997       1998
                                 --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA(3):
  Current and other assets.....  $  173.2   $  137.4   $  162.8   $  287.3   $  240.6   $  260.2   $  279.7
  Net properties...............   1,085.5    1,171.3    1,274.7    1,624.1    1,768.8    1,651.2    1,797.6
                                 --------   --------   --------   --------   --------   --------   --------
  Total assets.................  $1,258.7   $1,308.7   $1,437.5   $1,911.4   $2,009.4   $1,911.4   $2,077.3
                                 ========   ========   ========   ========   ========   ========   ========
  Current and other
    liabilities................  $  318.7   $  307.8   $  337.6   $  365.6   $  385.2   $    359   $  385.1
  Long-term debt...............     360.3      328.6      383.6      633.7      572.2      606.7      624.9
  Deferred income taxes........     202.3      218.2      246.2      356.6      409.2      370.4      414.1
  Stockholders' equity.........     377.4      454.1      470.1      555.5      642.8      575.3      653.2
                                 --------   --------   --------   --------   --------   --------   --------
  Total liabilities and
    stockholders' equity.......  $1,258.7   $1,308.7   $1,437.5   $1,911.4   $2,009.4   $1,911.4   $2,077.3
                                 ========   ========   ========   ========   ========   ========   ========

---------------

(1) Results for 1996 included results of Chicago Central and Pacific Holdings, Inc. ("CCPH") since June 13, 1996 (the date of the acquisition by IC).

(2) Restated to give effect to a 3-for-2 stock split declared in January 1996.

(3) Data for 1996, 1997 and 1998 include CCPH.

(4) Results for the three months ended March 31, 1998 include a special charge of $36.5 million ($26.8 million after tax) for costs related to the Merger.

                       CANADIAN NATIONAL RAILWAY COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                            -------------------------------------------------------------------------
                              1993         1994          1995         1996         1997       1997(3)
                            ---------    ---------    ----------    ---------    ---------    -------
INCOME STATEMENT DATA:
 Canadian GAAP
   Revenues...............  Cdn$3,829    Cdn$4,165    Cdn$ 3,954    Cdn$3,995    Cdn$4,352    $3,042
   Operating expenses
     before the
     following:...........      3,375        3,452         3,283        3,191        3,345     2,338
     Depreciation and
       amortization.......        252          256           231          194          200       140
     Special charges......         49           --         1,453          381           --        --
                            ---------    ---------    ----------    ---------    ---------    ------
   Total operating
     expenses.............  Cdn$3,676    Cdn$3,708    Cdn$ 4,967    Cdn$3,766    Cdn$3,545    $2,478
                            ---------    ---------    ----------    ---------    ---------    ------
   Operating income
     (loss)...............  Cdn$  153    Cdn$  457    Cdn$(1,013)   Cdn$  229    Cdn$  807    $  564
                            =========    =========    ==========    =========    =========    ======
   Net income (loss)......  Cdn$  (79)   Cdn$  245    Cdn$(1,085)   Cdn$  850    Cdn$  403    $  282
                            =========    =========    ==========    =========    =========    ======
   Basic net income (loss)
     per share(1).........  Cdn$(0.99)   Cdn$ 3.06    Cdn$(13.49)   Cdn$10.01    Cdn$ 4.74    $ 3.31
                            =========    =========    ==========    =========    =========    ======
   Weighted average number
     of shares
     (millions)...........       80.0         80.0          80.4         84.9         85.1      85.1
 U.S. GAAP(2)
   Revenues...............  Cdn$3,787    Cdn$4,126    Cdn$ 3,912    Cdn$3,956    Cdn$4,322    $3,021
   Operating expenses
     before the
     following:...........      3,355        3,434         3,258        3,175        3,080     2,153
     Depreciation and
       amortization.......        250          254           229          193          315       220
     Special charges......         49           --         1,415          365           --        --
                            ---------    ---------    ----------    ---------    ---------    ------
   Total operating
     expenses.............  Cdn$3,654    Cdn$3,688    Cdn$ 4,902    Cdn$3,733    Cdn$3,395    $2,373
                            ---------    ---------    ----------    ---------    ---------    ------
   Operating income
     (loss)...............  Cdn$  133    Cdn$  438    Cdn$  (990)   Cdn$  223    Cdn$  927    $  648
                            =========    =========    ==========    =========    =========    ======
   Cumulative effect of
     change in accounting
     policy...............         --           --            --           --    Cdn$  589    $  412
                            =========    =========    ==========    =========    =========    ======
   Net income (loss)......  Cdn$  (84)   Cdn$  211    Cdn$(1,048)   Cdn$  846    Cdn$1,040    $  727
                            =========    =========    ==========    =========    =========    ======
   Basic net income (loss)
     per share(1).........  Cdn$(1.05)   Cdn$ 2.64    Cdn$(13.03)   Cdn$ 9.96    Cdn$12.22    $ 8.54
                            =========    =========    ==========    =========    =========    ======
   Weighted average number
     of shares
     (millions)...........       80.0         80.0          80.4         84.9         85.1      85.1

                              THREE MONTHS ENDED MARCH 31,
                            --------------------------------
                              1997         1998      1998(3)
                            ---------    ---------   -------
INCOME STATEMENT DATA:
 Canadian GAAP
   Revenues...............  Cdn$1,033    Cdn$1,065    $ 750
   Operating expenses
     before the
     following:...........        829          813      573
     Depreciation and
       amortization.......         50           52       37
     Special charges......         --           --       --
                            ---------    ---------    -----
   Total operating
     expenses.............  Cdn$  879    Cdn$  865    $ 610
                            ---------    ---------    -----
   Operating income
     (loss)...............  Cdn$  154    Cdn$  200    $ 140
                            =========    =========    =====
   Net income (loss)......  Cdn$   73    Cdn$  107    $  75
                            =========    =========    =====
   Basic net income (loss)
     per share(1).........  Cdn$ 0.86    Cdn$ 1.25    $0.88
                            =========    =========    =====
   Weighted average number
     of shares
     (millions)...........       85.0         85.6     85.6
 U.S. GAAP(2)
   Revenues...............  Cdn$1,023    Cdn$1,059    $ 746
   Operating expenses
     before the
     following:...........        786          795      560
     Depreciation and
       amortization.......         80           80       56
     Special charges......         --           --       --
                            ---------    ---------    -----
   Total operating
     expenses.............  Cdn$  866    Cdn$  875    $ 616
                            ---------    ---------    -----
   Operating income
     (loss)...............  Cdn$  157    Cdn$  184    $ 130
                            =========    =========    =====
   Cumulative effect of
     change in accounting
     policy...............  Cdn$  589           --       --
                            =========    =========    =====
   Net income (loss)......  Cdn$  660    Cdn$  104    $  73
                            =========    =========    =====
   Basic net income (loss)
     per share(1).........  Cdn$ 7.76    Cdn$ 1.22    $0.86
                            =========    =========    =====
   Weighted average number
     of shares
     (millions)...........       85.0         85.6     85.6

                       CANADIAN NATIONAL RAILWAY COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN MILLIONS)

                                                                              AS AT DECEMBER 31,
                                                      -------------------------------------------------------------------
                                                        1993        1994        1995        1996        1997      1997(3)
                                                      ---------   ---------   ---------   ---------   ---------   -------
BALANCE SHEET DATA
  CANADIAN GAAP
    Current and other assets.......................   Cdn$1,030   Cdn$1,480   Cdn$1,398   Cdn$1,971   Cdn$1,953   $1,365
    Net properties including land..................       6,077       6,349       4,650       4,869       5,122    3,581
    Investment in IC...............................          --          --          --          --          --       --
                                                      ---------   ---------   ---------   ---------   ---------   ------
    Total assets...................................   Cdn$7,107   Cdn$7,829   Cdn$6,048   Cdn$6,840   Cdn$7,075    4,946
                                                      =========   =========   =========   =========   =========   ======
    Current and other liabilities..................   Cdn$2,659   Cdn$2,729   Cdn$2,429   Cdn$2,253   Cdn$2,018    1,411
    Long-term debt.................................       2,036       2,443       1,313       1,499       1,640    1,146
    Shareholders' equity...........................       2,412       2,657       2,306       3,088       3,417    2,389
                                                      ---------   ---------   ---------   ---------   ---------   ------
    Total liabilities and shareholders' equity.....   Cdn$7,107   Cdn$7,829   Cdn$6,048   Cdn$6,840   Cdn$7,075    4,946
                                                      =========   =========   =========   =========   =========   ======
  U.S. GAAP(2)
    Current and other assets.......................   Cdn$1,044   Cdn$1,456   Cdn$1,292   Cdn$1,931   Cdn$1,696   $1,186
    Net properties including land..................       5,917       6,191       4,611       4,830       6,303    4,406
    Investment in IC...............................          --          --          --          --          --       --
                                                      ---------   ---------   ---------   ---------   ---------   ------
    Total assets...................................   Cdn$6,961   Cdn$7,647   Cdn$5,903   Cdn$6,761   Cdn$7,999    5,592
                                                      =========   =========   =========   =========   =========   ======
    Current and other liabilities..................   Cdn$2,632   Cdn$2,697   Cdn$2,376   Cdn$2,260   Cdn$2,361    1,651
    Long-term debt.................................       1,956       2,366       1,284       1,469       1,628    1,138
    Shareholders' equity...........................       2,373       2,584       2,243       3,032       4,010    2,803
                                                      ---------   ---------   ---------   ---------   ---------   ------
    Total liabilities and shareholders' equity.....   Cdn$6,961   Cdn$7,647   Cdn$5,903   Cdn$6,761   Cdn$7,999    5,592
                                                      =========   =========   =========   =========   =========   ======

                                                             AS AT MARCH 31,
                                                     --------------------------------
                                                       1997         1998      1998(3)
                                                     ---------   ----------   -------
BALANCE SHEET DATA
  CANADIAN GAAP
    Current and other assets.......................  Cdn$1,952   Cdn$ 1,695   $1,194
    Net properties including land..................      4,867        5,188    3,654
    Investment in IC...............................         --        2,591    1,825
                                                     ---------   ----------   ------
    Total assets...................................  Cdn$6,819   Cdn$ 9,474   $6,673
                                                     =========   ==========   ======
    Current and other liabilities..................  Cdn$2,144   Cdn$ 3,097   $2,182
    Long-term debt.................................      1,533        2,874    2,024
    Shareholders' equity...........................      3,142        3,503    2,467
                                                     ---------   ----------   ------
    Total liabilities and shareholders' equity.....  Cdn$6,819   Cdn$ 9,474   $6,673
                                                     =========   ==========   ======
  U.S. GAAP(2)
    Current and other assets.......................  Cdn$1,452   Cdn$ 1,457   $1,026
    Net properties including land..................      5,892        6,358    4,478
    Investment in IC...............................         --        2,591    1,825
                                                     ---------   ----------   ------
    Total assets...................................  Cdn$7,344   Cdn$10,406   $7,329
                                                     =========   ==========   ======
    Current and other liabilities..................  Cdn$2,165   Cdn$ 3,451   $2,430
    Long-term debt.................................      1,503        2,862    2,016
    Shareholders' equity...........................      3,676        4,093    2,883
                                                     ---------   ----------   ------
    Total liabilities and shareholders' equity.....  Cdn$7,344   Cdn$10,406   $7,329
                                                     =========   ==========   ======

                       CANADIAN NATIONAL RAILWAY COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) To facilitate a year-over-year comparison, additional per share data is presented in the following table, in addition to basic earnings per share data, to show the effect of certain unusual items. In 1997, the unusual item represents the cumulative effect of the change in accounting policy of Cdn$589 million for track replacement costs as of January 1, 1997 under U.S. GAAP. In 1996, 1995 and 1993, the unusual items represent special charges of Cdn$381 million (Cdn$4.49 per share) in 1996 for workforce reductions and costs to redeem, repurchase and defease long term debt, Cdn$1,453 million (Cdn$18.07 per share) in 1995 for an asset impairment write-down, costs to redeem, repurchase and defease long-term debt, environmental costs, legal costs and certain other matters and Cdn$49 million (Cdn$0.61 per share) in 1993 for a charge for free passenger rail travel benefits and a write-down of certain rail properties. The tax effect included in net income (excluding unusual items) of Cdn$(19) million, Cdn$96 million, Cdn$167 million and Cdn$213 million for the years 1993 to 1996 respectively for Canadian GAAP purposes and Cdn$(21) million, Cdn$82 million, Cdn$183 million and Cdn$214 million for the years 1993 to 1996 respectively for U.S. GAAP purposes reflects the income tax expense (recovery) on pre-tax income excluding unusual items.

                                                     YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                 1993        1994        1995        1996        1997      1997(3)
                               ---------   --------   ----------   ---------   ---------   -------
CANADIAN GAAP
 Per share data:
 Net income excluding
   unusual items............   Cdn$(0.14)  Cdn$1.86   Cdn$  2.50   Cdn$$3.65   Cdn$ 4.74    $3.31
 Tax effect included in net
   income excluding unusual
   items....................       (0.24)      1.20         2.08        2.51          --       --
 Special charges............       (0.61)        --       (18.07)      (4.49)         --       --
 Recovery of future income
   taxes....................          --         --           --        8.34          --       --
                               ---------   --------   ----------   ---------   ---------    -----
 Basic net income (loss)
   per share................   Cdn$(0.99)  Cdn$3.06   Cdn$(13.49)  Cdn$10.01   Cdn$ 4.74    $3.31
                               =========   ========   ==========   =========   =========    =====
U.S. GAAP
 Per share data:
 Net income excluding
   unusual items............   Cdn$(0.18)  Cdn$1.62   Cdn$  2.76   Cdn$ 3.59   Cdn$ 5.30    $3.70
 Tax effect included in net
   income excluding unusual
   items....................       (0.26)      1.02         2.28        2.52          --       --
 Special charges and
   extraordinary items......       (0.61)        --       (18.07)      (4.49)         --       --
 Reduction of valuation
   allowance on deferred
   income taxes.............          --         --           --        8.34          --       --
 Cumulative effect of change
   in accounting policy.....          --         --           --          --        6.92     4.84
                               ---------   --------   ----------   ---------   ---------    -----
 Basic net income (loss) per
   share....................   Cdn$(1.05)  Cdn$2.64   Cdn$(13.03)  Cdn$ 9.96   Cdn$12.22    $8.54
                               =========   ========   ==========   =========   =========    =====

                                    THREE MONTHS ENDED
                                        MARCH 31,
                              ------------------------------
                                1997        1998     1998(3)
                              ---------   --------   -------
CANADIAN GAAP
 Per share data:
 Net income excluding
   unusual items............  Cdn$ 0.86   Cdn$1.25    $0.88
 Tax effect included in net
   income excluding unusual
   items....................         --         --       --
 Special charges............         --         --       --
 Recovery of future income
   taxes....................         --         --       --
                              ---------   --------    -----
 Basic net income (loss)
   per share................  Cdn$ 0.86   Cdn$1.25    $0.88
                              =========   ========    =====
U.S. GAAP
 Per share data:
 Net income excluding
   unusual items............  Cdn$ 0.84   Cdn$1.22    $0.86
 Tax effect included in net
   income excluding unusual
   items....................         --         --       --
 Special charges and
   extraordinary items......         --         --       --
 Reduction of valuation
   allowance on deferred
   income taxes.............         --         --       --
 Cumulative effect of change
   in accounting policy.....       6.92         --       --
                              ---------   --------    -----
 Basic net income (loss) per
   share....................  Cdn$ 7.76   Cdn$1.22    $0.86
                              =========   ========    =====

(2) CN's consolidated financial statements, from which the data is derived, are prepared on the basis of Canadian GAAP, which are different in some respects from U.S. GAAP, principally in the treatment of track replacement costs, foreign exchange, pension costs, loss on extinguishment of long-term debt, stock based compensation, joint ventures and reorganization of stockholders' equity. See Annex-D--Canadian/U.S. GAAP Financial Information for a reconciliation of Canadian/U.S. GAAP for the years 1993, 1994, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

(3) Canadian dollar amounts have been translated into U.S. dollars solely for the convenience of the reader at the rate of Cdn$1.00=$0.6991 at December 31, 1997 and at a rate of Cdn$1.00=$0.7043 at March 31, 1998 (the inverse of the Closing Rate of the Bank of Canada at December 31, 1997 and March 31, 1998, respectively).

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following pro forma combined financial statements of CN and IC are unaudited and have been prepared in accordance with U.S. GAAP by CN to reflect:
(i) the purchase of 74.4% of the outstanding shares of IC Common Stock at $39.00 per share and (ii) the exchange of the remaining 25.6% of the outstanding shares of IC Common Stock for CN Common Stock at an assumed conversion ratio of 0.6047 share of CN Common Stock per share of IC Common Stock. The Offer and the Merger are reflected in the pro forma combined balance sheet as if the Offer, the Merger and the STB approval of the acquisition of control of IC by CN occurred on March 31, 1998 and in the pro forma combined statements of income for the year ended December 31, 1997 and for the three months ended March 31, 1998 as if they occurred at the beginning of 1997.

     The Offer and the Merger will be accounted for under the purchase method, under which the purchase price will be allocated to the assets acquired and liabilities assumed of IC based on their estimated fair market values. The pro forma purchase accounting adjustments do not reflect synergies, and accordingly, do not account for any potential increases in operating income, any estimated cost savings, facilities consolidation or adjustments to conform accounting practices. See the following "Notes to Unaudited Pro Forma Combined Financial Data."

     The pro forma combined financial statements are prepared for illustrative purposes only and are based on the assumptions set forth in the notes to such statements. These statements are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or financial position of the stand-alone or combined entities. Consummation of the Merger is subject to certain conditions. In addition, CN's acquisition of control of IC is subject to the approval of the STB.

     The pro forma combined financial statements are based on the historical consolidated financial information of CN and IC, adjusted as explained in the notes to the pro forma combined financial statements, and should be read in conjunction with (i) the historical consolidated financial statements and the notes thereto; (ii) the selected consolidated financial data, including the notes thereto, appearing elsewhere in this document and (iii) the Canadian/U.S. GAAP financial information appearing in Annex D -- Canadian/U.S. GAAP Financial Information.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                        PURCHASE          COMBINED      COMBINED
                                                                       ACCOUNTING        PRO FORMA     PRO FORMA
                                       IC(1)                 CN(2)     ADJUSTMENTS       CN AND IC    CN AND IC(1)
                               ---------------------       ---------   -----------       ----------   ------------
U.S. GAAP
Revenues.....................   $700       Cdn$1,001       Cdn$4,322     Cdn$ --          Cdn$5,323        $3,721
Operating expenses...........    436             624           3,395          90(A)           4,109         2,873
                               -----       ---------       ---------    --------         ----------    ----------
Operating income.............    264             377             927         (90)             1,214           848
Interest expense.............    (40)            (57)           (117)       (159)(B),(D)       (333)         (233)
Other income.................      6               9              24          --                 33            23
                               -----       ---------       ---------    --------         ----------    ----------
Income from continuing
  operations before
  income tax.................    230             329             834        (249)               914           638
Income tax (expense) recovery
  from continuing
  operations.................    (80)           (114)           (365)         87(C)            (392)         (274)
                               -----       ---------       ---------    --------         ----------    ----------
Income from continuing
  operations.................    150             215             469        (162)               522           364
Discontinued operations......     --              --             (18)         --                (18)          (13)
Cumulative effect of
  accounting change..........     --              --             589          --                589           412
                               -----       ---------       ---------    --------         ----------    ----------
Net income...................   $150         Cdn$215       Cdn$1,040    Cdn$(162)         Cdn$1,093          $763
                               =====       =========       =========    ========         ==========    ==========
Operating ratio(3)...........   62.3%           62.3%           78.6%                          77.2%         77.2%
Basic earnings per share:
Income from continuing
  operations.................  $2.45        Cdn$3.50        Cdn$5.51                       Cdn$5.51         $3.84
Discontinued operations......     --              --           (0.21)                         (0.19)        (0.14)
Cumulative effect of
  accounting change..........     --              --            6.92                           6.22          4.35
                               -----       ---------       ---------                     ----------    ----------
Net income...................  $2.45        Cdn$3.50       Cdn$12.22                      Cdn$11.54         $8.05
                               =====       =========       =========                     ==========    ==========
Diluted earnings per share:
Income from continuing
  operations.................  $2.42        Cdn$3.46        Cdn$5.44                       Cdn$5.44         $3.80
Discontinued operations......     --              --           (0.21)                         (0.19)        (0.14)
Cumulative effect of
  accounting change..........     --              --            6.83                           6.14          4.30
                               -----       ---------       ---------                     ----------    ----------
Net income...................  $2.42        Cdn$3.46       Cdn$12.06                      Cdn$11.39         $7.96
                               =====       =========       =========                     ==========    ==========
Weighted average number
  of shares:
Basic........................   61.4            61.4            85.1                           94.7          94.7
Diluted......................   62.1            62.1            86.2                           95.9          95.9

---------------

(1) U.S. dollar amounts have been translated into Canadian dollars and vice versa solely for the convenience of the reader at the rate of Cdn $1.00=$0.6991 (the inverse of the Closing Rate of the Bank of Canada at December 31, 1997).

(2) See Annex D -- Canadian/U.S. GAAP Financial Information for a reconciliation of Canadian/U.S. GAAP for the years 1993, 1994, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

(3) Operating ratio is the ratio of operating expense to revenues.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             PURCHASE         COMBINED      COMBINED
                                                            ACCOUNTING       PRO FORMA     PRO FORMA
                                IC(1)(2)        CN(3)(5)    ADJUSTMENTS      CN AND IC    CN AND IC(1)
                           ------------------   ---------   -----------      ----------   ------------
U.S. GAAP
Revenues.................  $  182   Cdn$  258   Cdn$1,059    Cdn$   --       Cdn$ 1,317     $   928
Operating expenses.......     150         213         875          (29)(A)        1,059         746
                           ------   ---------   ---------    ---------       ----------     -------
Operating income.........      32          45         184           29              258         182
Interest expense.........     (10)        (14)        (32)         (36)(B)(D)        (82)       (58)
Equity in the earnings of
  IC.....................      --          --           6           (6)              --          --
Other income.............       1           1          15           --               16          11
                           ------   ---------   ---------    ---------       ----------     -------
Income before
  income tax.............      23          32         173          (13)             192         135
Income tax (expense)
  recovery...............     (10)        (14)        (69)           8(C)           (75)        (53)
                           ------   ---------   ---------    ---------       ----------     -------
Net income...............  $   13   Cdn$   18   Cdn$  104    Cdn$   (5)      Cdn$   117     $    82
                           ======   =========   =========    =========       ==========     =======
Operating ratio (4)......   62.6%       62.6%       82.6%                         80.4%       80.4%
Basic earnings per share:
  Net income.............  $ 0.21   Cdn$ 0.30   Cdn$ 1.22                    Cdn$  1.23     $  0.86
                           ======   =========   =========                    ==========     =======
Diluted earnings per
  share:
  Net income.............  $ 0.21   Cdn$ 0.30   Cdn$ 1.21                    Cdn$  1.22     $  0.85
                           ======   =========   =========                    ==========     =======
Weighted average number
  of shares:
    Basic................    61.5        61.5        85.6                          95.2        95.2
    Diluted..............    62.1        62.1        86.3                          96.0        96.0

---------------

(1) U.S. dollar amounts have been translated into Canadian dollars and vice versa solely for the convenience of the reader at the rate of Cdn $1.00=$0.7043 (the inverse of the Closing Rate of the Bank of Canada at March 31, 1998).

(2) IC results include a special charge of $37 million ($27 million after tax) for costs related to the Merger.

(3) See Annex D -- Canadian/U.S. GAAP Financial Information for a reconciliation of Canadian/ U.S. GAAP for the years 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

(4) Operating ratio is the ratio of operating expense excluding special charges to revenues.

(5) CN results include equity in the earnings of IC of Cdn$6 million, interest expense of Cdn$3 million and the related tax recovery of Cdn$1 million.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS AT MARCH 31, 1998

                                 (IN MILLIONS)

                                                              PURCHASE         COMBINED      COMBINED
                                                             ACCOUNTING       PRO FORMA     PRO FORMA
                              IC(1)           CN(2)(3)    ADJUSTMENTS(3)(F)   CN AND IC    CN AND IC(1)
                        ------------------   ----------   -----------------   ----------   ------------
U.S. GAAP
Current and other
  assets..............  $  279   Cdn$  396   Cdn$ 1,457       Cdn$   --       Cdn$ 1,853     $ 1,305
Net properties
  including land......   1,798       2,553        6,358           2,293           11,204       7,891
Investment in IC......      --          --        2,591          (2,591)              --          --
Goodwill..............      --          --           --           1,267            1,267         892
                        ------   ---------   ----------       ---------       ----------     -------
Total assets..........  $2,077   Cdn$2,949   Cdn$10,406       Cdn$  969       Cdn$14,324     $10,088
                        ======   =========   ==========       =========       ==========     =======
Current and other
  liabilities.........  $  385   Cdn$  547   Cdn$ 1,970       Cdn$   99       Cdn$ 2,616     $ 1,842
Short-term debt.......      --          --        1,135              --            1,135         800
Long-term debt........     625         887        2,862              41            3,790       2,669
Deferred income
  taxes...............     414         588          346             860            1,794       1,263
Stockholders'
  equity..............     653         927        4,093             (31)           4,989       3,514
                        ------   ---------   ----------       ---------       ----------     -------
Total liabilities and
  stockholders'
  equity..............  $2,077   Cdn$2,949   Cdn$10,406       Cdn$  969       Cdn$14,324     $10,088
                        ======   =========   ==========       =========       ==========     =======

---------------

(1) U.S. dollar amounts have been translated into Canadian dollars and vice versa for the convenience of the reader at the rate of Cdn $1.00=U.S. $0.7043 (the inverse of the Closing Rate of the Bank of Canada at March 31,
    1998).

(2) See Annex D -- Canadian/U.S. GAAP Financial Information for a reconciliation of Canadian/ U.S. GAAP for the years 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

(3) CN's Balance Sheet includes its investment in IC accounted for under the equity method. The purchase accounting adjustments include the elimination of this investment and the full consolidation of IC at March 31, 1998.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     (A) The purchase price for IC will be allocated to the assets acquired and liabilities assumed based on their estimated fair market value. An initial purchase price allocation (see Note (F) below) resulted in an annual increase in depreciation expense of Cdn$58 million (Cdn$35 million after tax) and Cdn$14 million (Cdn$8 million after tax) and amortization of goodwill of Cdn$32 million and Cdn$8 million for the year ended December 31, 1997 and the three months ended March 31, 1998 respectively. The purchase price will be allocated at the consummation of the Merger and may be revised for a period of up to one year as additional information is obtained. As a result, the final purchase price allocation could be different from the amounts included in Note (F) below. Nevertheless, management believes the final impact on its results will not be materially different from the amounts included in the pro forma combined financial statements because the majority of the purchase price will be allocated to long-lived assets and land used for transportation purposes unless the STB imposes conditions that change the assets acquired.

     The purchase accounting adjustments for the three months ended March 31, 1998 include a reduction in operating expenses of Cdn$51 million for the special charge included in IC's reported operating expenses for costs related to the Merger.

     The increase in annual depreciation reflects the increase to the fair market value of track, structures, grading and other roadway equipment and facilities depreciated over an assumed average remaining life of 30 years. Goodwill is amortized over 40 years.

     (B) The Cdn$2,549 million ($1,796 million) Offer was initially financed by a $800 million one-year term loan facility, a $800 million draw-down on a five-year revolving credit facility and cash. The December 31, 1997 and March 31, 1998 pro forma combined statements of income have been adjusted to reflect a full year of interest and three months of interest, respectively, for the Offer based on an assumed interest rate of 7.0% per annum. A 0.125% change in the interest rate would cause total annual interest to change by approximately Cdn$3 million.

     For purposes of the pro forma combined financial statements, the debt incurred in connection with the Offer and the Merger, assumed to be initially in U.S. dollars, and the U.S. dollar debt of IC have been converted into Canadian dollars at $0.6991 per Canadian dollar at December 31, 1997 and $0.7043 at March 31, 1998. The financial statements prepared in accordance with U.S. GAAP for subsequent periods will reflect the impact of foreign exchange fluctuations on these U.S. debts. A change of $0.01 in the U.S.$-Cdn$ exchange rate would cause a foreign exchange gain or loss on such debts of approximately Cdn$45 million ($32 million).

     CN anticipates that the loans made to CN and its subsidiaries under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by CN and its subsidiaries (including, following the Merger, funds actually received from IC and its subsidiaries), bank refinancings and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods CN and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by CN based on prevailing market conditions and such other factors as CN may deem appropriate.

     (C) The income tax effect of depreciation and interest expense is Cdn$23 million and Cdn$64 million, respectively for the year ended December 31, 1997, and Cdn$6 million and Cdn$16 million, respectively, for the three months ended March 31, 1998, based upon an assumed income tax rate of 40%. In addition, the purchase accounting adjustments include the elimination of Cdn $13 million for the income tax effect of the special charge for costs related to the Merger included in IC's reported income tax expense for the three months ended March 31, 1998.

     (D) In conjunction with the allocation of the purchase price for IC, a long term debt premium is created by revaluing IC's debt to fair market value. The premium amounting to Cdn$41 million ($29 million) will be amortized over an assumed average remaining life of the debt of 10 years as a decrease to interest expense.

     (E) The number of outstanding shares of CN Common Stock used in the determination of pro forma combined earnings per share include 85.1 million (86.2 million diluted) and 85.6 million (86.3 million diluted) weighted average common shares of CN for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, plus 9.6 million (9.7 million diluted) additional shares of CN Common Stock assumed to be issued in conjunction with the Merger. The diluted earnings per share includes the effect of common stock equivalents.

     (F) The purchase price is determined on the basis of an assumed CN Average Closing Price of $64.50, a price of $39 for each share of IC Common Stock and
61.92 million shares of IC Common Stock outstanding.

                                                                    IN MILLIONS
                                                                -------------------
Cash tender offer (46.05 million shares of IC Common Stock
  at $39.00 per share)......................................    $1,796    Cdn$2,549
Exchange of shares of IC Common Stock (15.87 million shares
  converted into CN Common Stock at an assumed exchange
  ratio of 0.6047 shares of CN Common Stock for each share
  based upon an assumed CN Average Closing Price of
  $64.50)...................................................       619          880
Value of IC outstanding options.............................        14           20
Transaction costs...........................................        25           36
                                                                ------    ---------
Pro forma purchase price....................................    $2,454    Cdn$3,485
                                                                ======    =========

     The Offer and the Merger will be accounted for as a purchase. The initial allocation of the pro forma purchase price is as follows:

                                                                  MARCH 31, 1998
                                                                -------------------
                                                                   (IN MILLIONS)
Pro forma purchase price....................................    $2,454    Cdn$3,485
Net book value of net assets acquired.......................      (653)        (927)
                                                                ------    ---------
Excess of purchase price over net assets acquired...........    $1,801    Cdn$2,558
                                                                ======    =========
Allocation of excess of purchase price over net assets
  acquired:
  Net properties including land.............................    $1,615    Cdn$2,293
  Goodwill..................................................       892        1,267
  Other merger costs and liabilities........................       (71)        (101)
  Debt premium..............................................       (29)         (41)
  Deferred income taxes.....................................      (606)        (860)
                                                                ------    ---------
Total.......................................................    $1,801    Cdn$2,558
                                                                ======    =========

                       COMPARATIVE PER COMMON SHARE DATA
                                  (UNAUDITED)

     The following table sets forth earnings, dividends and book value per common share for IC and CN on an historical, pro forma combined and equivalent basis. The equivalent information is based on the exchange ratio of 0.6047 shares of CN Common Stock for each share of IC Common Stock based on an assumed CN Average Closing Price of $64.50. This table should be read in connection with the consolidated financial statements and notes thereto of IC and CN incorporated by reference in this Joint Consent Statement/Prospectus (see "Where You Can Find More Information" on page 93), the selected historical consolidated financial data set forth on page 10 and the Unaudited Pro Forma Combined Financial Data on page 14. You should not rely on the pro forma combined financial data as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the Merger.

                                                                         COMBINED       COMBINED     EQUIVALENT OF
                                 IC            IC             CN       PRO FORMA CN   PRO FORMA CN      ONE IC
                             HISTORICAL   HISTORICAL(1)   HISTORICAL    AND IC(3)     AND IC(1)(3)    SHARE(1)(4)
                             ----------   -------------   ----------   ------------   ------------   -------------
U.S. GAAP
Fiscal year ended December
  31, 1997
BASIC EARNINGS PER SHARE
Income from continuing
  operations...............    $ 2.45       Cdn$ 3.50     Cdn$ 5.51     Cdn$ 5.51        $ 3.84         $ 2.32
Discontinued operations....        --              --         (0.21)        (0.19)        (0.14)         (0.08)
Cumulative effect of
  accounting change........        --              --          6.92          6.22          4.35           2.63
                               ------       ---------     ---------     ---------        ------         ------
Net income.................    $ 2.45       Cdn$ 3.50     Cdn$12.22     Cdn$11.54        $ 8.05         $ 4.87
                               ======       =========     =========     =========        ======         ======
DILUTED EARNINGS PER SHARE
Income from continuing
  operations...............    $ 2.42       Cdn$ 3.46     Cdn$ 5.44     Cdn$ 5.44        $ 3.80         $ 2.30
Discontinued operations....        --              --         (0.21)        (0.19)        (0.14)         (0.08)
Cumulative effect of
  accounting change........        --              --          6.83          6.14          4.30           2.60
                               ------       ---------     ---------     ---------        ------         ------
Net income.................    $ 2.42       Cdn$ 3.46     Cdn$12.06     Cdn$11.39        $ 7.96         $ 4.82
                               ======       =========     =========     =========        ======         ======
Cash dividends.............    $ 0.92       Cdn$ 1.32     Cdn$ 0.92
Three months ended March
  31, 1998(5)
BASIC EARNINGS PER SHARE
Net income.................    $ 0.21       Cdn$ 0.30     Cdn$ 1.22     Cdn$ 1.23        $ 0.86         $ 0.52
                               ======       =========     =========     =========        ======         ======
DILUTED EARNINGS PER SHARE
Net income.................    $ 0.21       Cdn$ 0.30     Cdn$ 1.21     Cdn$ 1.22        $ 0.85         $ 0.51
                               ======       =========     =========     =========        ======         ======
Cash dividends                 $ 0.23       Cdn$ 0.33     Cdn$ 0.27
Book value(2)..............    $10.55       Cdn$14.97     Cdn$47.82     Cdn$52.41        $36.91         $22.32
MARKET VALUE PER SHARE
Market value per IC share
  as of April 30, 1998.....    $39.75
Market value per CN share
  as of April 30, 1998.....    $65.06

---------------

(1) U.S. dollar amounts have been translated into Canadian dollars and vice versa for the convenience of the reader at the rate of Cdn $1.00=$0.6991 at December 31, 1997 and at a rate of Cdn$1.00=$0.7043 at March 31, 1998 (the inverse of the Closing Rate of the Bank of Canada at December 31, 1997 and March 31, 1998, respectively).

(2) Computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the periods on an historical and pro forma combined basis, as applicable.

(3) Basic pro forma combined earnings per common share were calculated based on the assumed conversion of 15.87 million shares of IC Common Stock into 9.6 million shares of CN Common Stock. Diluted pro forma earnings per share for the year ended December 31, 1997 included 1.2 million (0.8 million for the three months ended March 31, 1998) CN equivalent shares of which 0.1 million was attributable to the conversion of IC stock options.

     The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. A valuation will be performed by independent third-party appraisal experts. Based on the results of this appraisal and other factors, the pro forma adjustments may differ materially from those presented in the pro forma combined financial data.

(4) Amounts are calculated by multiplying the respective pro forma combined amounts by the exchange ratio of 0.6047 based on an assumed CN Average Closing Price of $64.50.

(5) Basic and diluted earnings per share for IC for the three months ended March 31, 1998 include an after-tax merger-related special charge of $0.44 per share and $0.43 per share, respectively.

                                  RISK FACTORS

     In addition to the other information included in this Joint Consent Statement/Prospectus, the risk factors described below should be considered carefully by IC stockholders in deciding whether to consent to the adoption of the Merger Agreement.

INTEGRATION OF OPERATIONS

     The Merger involves the integration of two companies that have previously operated independently, with focuses on different geographic market segments. No assurance can be given that CN will be able to integrate the operations of IC without encountering difficulties or experiencing the loss of key IC employees or customers, or that the benefits expected from such integration will be realized.

STOCK OWNERSHIP IN CN

     Upon completion of the Merger, holders of IC Common Stock will become holders of CN Common Stock. CN's scope of business is different from that of IC, and CN's results of operations, as well as the price of CN Common Stock, will be affected by many factors different than those affecting IC's results of operations and the price of IC Common Stock. See "Comparative Per Common Share Market Price And Dividend Information" on page 56 and "Comparison of Stockholder Rights" on page 82.

NEED FOR STB AND GOVERNMENT APPROVALS; POSSIBLE OPERATING RESTRICTIONS

     IC and CN are seeking to obtain approval from the STB for CN's acquisition of control of IC. However, no assurances can be given that such approval can be obtained or that restrictions on the combined company will not be sought by governmental agencies or other interested parties as a condition to obtaining such approval. Pending STB approval, the stock of IC as the Surviving Corporation in the Merger will be held in the Voting Trust. As a result, CN will not be able to exercise control over IC until CN receives STB approval. Any delay in obtaining or failure to obtain STB approval would delay or prevent CN from receiving the benefits of the Merger. Additionally, there can be no assurance that any operating restrictions imposed will not materially adversely affect the value of the combined company. If the STB does not approve CN's acquisition of control of IC or if CN deems any conditions imposed by the STB to be unacceptable, CN would be obligated to sell all IC common shares held in the Voting Trust. Such a disposition could materially adversely affect CN's financial condition and results of operations. Because of CN's use of the Voting Trust, STB approval is not needed in order to complete the Merger. CN has received all of the regulatory opinions and confirmations required in order to consummate the Merger. See "Regulatory Considerations" on page 77.

LITIGATION

     As described in more detail in "Legal Proceedings" on page 68, certain purported class actions allegedly brought on behalf of stockholders of IC (the "Actions") have been filed in the Delaware Court of Chancery and the Circuit Court of Cook County, Illinois, inter alia, challenging the Offer, the Merger and the transactions contemplated in the Merger Agreement.

     On March 2, 1998, the parties to the Actions entered into a Memorandum of Understanding (the "Memorandum of Understanding") with certain law firms on behalf of the plaintiffs in those Actions, IC, the members of the Board of Directors of IC, CN and Merger Sub, setting forth the parties' agreement-in-principle concerning a proposed settlement of the Actions. The provisions of the proposed settlement in the Memorandum of Understanding will come into effect only upon final court approval of the settlement. See "Legal Proceedings" on page 68. There can be no assurance that such final court approval will be obtained, or if obtained, that it will be obtained before the Effective Time.

CN'S RESULTS INFLUENCED BY ECONOMIC CONDITIONS

     In any given year CN and IC, like other railroads, are susceptible to changes in the economic conditions of the industries and geographic areas that produce and consume the freight they transport. Many of the goods and commodities carried by CN and IC experience cyclicality in demand. However, many of the bulk commodities CN (and to a lesser extent IC) transports move offshore and are impacted more by global economic conditions than North American economic cycles. The combined results of operations of CN and IC can be expected to reflect this cyclicality because of the significant fixed costs inherent in railroad operations. CN's and IC's revenues are affected by prevailing economic conditions, and should an economic slowdown or recession occur in North America or other key markets, the volume of rail shipments carried by CN and IC is likely to be reduced.

WEATHER RISKS

     In addition to the inherent risks of the business cycle, CN is occasionally susceptible to severe weather conditions. For example, in late 1996 and the first quarter of 1997, CN's operations in Western Canada were impacted by heavy snowfalls and severe cold weather which caused blockages on the main line serving Vancouver and led to equipment failures, temporarily halting train operations. In the first quarter of 1998, a severe ice storm hit eastern Canada, which disrupted operations and service of the railroad as well as CN customers.

COMPETITION

     CN faces significant competition from a variety of carriers, including Canadian Pacific Limited, which operates the other major rail system in Canada serving most of the same industrial and population centers as CN, long distance trucking companies and, in certain markets, major U.S. railroads. Competition is generally based on the quality and reliability of service provided, price and the carrier's equipment. Competition is particularly intense in eastern Canada, where an extensive highway network and population centers located relatively close to one another have encouraged significant competition from trucking companies and rail network overcapacity. In addition, much of the freight carried by CN consists of commodity goods that are available from other sources in competitive markets. Factors affecting the competitive position of suppliers of these commodities, including exchange rates, could materially affect the demand for goods supplied by the sources served by CN and, therefore, CN's volumes, revenues and profit margins.

     IC faces significant competition for freight traffic from trucks, river barges, pipeline carriers and other railroads. Competition is generally based on the rates charged and the quality and reliability of the service provided. At December 31, 1997, there were 9 railroads in the United States classified by revenues as Class I railroads. IC's principal railroad subsidiary is sixth in revenues and has the best operating ratio. To a greater degree than other rail carriers, IC's principal railroad subsidiary is vulnerable to barge competition because its main routes are parallel to the Mississippi River system. The use of barges for some commodities, particularly coal and grain, often represents a lower cost mode of transportation. Barge competition and barge rates are affected by navigational interruptions from ice, floods and droughts which can cause widely fluctuating barge rates. The ability of IC's principal railroad subsidiary to maintain its market share of the available freight has traditionally been affected by the navigational conditions on the river. As a result, the revenue per ton-mile of IC's principal railroad subsidiary has generally been lower than industry averages for these commodities.

     In recent years there has been significant consolidation of rail systems in the United States. The resulting larger rail systems are able to offer seamless services in larger market areas and effectively compete with CN and IC in certain markets. The Merger is expected to enhance the competitive ability of CN and IC as a combined entity. However, the mega-carriers could attempt to use their size and pricing power to block shippers' access to efficient gateways and routing options that are currently and have been historically available, and there can be no assurance that the combined company will be able to compete effectively against current and future competitors in the railway industry. There can be no assurance that further consolidation within the railway industry would not adversely affect CN's and IC's competitive position. No assurance can be given that competitive pressures will not lead to reduced revenues, profit margins or both.

FINANCIAL INSTRUMENTS

     Although CN conducts its business and receives revenues primarily in Canadian dollars, a portion of its business is conducted and revenues are denominated in U.S. dollars. Thus, CN's results are affected by fluctuations in the exchange rate between these currencies. Changes in the exchange rate between the Canadian dollar and other currencies (including the U.S. dollar) make the goods transported by CN more or less competitive in the world marketplace and thereby affect CN's revenues.

     CN has limited involvement with derivative financial instruments and does not use them for trading purposes. CN has entered into a forward exchange contract (currency swap) with respect to its 15-year Swiss franc bonds. This forward exchange contract acts as a hedge to effectively fix the amount of Canadian dollars required over the term of the debt to make all necessary payments in the foreign currency of issue. CN has not incurred any significant net gains or losses in respect of this transaction. Losses due to nonperformance by the counterparty to its foreign currency swap are not anticipated. Collateral or other security to support financial instruments subject to credit risk is usually not obtained but the credit standing of counterparties is constantly monitored.

CURRENCY RISK ON U.S. DENOMINATED LONG TERM DEBT

     CN and IC have long term debts denominated in U.S. dollars, CN's reporting currency is the Canadian dollar and CN has designated for Canadian GAAP reporting future U.S. revenue streams as a hedge against fluctuation of currency exchange rates for the repayment of its long term debt. U.S. GAAP requires immediate recognition in income of unrealized foreign currency gains or losses on foreign currency denominated long term debt. Any significant depreciation in the Canadian dollar against the U.S. dollar could adversely affect CN's results of operations reported under U.S. GAAP.

     At March 31, 1998, the combined U.S. dollar denominated debt of CN (including the acquisition debt) and IC was approximately $3,073 million (Cdn$4,363 million). A U.S. one cent increase in the foreign exchange rate would cause the combined debt to increase by approximately Cdn$63 million.

SIGNIFICANT INDEBTEDNESS AND LIMITED FREE CASH FLOW

     In connection with the Offer and the Merger, CN incurred approximately $1.6 billion of debt. As of December 31, 1997, after giving pro forma effect to the Offer and the Merger, including the Offer and the Merger financing, CN would have had total consolidated indebtedness of about $3.5 billion and a debt to total capitalization ratio of 50.2% on a combined pro forma basis. CN believes that this debt to total capitalization ratio is in line with other U.S. Class I railroads. The level of CN's indebtedness could have important consequences to CN, including: (i) limiting cash flow available for general corporate purposes because a substantial portion of CN's cash flow from operations must be dedicated to debt service; (ii) limiting CN's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and (iii) exposing CN to risks inherent in interest rate fluctuations because certain of CN's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates. At March 31, 1998, approximately $1.7 billion of the combined U.S. dollar denominated debt of CN (including the acquisition debt of $1.6 billion) and IC had variable interest rates which will fluctuate based on market interest rates. A 0.125% increase in market interest rates would cause total annual interest on such debt to increase by approximately $2 million (Cdn$3 million). CN has entered into various put option contracts, treasury rate locks and interest rate swaps for purposes of managing the exposure to fluctuations in interest rates for a portion of the anticipated future long-term debt issuances. CN's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness will depend on its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. CN anticipates that its operating cash flow will be mostly sufficient to meet its anticipated future operating expenses, capital expenditures and debt service requirements. CN anticipates that the loans made to CN and its subsidiaries under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by CN and its subsidiaries (including, following the Merger, funds actually received from IC and its subsidiaries), bank refinancings and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods CN and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by CN based on prevailing market conditions and such other factors as CN may deem appropriate.

     CN's business is capital intensive and requires substantial ongoing expenditures for, among other things, improvements to roadway, structures and technology, acquisition and repair of equipment and maintenance of the rail network. During the time that the shares of IC Common Stock are held in the Voting Trust, CN is likely to have access only to the dividends payable to it. If CN's cash from continuing operations fails to cover capital expenditures for a sustained period, CN may have to seek additional financing, reduce planned capital expenditures, reduce or eliminate dividends on CN Common Stock or a combination of the foregoing.

ADVERSE FACTORS AFFECTING FUEL PRICES

     Fuel expense represents an appreciable proportion of CN's and IC's annual operating expense. CN and IC have hedging programs in place to mitigate the effects of fuel price changes on their operating margins and overall profitability. Based on the combined fuel consumption of CN and IC for 1997, a one cent per gallon increase in the price of fuel would result in a $4 million (Cdn$6 million) increase in the combined annual fuel expense. CN and IC have entered into various swaps and collar agreements to mitigate the risk of fuel price volatility. They also monitor their hedging positions and credit ratings of their counterparties and do not anticipate losses due to counterparty nonperformance.

THE ENVIRONMENT

     CN's and IC's operations are subject to federal, provincial, state, municipal and local regulation under environmental laws and regulations concerning, among other things, emissions into the air, discharges into waters, the generation, handling, storage, transportation, treatment and disposal of waste, hazardous substances and other materials, decommissioning of underground and aboveground storage tanks, and soil and groundwater contamination. A risk of environmental liability is inherent in the railroad and related transportation operations, real estate ownership, operation or control and other commercial activities of CN and IC with respect to both current and past operations. As a result, CN and IC incur significant compliance and capital costs, on an ongoing basis, associated with environmental regulatory compliance and clean-up requirements in their railway operations and relating to their past and present ownership, operation or control of real property.

     While CN and IC believe that they have identified the costs likely to be incurred in the next several years for environmental matters, their ongoing efforts to identify potential environmental concerns that may be associated with their properties may lead to future environmental investigations, which may result in the identification of additional environmental costs and liabilities.

     As at December 31, 1997, CN had aggregate accruals for environmental costs of Cdn$76 million (Cdn$87 million at December 31, 1996). During the year, Cdn$11 million was charged to the provision for environmental costs compared to Cdn$11 million in 1996 and Cdn$9 million in 1995. In addition, related environmental capital expenditures were Cdn$13 million for 1997, Cdn$13 million in 1996 and Cdn$5 million in 1995. CN also expects to incur capital expenditures relating to environmental matters of approximately Cdn$13 million in 1998, Cdn$15 million in 1999, and Cdn$7 million in 2000. CN has not included any reduction in costs for anticipated recovery from insurance.

     IC is aware of approximately 23 contaminated sites at which it is probably liable for some portion of any required clean-up. Of these, 15 involve contamination primarily by diesel fuel which can be remediated without material cost. Five other sites are each expected to require more than $1 million in clean-up costs. At three of these sites other parties are expected to contribute the majority of the costs incurred. IC paid approximately $640,000 toward the investigation and remediation at all sites in 1997 and anticipates incurring approximately $1.0 to $2.0 million in each of the next three years. At December 31, 1997, IC estimated the probable range of its liability to be $10 million to $45 million, and in accordance with the provisions of SFAS No. 5 had a reserve of $10 million for environmental contingencies. This amount is not reduced for potential insurance recoveries or third-party contributions.

     In the operation of a railroad, it is possible that derailments, explosions or other accidents may occur that could cause harm to human health or to the environment. As a result, CN or IC may incur costs in the future, which may be material, to address any such harm, including costs relating to the performance of clean-ups, natural resource damages and compensatory or punitive damages relating to harm to individuals or property.

     ICRR, IC's principal operating subsidiary, is one of several defendants in a New Orleans class action in which a jury has returned a verdict against ICRR for $125 million in punitive damages as a result of a tank car fire. The Louisiana Supreme Court has vacated the judgment for technical reasons and remanded the case to the trial court for further proceedings.

     Because the ultimate cost of known contaminated sites cannot be definitively established and because additional contaminated sites yet unknown may be discovered or future operations may result in accidental releases, no assurance can be given that CN and IC will not incur material environmental liabilities in the future.

REGULATION

     CN's Canadian rail operations are subject to regulation by the Canadian Transportation Agency (the "CTA") and the federal Minister of Transport under the CTA, the Railway Safety Act (Canada) and certain other statutes. CN's and IC's U.S. rail operations are subject to regulation by the STB. In addition, CN and IC are subject to a variety of health, safety, labor, environmental and other regulations, all of which can affect their competitive position and profitability.

OWNERSHIP RESTRICTION LIMITING CHANGE OF CONTROL

     CN's Articles of Continuance contain certain material limitations on accumulation of shares of CN Common Stock, including without limitation a provision that no person (including his or her associates) may own or control, directly or indirectly, more than 15% of CN's outstanding voting stock. If this 15% threshold is exceeded, the holder of such shares may not exercise the voting rights attached to the shares. This restriction effectively prohibits one or more persons acting together from acquiring voting control of CN and could prevent a transaction in which CN's stockholders would receive a premium for their shares.

POTENTIAL ADVERSE CONSEQUENCES OF LABOR NEGOTIATIONS

     CN's collective agreements with all unions expired on December 31, 1997. CN is currently in negotiation with bargaining units in Canada and the United States. As at May 1, 1998, 63% of the unionized workforce in Canada had reached tentative collective agreements subject to ratification, of which approximately half are still subject to ratification. In Canada, conciliation talks with the Canadian Auto Workers are continuing, but the union has indicated publicly that it wants government permission to set a strike deadline. The union's members have also taken a strike vote in anticipation of obtaining such government permission. In the United States, CN is engaged in mediation with two units. Under the mediation process parties are required to continue discussions until the mediator declares an impasse and releases the parties. There is no time limit on the duration of the mediation phase. If such mediation is unsuccessful, the union could commence a work stoppage as early as 30 days after the declaration of an impasse by the mediator. A strike would likely have the effect of shutting down certain of CN's operations for the duration of the strike. Such a strike may materially adversely affect CN's results of operations.

     Approximately 90% of IC's employees are represented by one of eleven unions. The general approach to labor negotiations by Class I railroads in the United States is to bargain on a collective national basis. For several years now, one of IC's guiding principles is that local -- rather than national, industry-wide -- negotiations will result in labor agreements that better address both employees' concerns and preferences and IC's actual operating environment. To date, all of IC's principal railroad subsidiary's eleven bargaining units have ratified local agreements that resolve wage and work-rule issues through 1999 for shop crafts and through the year 2000 for engineers and trainmen. At CCPH, labor negotiations are local as well and are being renegotiated; until new agreements are reached, cost-of-living allowance provisions and other terms in previous agreements will continue. There are risks associated with negotiating locally. Presidents and Congress have repeatedly demonstrated they will step in to avoid national strikes, while a local dispute may not generate federal intervention, making an extended work stoppage potentially more likely. IC's management believes the potential mutual benefits of local bargaining outweigh the risk.

IC'S RELIANCE ON REVENUE GROWTH

     In order to achieve historical levels of earnings per share growth in the future, IC will need to rely principally on revenue growth rather than reductions in expenses, as was the case historically. Since IC's ability to achieve revenue growth, in many respects, is more dependent on factors outside its control, there can be no assurance that IC will be able to maintain historical levels of earnings per share growth.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Many computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Information systems are significant to the day-to-day operations of CN and IC. Failure to achieve Year 2000 compliance by CN or IC, other railroads, customers, partners or suppliers could materially adversely affect CN's and IC's operations.

     In 1996, CN implemented a plan to ensure that all of its computer systems are Year 2000 ready including the identification of operating and information systems and equipment which require remedial action. The systems plan is well into execution with core traffic systems already completed and support systems scheduled in order of criticality for completion by December 1998. Detailed plans and accountability have been identified for process control, equipment, buildings, networks, desktops, user support systems, suppliers, partners, and customers. Business interruption and contingency plans are either in place or under development for all critical areas.

     An Executive Steering Committee and Program Management Office at CN have been established to focus all actions that must be taken to ensure CN minimizes the risks associated with the Year 2000 issue. Progress toward Year 2000 compliance is monitored on a regular basis by the Senior Executive Committee of CN as well as the Audit and Finance Committee of the Board of Directors. CN is on track to complete all critical components of the plan by the end of 1998.

     While there can be no assurance that CN will not be materially adversely affected by Year 2000 problems, CN is committed to ensuring that it is fully Year 2000 ready. Based on current information, CN does not believe any issues relating to the Year 2000 will have a material adverse effect on its financial condition or its results from operations. Expenditures for the necessary modifications will be required over 1998 and 1999 and are not expected to have a significant impact on CN's results of operations.

     Based on recent assessments, IC determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. IC presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are delayed, the Year 2000 issue could have a material impact on the operations of IC.

     IC has initiated formal communications with all of its suppliers and large customers to determine the extent to which IC is vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no guarantee that the systems of other companies on which IC's systems rely will be converted on a timely basis, or that a failure to convert by another company, or a conversion that is incompatible with IC's systems, would not have material adverse effect on IC.

     In October 1997, IC entered into an agreement to replace approximately 40 percent of its non-Year 2000 compliant programs with new software and will utilize both internal and external resources to replace and test the software for Year 2000 modifications. IC began converting its remaining computer systems with internal resources in 1997. IC expects to spend approximately $8.5 million to $10.0 million from 1997 through 1999 to modify and replace its computer systems. Of the total project cost, approximately $3.0 million is attributable to the purchase of new software. IC plans to complete conversion of non-Year 2000 compliant programs during 1998. However, user acceptance testing will continue into 1999. Installation of new software programs should be completed during the first quarter of 1999. The total cost of the project is being funded through operating cash flows. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life. Accordingly, IC does not expect the amounts required to be expensed over the next two years to have a material effect on its financial position or results of operations. The amount expensed in 1997 was immaterial.

     The costs of the project and the date on which IC and CN plan to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                                   THE MERGER

     The discussion in this Joint Consent Statement/Prospectus of the Merger and the principal terms of the Merger Agreement is subject to, and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Consent Statement/Prospectus as Annex A, which is also incorporated herein by reference. See also "The Merger Agreement; Other Agreements" on page 57 also for more information.

GENERAL

     IC, a Delaware corporation, and CN, a Canadian corporation, are furnishing this Joint Consent Statement/Prospectus to holders of IC Common Stock in connection with the merger of Merger Sub, an indirect wholly-owned subsidiary of CN, with and into IC.

     The Merger Agreement provides, on the terms and subject to the conditions set forth therein:

     (i) for the merger of Merger Sub with and into IC, with IC surviving the merger as an indirect wholly-owned subsidiary of CN; and

     (ii) that each share of IC Common Stock outstanding immediately prior to the Effective Time, as defined herein (other than shares owned by IC as treasury stock or by CN or any subsidiary of CN (including the shares of IC Common Stock held in the Voting Trust)), will be converted into the right to receive between
0.6047 and 0.9070 shares of CN Common Stock.

     The exact number of shares of CN Common Stock, into which each share of IC Common Stock will be converted into the right to receive, will equal the fraction obtained by (1) dividing $39.00 by (2) the CN Average Closing Price. CN Average Closing Price is defined in the Merger Agreement as the average closing price of CN Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the Effective Time; provided that if the average per share closing price is $43.00 or less then the CN Average Closing Price shall be $43.00 and if the average per share closing price is $64.50 or more then the CN Average Closing Price shall be $64.50.

     The table on page 30 shows selected examples of the number of shares of CN Common Stock, into which each share of IC Common Stock will convert into the right to receive, at the CN Average Closing Prices illustrated in the table (collectively, the "Merger Consideration").

     IC, CN and Merger Sub have entered into an agreement-in-principle for a proposed settlement in connection with certain purported IC stockholder class actions. The proposed settlement arrangement would provide that the Merger Agreement will be modified to reflect a minimum CN Average Closing Price of $41.50 instead of $43.00, subject to final court approval. Therefore, an IC stockholder would not receive more than 0.9398 shares of CN Common Stock for each share of IC Common Stock owned if the CN Average Closing Price falls below $41.50.

     If the conditions to the proposed settlement arrangement are satisfied and the settlement is approved by the Chancery Court of Delaware and becomes final, and if the CN Average Closing Price is between $43.00 and $41.50, an IC stockholder would receive payment in additional stock in an amount equal to the difference between the amount of stock he/she actually received in connection with the Merger and the amount of stock he/she would have been entitled to receive based on the revised CN Average Closing Price.

     In such circumstance, as discussed more fully on page 68, the proposed settlement arrangement would also provide for CN to distribute pro rata to all stockholders of IC who tendered their shares pursuant to the Offer and to record holders at the Effective Time one third of the net profits realized upon any disposition of shares of IC Common Stock in the Voting Trust if the STB shall have (1) issued a written notice disapproving the acquisition of control of IC by CN or (2) advised CN of such a determination or (3) imposed unacceptable conditions on such acquisition of control and CN is obligated to sell or dispose of all of the IC Common Stock held in the Voting Trust. For a more detailed analysis of the above, see "Legal Proceedings" on page 68.

                                             NUMBER OF SHARES
                                            OF CN COMMON STOCK
                                        TO BE ISSUED FOR EACH SHARE
                                        OF IC COMMON STOCK TENDERED
      CN AVERAGE CLOSING PRICE         IN CONNECTION WITH THE MERGER
      ------------------------         -----------------------------
$64.50 and above.....................              0.6047
$60.00...............................              0.6500
$55.00...............................              0.7091
$50.00...............................              0.7800
$43.00 and less......................              0.9070
$41.50 and less*.....................              0.9398

              -------------------------------------------
              *The minimum CN Average Closing Price in the event of final court approval of the proposed settlement arrangement.

OWNERSHIP OF CN COMMON STOCK BY IC STOCKHOLDERS AFTER THE MERGER

     CN will issue between 11.1 million and 17.2 million shares of CN Common Stock to IC stockholders in connection with the Merger (assuming the exercise of options). The shares of CN Common Stock to be issued to IC stockholders in connection with the Merger will represent between 11.4% and 16.6% of the outstanding CN Common Stock after the Merger. This information is based on the number of shares of CN and IC Common Stock outstanding on March 31, 1998 (on a fully diluted basis).

     THE NUMBER OF SHARES OF CN COMMON STOCK TO BE ISSUED FOR EACH SHARE OF IC COMMON STOCK IN CONNECTION WITH THE MERGER ILLUSTRATED IN THE TABLE ABOVE IS BASED ON THE CN AVERAGE CLOSING PRICES SHOWN. THE ACTUAL VALUE OF CN COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER WILL FLUCTUATE BASED ON THE ACTUAL MARKET PRICES OF CN COMMON STOCK.

     The Merger will become effective (the "Effective Time") at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the parties to the Merger Agreement shall agree and as is specified in the certificate of merger), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

BACKGROUND OF THE MERGER

     Over the past several years, there has been a major consolidation of the rail industry, as a result of which certain of IC's competitors have much greater critical mass and geographic scope than IC. In light of these changes, the senior management of IC and the IC Board of Directors (the "IC Board") have reviewed IC's strategic plans, including the possibility of making acquisitions, potential internal investments and entering into joint ventures and business combinations with other railroads.

     In February 1997, Mr. Gilbert H. Lamphere, Chairman of the IC Board and Mr. Paul M. Tellier, the President and Chief Executive Officer of CN, began discussions concerning CN's potential interest in pursuing a possible business combination or other alliance between IC and CN. Mr. Tellier indicated to Mr. Lamphere that CN would be interested in pursuing discussions with IC.

     In March 1997, Mr. Lamphere, Mr. Alexander P. Lynch, a director of IC, and Mr. E. Hunter Harrison, President and Chief Executive Officer and director of IC, met with Mr. Tellier and Mr. Michael J. Sabia, the Executive Vice-President and Chief Financial Officer of CN, to discuss recent developments in the North American railroad industry, including trends and opportunities with respect to the consolidation of the railroad industry in the United States. At this meeting the parties discussed the ongoing development of the joint terminal facility in Chicago, their respective strategic plans and objectives and the possibility of a strategic business combination. During March 1997, the parties had additional discussions regarding possible business opportunities in addition to the joint terminal facility, including the possibility of a strategic business combination.

     On March 12, 1997, at a regularly scheduled meeting of the IC Board, the IC Board was informed of the discussions between IC and CN and the rationale for pursuing a potential business combination with CN.

     The parties rapidly concluded that to make a meaningful assessment of the benefits of a strategic transaction, they would need to exchange confidential information. On March 13, 1997, IC and CN entered into a joint confidentiality and standstill agreement.

     In late March and April 1997, senior officers of IC and Beacon had a number of meetings and telephone conversations with senior officers and advisors of CN to discuss the merits of a potential strategic transaction. Detailed business reviews were undertaken by both companies and their advisors.

     On May 8, 1997, at a regularly scheduled meeting of the IC Board, Beacon made a presentation to the IC Board regarding financial and strategic issues with respect to a potential business combination transaction with CN. In May 1997, however, CN advised IC that CN did not desire to pursue a business combination with IC at that time based on the terms then being discussed, although it did not rule out such a transaction in the future.

     In July 1997, representatives of CN inquired whether IC would have any interest in resuming discussions regarding a possible business combination and CN was provided information to enable it to continue its analysis of IC.

     In November 1997, Mr. Tellier informed Mr. Lamphere that CN was not interested in pursuing the transaction at this time based on the terms then being discussed and the uncertainty that then existed in world financial markets, but that it could decide to revisit the transaction in the future. Neither party sent a formal notice terminating discussions pursuant to the joint confidentiality and standstill agreement.

     During each regularly scheduled IC and CN Board meeting from June through December 1997, the IC and CN Boards were updated on any communication between IC and CN.

     Discussions and meetings concerning a possible transaction resumed in December 1997 among certain directors and senior officers of CN and IC. The parties agreed to renew discussions of a possible strategic transaction in January 1998. At a meeting on January 6, 1998, Mr. Lamphere and Mr. Tellier established a preliminary basis for continuing discussions to seek to reach an agreement concerning a transaction and for proceeding with a due diligence review. Following the January 6, 1998 meeting, extensive due diligence was conducted by IC, CN and their respective legal, financial and accounting advisors. In addition, during early to mid-January there were various discussions between the senior officers and directors of CN and IC and their financial and legal advisors concerning the structure and terms of the transaction.

     On January 22, 1998 at a regularly scheduled meeting, the IC Board analyzed and reviewed, with IC's management and financial and legal advisors, among other things, various strategic, financial, legal and regulatory considerations concerning a possible business combination, the potential terms of such a transaction and the status of negotiations. At the January 22 meeting, IC's directors, management and financial and legal advisors made presentations to the IC Board concerning various aspects of the possible transaction, including various ways to structure a non-taxable transaction that would consist of at least 45% stock and the advantages and disadvantages of each structure. Beacon reported to the IC Board that CN had on January 20, 1998 indicated a desire to pursue a transaction that included a cash tender offer for at least a majority of the shares of IC Common Stock. Management and IC's financial and legal advisors responded to questions relating to the presentations set forth above and discussions ensued as to the issues raised in the meeting. The IC Board also discussed whether this was an opportune time to enter into a business combination or sell IC.

     At the January 22 meeting, management of IC, based in part on the advice of Beacon, advised the IC Board that other potential acquirors of IC were tied up with regulatory and internal business issues and/or had demonstrated a lack of interest in U.S. railroad acquisitions. In addition, Beacon noted that despite widespread industry speculation since the spring of 1997 that IC was prepared to engage in a business combination, no parties other than CN had demonstrated interest in pursuing a business combination with IC. The IC Board also considered the unique fashion in which the rail systems of IC and CN complemented each other geographically. In recognition of these factors, the IC Board understood CN to be the most likely interested acquiror. In addition, Beacon advised the IC Board that CN was not interested in participating in an auction or similar bidding process. In light of these factors, the IC Board concluded that pursuing a transaction with CN, and retaining the flexibility to accept a superior proposal after the announcement of any transaction was the best process to obtain the most advantageous terms for the holders of IC Common Stock.

     No action was taken by the IC Board with respect to the approval of the transaction, but it was the consensus of the IC Board that IC's management and advisors should continue to negotiate with CN and report back to the IC Board once IC's management was prepared to make a recommendation.

     On January 25, 1998, CN informed IC that it was only prepared to pursue a transaction that included a tender offer and that it would not provide collar protection with respect to the value of CN Common Stock issued in the back-end Merger if the stock consideration exceeded 40%-50% of the aggregate consideration to be paid in the transaction. On January 27, 1998 there was a meeting between representatives of IC and representatives of CN at which IC's representatives strongly indicated IC's preference for a non-taxable business combination pursuant to a one-step Merger. There were intense negotiations between Messrs. Lynch and Sabia with respect to the structure of the proposed transaction and the implications of the partial tender offer. On January 28, 1998 CN agreed to provide value protection to the shares that would be issued in the Merger so long as the aggregate stock consideration did not exceed 25% of the aggregate consideration to be paid in the transaction. In light of CN's having informed IC that it was not prepared to pursue a one-step merger transaction, the IC Board's willingness to approve a transaction that would result in the stock portion of the transaction being taxable was due, in substantial part, to the combination of its desire to minimize the risk that the value of the shares of CN Common Stock to be issued in the second-step Merger would fluctuate and CN's indication of its unwillingness to provide such value protection if the stock consideration exceeded 30% of the aggregate transaction consideration (a percentage level of stock consideration that is insufficient for structuring a non-taxable transaction). From January 28 to February 5, 1998 meetings were held among the senior officers and financial and legal advisors of both companies to negotiate the terms of the Merger Agreement and the related documentation.

     On February 5, 1998, The Wall Street Journal and The Globe and Mail reported that IC and CN were conducting discussions with respect to a business combination that would pay IC's stockholders 75% cash and 25% stock with a value in the high $30s per share. IC and CN each issued releases confirming that discussions were taking place between the parties in the high $30s range.

     On February 6 and 7, 1998, Mr. Lamphere and Mr. Tellier met to negotiate various outstanding issues, including price, structure and the range of the collar protection. Prior to the negotiations of February 6-7, 1998, Messrs. Tellier and Sabia had indicated that CN would be willing to pay $38.00 per share of IC Common Stock pursuant to a structure consisting of a tender offer for 75% of the outstanding shares of IC Common Stock at $38.00 per share in cash and a second-step Merger for the remaining shares.

     The number of shares of CN Common Stock to be issued per share of IC Common Stock pursuant to the second-step Merger was designed to have a value of $38.00 per share (so long as the closing price of the CN Common Stock ranged between a collar of 7% above and 14% below the trading price of the CN Common Stock on the day prior to the announcement of the transaction). While Messrs. Lamphere and Lynch had expressed receptivity to such a structure, they indicated that they were seeking $39.00 per share of IC Common Stock on behalf of IC stockholders. At the meeting on Friday, February 6, Mr. Tellier explained that the high-end range of the collar that had previously been discussed between representatives of CN and IC needed to be increased to 15%

(rather than 7%) above the CN Common Stock per share closing price that Friday ($56.00 per share) in order to provide additional protection that the Offer would not fail merely because IC's stockholders were incentivized to participate in the back-end Merger as a result of the CN Common Stock outstripping the high end of the collar. He also stated, however, that CN was willing to maintain the asymmetrical features of the collar previously discussed by increasing the downside range of the collar protection to 23% (rather than 14%).

     On Saturday, February 7, Messrs. Lamphere and Lynch responded that the per share price to be received by IC's stockholders would need to be increased to $39.50 as a result of CN's desire to increase the top end of the range of the collar. After further negotiations which reflected, among other things, Mr. Tellier's statement that CN was not prepared to pay more than $39.00 per share, the parties tentatively agreed to a price of $39.00 per share and a structure that included an asymmetrical collar that fixes the value of the shares of CN Common Stock to be issued in the second-step Merger at $39.00 so long as the CN Average Closing Price (as defined in the Merger Agreement) is between $43.00 (23% below the price of CN Common Stock on the last trading day prior to the announcement of the transaction) (subject to adjustment pursuant to the proposed settlement arrangement described on pages 34 and 35) and $64.50 (15% above the price of CN Common Stock on the last trading day prior to the announcement of the transaction). The parties also completed negotiations on alternative transaction structures in the event the Minimum Condition (as defined in the Merger Agreement) to the Offer was not satisfied, including the obligation of CN to either (i) convert the Offer into a tender offer for all outstanding shares of IC Common Stock at $39.00 per share in cash and modify the consideration to be paid in the second-step Merger to $39.00 per share in cash or (ii) terminate the Offer and proceed with a one-step merger, subject to a stockholder vote (with the same form and amount of aggregate consideration as contemplated in the Merger Agreement if the Minimum Condition had been satisfied).

     At a special meeting of the Board on February 8, 1998, a presentation regarding a possible transaction between IC and CN was made to the IC Board by senior management and IC's legal and financial advisors which addressed, among other matters:

          (i) the course of negotiations and the structure of the transaction;

          (ii) the financial condition and prospects of IC as an independent entity and whether this was an opportune time to sell IC;

          (iii) the current state of the industry consolidation and potential consolidation opportunities and trends in the foreseeable future; and

          (iv) financial presentations from Beacon and Lehman.

     The General Counsel of IC and IC's outside legal advisors also reviewed the terms of the transaction and legal and regulatory issues relating to the proposed transaction. IC's General Counsel and Chief Financial Officer also reviewed various due diligence matters with respect to CN and reported that no material problems had been uncovered during the due diligence process. In addition, Beacon and Lehman indicated that they would be prepared, if requested, to render opinions to the IC Board that, as of the date of the Merger Agreement, the consideration to be received by the stockholders in the Offer and the Merger, taken together, was fair from a financial point of view to the stockholders of IC. Beacon and Lehman presented various analyses relating to the proposed transaction and responded to questions from the directors regarding the transaction and certain of their analyses. After receiving such advice and after reviewing various additional information relating to the transaction, the IC Board discussed the advantages and disadvantages of the proposed transaction and posed various questions to management and IC's legal and financial advisors. The IC Board considered the viability of pursuing a transaction with an alternative strategic partner and the possibility of remaining independent, but in light of the fact that no party other than CN had made or expressed any interest in making a proposal to acquire IC even though a potential transaction between IC and CN was widely rumored among industry observers in the spring of 1997 and the existence of active discussions was reported and confirmed by IC on February 5, 1998 and the fact that other potential partners were tied up with regulatory and operational problems, and in further consideration of the competitive risks of remaining independent, the IC Board in its judgment concluded that continuing to pursue a transaction with CN was the best option available to IC. The IC Board discussed that the transaction would result in IC shareholders receiving taxable consideration, however, in light of the values being paid and the shifting of the STB regulatory risk to CN, the IC Board decided to pursue the transaction as proposed by CN. The IC Board adjourned without taking any action to consider the matter further and agreed to meet on a subsequent date to decide on the matter.

     On February 8 through February 10, further negotiations took place between the senior officers and advisors of IC and CN to finalize the terms of the Merger Agreement.

     At a special meeting of the Board on February 10, 1998, the IC Board reviewed the final terms and conditions of the transaction, including a review of the final terms of the Merger Agreement, and Beacon and Lehman reviewed the conclusions of their analyses and delivered their opinions that the consideration to be received by the stockholders in the Offer and the Merger, taken together, was fair from a financial point of view to the stockholders of IC. The IC Board discussed the proposed transaction and posed various questions to IC's management and its legal and financial advisors. The IC Board, in its deliberations, specifically weighed, among other matters, the benefits of the proposed transaction against the advantages and disadvantages of remaining independent and passing on the opportunity presented by CN. Any potential benefits to the managers and/or directors of IC neither supported nor detracted from the fairness of the transactions contemplated by the Merger and were an immaterial consideration to the IC Board. The IC Board then unanimously approved the terms and conditions of the proposed transaction with CN, including the terms and conditions of the Merger Agreement and the other transaction documents contemplated thereby.

     The parties executed the Merger Agreement as of February 10, 1998 and publicly announced the transaction on February 10, 1998. Merger Sub commenced the Offer for up to 46,051,761 shares of IC Common Stock on February 13, 1998. On February 25, 1998, the STB staff issued a favorable informal advisory opinion to CN to the effect that the use of the Voting Trust will preclude unlawful control of IC by CN. On March 6, 1998, CN received written confirmation from the PreMerger Notification Office of the FTC to the effect that the notice and waiting period requirements of the Hart-Scott-Rodino Act (the "HSR Act") do not apply to the acquisition of IC Common Stock by CN pursuant to the Offer or the Merger, provided that information and documentary material filed with the STB in connection with CN's and IC's application are filed contemporaneously with such office and with the Antitrust Division of the U.S. Department of Justice, which CN and IC intend to do. On March 4, 1998, the Merger Agreement was amended by Amendment No. 1. Merger Sub completed its Offer on March 13, 1998, having purchased 46,051,761 shares of IC Common Stock (approximately 74.4% of IC Common Stock entitled to vote) which were deposited immediately in the Voting Trust. On May 1, 1998, the trustee of the Voting Trust executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 1, 1998, upon delivery of such consent to IC. On March 16, 1998, Messrs. Lamphere and Lynch resigned as members of the IC Board of Directors and joined the CN Board of Directors, and on March 24, 1998, Mr. Harrison resigned as President and Chief Executive Officer of IC and was appointed Executive Vice-President and Chief Operating Officer of CN.

     IC, CN and Merger Sub have entered into an agreement-in-principle for a proposed settlement in connection with certain purported IC stockholder class actions. The proposed settlement arrangement would provide that the Merger Agreement will be modified to reflect a minimum CN Average Closing Price of $41.50 instead of $43.00, subject to final court approval. Therefore, an IC stockholder would not receive more than 0.9398 shares of CN Common Stock for each share of IC Common Stock owned if the CN Average Closing Price falls below $41.50.

     If the conditions to the proposed settlement arrangement are satisfied and the settlement is approved by the Chancery Court of Delaware and becomes final, and if the CN Average Closing

Price is between $43.00 and $41.50, an IC stockholder would receive payment in additional stock in an amount equal to the difference between the amount of stock he/she actually received in connection with the Merger and the amount of stock he/she would have been entitled to receive based on the revised CN Average Closing Price.

     In such circumstance, as discussed more fully on page 68, the proposed settlement arrangement would also provide for CN to distribute pro rata to all stockholders of IC who tendered their shares pursuant to the Offer and to record holders at the Effective Time one third of the net profits realized upon any disposition of shares of IC Common Stock in the Voting Trust if the STB shall have (1) issued a written notice disapproving the acquisition of control of IC by CN or (2) advised CN of such a determination or (3) imposed unacceptable conditions on such acquisition of control and CN is obligated to sell or dispose of all of the IC Common Stock held in the Voting Trust. For a more detailed analysis of the above, see "Legal Proceedings" on page 68.

IC'S REASONS FOR RECOMMENDATION

     In making the determination and recommendation described above, IC's Board considered a number of factors, including, without limitation, the following:

          (i) IC's business, its current financial condition and results of operations, its future prospects, and the current and anticipated developments in the railroad industry and the IC Board's belief, on the basis of their familiarity with these matters and the financial analyses provided by Beacon and Lehman, that the consideration to be received by IC's stockholders in the transaction fairly reflects IC's intrinsic value, including its potential for future growth;

          (ii) the price being paid in the transaction represents a 21.1% premium over the $32.20 average closing sale price for each share of IC Common Stock on the NYSE for the 30 calendar days ending January 30, 1998 (the date on which the market initially reacted to rumors of the potential transaction) and approximates the all-time high for the historical market prices of IC Common Stock (the all-time trading high of $39 was reached on October 16, 1997) and the challenges recognized by the IC Board in trying to sustain the market value of the IC Common Stock at such levels and the IC Board's belief that the price being paid adequately reflects IC's intrinsic value;

          (iii) the price being paid in the transaction represents a multiple of 9.8x operating cash flow which compares favorably to the multiple of operating cash flow paid in other railroad transactions;

          (iv) the challenge of continuing to achieve historical levels of earnings per share growth in the future because of the difficulty of relying on revenue growth, rather than reductions in expenses, as was the case historically;

          (v) the industry trend of the last few years of accelerated consolidations in the American railroad system and the IC Board's view that this trend could continue and, together with potential legislative and regulatory changes, pose a strategic challenge to IC;

          (vi) the structure of the Offer and the use of a voting trust which allows holders of IC Common Stock to receive cash for as much as 75% of their shares of IC Common Stock in as early as 20 business days from the commencement of the Offer and the CN Common Stock upon consummation of the Merger in approximately 90 days from the date of the Merger Agreement;

          (vii) the structure of the transaction, subject to the receipt of a favorable informal opinion with respect to the use of a voting trust, shifts any regulatory risk with respect to the receipt of STB approval to CN;

          (viii) the opinions of Beacon and Lehman to the effect that the consideration to be received by IC's stockholders in the Offer and the Merger, taken together, is fair to such stockholders from a financial point of view (copies of such opinions setting forth assumptions made and matters considered by Beacon and Lehman are included as Annexes B and C to this Joint Consent Statement/Prospectus, and should be read in their entirety);

          (ix) the floating exchange ratio with an asymmetrical collar which, while limiting the opportunity for IC's stockholders to share in increases in the price of CN Common Stock, provides IC's stockholders with substantial protection in the event of a decline in the price of the CN Common Stock and is designed to ensure parity between the value of the consideration received for those shares tendered and those exchanged in connection with the Merger;

          (x) the fact that no party other than CN had made or expressed any interest in making a proposal to acquire IC, even though a potential transaction between IC and CN was widely rumored among industry observers in the spring of 1997 and the existence of active discussions was reported and confirmed by IC on February 5, 1998;

          (xi) the $72 million termination fee that would be payable by IC pursuant to the Merger Agreement upon the occurrence of certain events, and the ability of IC to terminate the Merger Agreement if, prior to the purchase of shares of IC Common Stock pursuant to the Offer, the IC Board concludes in good faith, based on the advice of outside counsel, that such termination is reasonably necessary for the IC Board to act in a manner which is consistent with its fiduciary obligations, including by accepting an alternate acquisition proposal;

          (xii) that while IC is prohibited from soliciting or encouraging acquisition proposals, IC is permitted to furnish information concerning IC to a third party and may engage in discussions or negotiations with a third party to the extent the IC Board concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the IC Board to act in a manner consistent with its fiduciary obligations;

          (xiii) CN's requirement for the provisions relating to the $72 million termination fee and restrictions on solicitation of acquisition proposals as a condition to entering into the Merger Agreement and the IC Board's conclusion that, based on the advice of Beacon and Lehman, such provisions should not significantly inhibit an interested third party from bidding for IC and are reasonable in light of the benefits of the Offer and the Merger;

          (xiv) the IC Board's understanding, based upon the advice of Beacon, that CN was the most likely interested party and that a solicitation of other parties would have jeopardized the discussions with CN;

          (xv) the favorable timing of a sales transaction in light of the equity markets being at an all-time high and the positive effect of the strong market on the CN Common Stock being paid in the transaction;

          (xvi) the termination right if CN Common Stock falls below $38 is designed to provide the IC Board with flexibility to terminate the Offer in the event the CN Common Stock price falls meaningfully below the exchange ratio collar;

          (xvii) the value to IC's stockholders of the shares of CN Common Stock to be received by them pursuant to the Merger based upon the review of materials presented to the IC Board by Beacon and Lehman;

          (xviii) the views expressed by management and Beacon that, based upon their understanding of applicable market conditions and regulatory constraints, there are only a very limited number of potential buyers at this time that could reasonably pursue a business combination with IC given the regulatory or operational issues that such buyers confront and that CN was the most likely partner and that any solicitation of other partners would jeopardize the discussions with CN;

          (xix) information with regard to the financial condition, results of operations, business and prospects of IC, the regulatory approvals required to consummate the Merger as well as current economic and market conditions (including current conditions in the industry in which IC is engaged);

          (xx) the terms and conditions of the Offer and the Merger;

          (xxi) the taxable nature of the transaction; and

          (xxii) the benefits provided generally to IC's customers and employees and the communities served by IC.

     In addition, the IC Board did consider the fact that the transaction would result in IC shareholders receiving taxable consideration and potential for decline in the value of the shares of CN Common Stock received in the Merger due to the challenges inherent in combining the two railroads and the regulatory risk that the STB would not approve the transaction. However, in light of other positive factors discussed above, the IC Board decided to pursue the transaction as proposed by CN.

     The IC Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the IC Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

CN'S REASONS FOR THE MERGER

     CN is engaging in the Merger in order to acquire all shares of IC Common Stock not purchased by Merger Sub in the Offer.

OPINIONS OF BEACON AND LEHMAN BROTHERS

     Beacon's Opinion

     Beacon acted as financial advisor to IC in connection with the Offer and the Merger. On February 10, 1998, Beacon rendered its written opinion (the "Beacon Opinion") to the effect that, as of such date and based upon the assumptions made, matters considered and limits of the reviews undertaken by Beacon set forth in the Beacon Opinion, the consideration to be received by the holders of IC Common Stock pursuant to the Offer and the Merger, considered as a unitary transaction, was fair from a financial point of view to such holders.

     THE FULL TEXT OF THE BEACON OPINION IS ATTACHED HERETO AS ANNEX B. THE BEACON OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF IC AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF IC TO ENGAGE IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF IC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD RESPOND TO THE OFFER OR VOTE ON THE MERGER OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE OFFER AND THE MERGER. THE SUMMARY OF THE BEACON OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEACON OPINION ATTACHED HERETO AS ANNEX B. HOLDERS OF SHARES OF IC COMMON STOCK ARE URGED TO READ THE BEACON OPINION IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY BEACON IN CONNECTION THEREWITH.

     In connection with the Beacon Opinion, Beacon reviewed, among other things:
(i) the Merger Agreement, (ii) Annual Reports to stockholders and Annual Reports on Form 10-K of IC for the five years ended December 31, 1996, (iii) certain interim reports to stockholders of IC and Quarterly Reports on Form 10-Q of IC,
(iv) certain other communications from IC to its stockholders, (v) certain internal financial analyses and forecasts for IC prepared by IC's management,
(vi) Annual Reports to stockholders and Annual Reports on Form 40-F of CN for the two years ended December 31, 1996, (vii) the Prospectus issued by CN in connection with its initial public offering on November 17, 1995, (viii) certain interim reports to stockholders of CN and Quarterly Reports on Form 6-K of CN,
(ix) certain other communications from CN to its stockholders, and (x) certain internal financial analyses and forecasts for CN prepared by CN's management. In addition, Beacon held discussions with members of the senior management of CN and IC regarding

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

the past and current business operations, financial condition and future prospects of their respective companies. Beacon also considered the views of senior management of IC and CN regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, Beacon reviewed the reported price and trading activity for shares of the IC Common Stock and shares of CN Common Stock, compared certain financial and stock market information for IC and CN with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry and performed such other studies and analyses as Beacon considered appropriate.

     In preparing the Beacon Opinion, Beacon assumed and relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by Beacon for purposes of the Beacon Opinion. Beacon did not make an independent evaluation or appraisal of the assets and liabilities of IC or CN or any of their respective subsidiaries, and Beacon was not furnished with any such evaluation or appraisal. Beacon's advisory services and the Beacon Opinion were provided for the information and assistance of the Board of Directors of IC in connection with its consideration of the transactions contemplated by the Merger Agreement, and the Beacon Opinion does not constitute a recommendation to any stockholder as to how such stockholder should respond to the Offer or vote on the Merger. The Beacon Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date of the Beacon Opinion. In arriving at the Beacon Opinion, Beacon was not authorized to solicit, and did not solicit, interest from any party with respect to a business combination involving IC. Because of its understanding (based on advice from Beacon) that speaking to a potential suitor other than CN might jeopardize the proposed transaction with CN, the IC Board did not instruct Beacon or Lehman to solicit interest from other parties. No limitations were imposed by IC on the scope of Beacon's investigation or the procedures to be followed by Beacon in rendering the Beacon Opinion. Beacon was not requested to and did not make any recommendation to the Board of Directors of IC as to the form or amount of the consideration to be received by IC's stockholders in the Merger, which was determined through arm's-length negotiations between the parties.

     Set forth below is a brief summary of certain of the material financial analyses presented by Beacon to the Board of Directors of IC on February 8 and February 10, 1998 in connection with the Beacon Opinion.

     Comparable Public Company Analysis. Beacon reviewed and compared certain financial information and public market multiples for IC to corresponding financial information and public market multiples for selected publicly traded companies in the railroad industry considered by Beacon to be reasonably comparable to IC for purposes of this analysis. Such comparable companies consisted of: CN, Burlington Northern Santa Fe Corporation, CSX Corporation, Kansas City Southern Industries, Inc., Norfolk Southern Corporation and Union Pacific Corporation (the "Comparable Companies"). Using publicly available information, Beacon calculated and analyzed, among other things, (i) the Equity Value (as defined below) of the Comparable Companies and IC as a multiple of certain historical and projected financial criteria (including net income and book value), (ii) the Aggregate Value (as defined below) of the Comparable Companies and IC as a multiple of the latest twelve months' ("LTM") sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and Tangible Net Capital Employed (as defined below), and (iii) the LTM Operating Ratio (as defined below) of the Comparable Companies and IC. The "Equity Value" of each company was obtained by multiplying the number of shares of common stock outstanding for each company by the closing price of such company's common shares on the New York Stock Exchange on February 6, 1998, as adjusted to include the impact, if any, of outstanding options. The "Aggregate Value" of each company was obtained by adding the Equity Value of the company to such company's Net Debt (as defined below). The "Net Debt" of each company was obtained by adding such company's debt, preferred stock and minority interest and subtracting cash and cash equivalents. The "Tangible Net Capital Employed" of each company was obtained by adding the tangible book value of the company to
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

such company's Net Debt. The "Operating Ratio" of a company is expressed as the percentage obtained by calculating the ratio that the operating expenses of a company bear to the revenues of such company. The projected net income data for IC and each Comparable Company was based on information provided by Zacks Investment Research Inc. Beacon focused on EBITDA multiples in its presentation because the difference in depreciation conventions between IC and the Comparable Companies (IC has lower depreciation as a percentage of revenues than the Comparable Companies primarily due to acquisition accounting) makes EBITDA the most comparable operating statistic, since IC's EBIT and net income figures are not burdened with a similar depreciation load. This analysis indicated that, with respect to the Comparable Companies (excluding Union Pacific Corporation and Kansas City Southern Industries, Inc. because a large proportion of Kansas City Southern's results are contributed by its financial services subsidiaries and because of the significant operational problems encountered by Union Pacific during the last twelve months), Aggregate Value as a multiple of LTM EBITDA of the Comparable Companies ranged from 6.6x to 9.1x, with a mean of 7.6x and a median of 7.2x, as compared to an Aggregate Value as a multiple of LTM EBITDA of IC of 9.2x.

     Comparable Transactions Analysis. Using publicly available information, Beacon reviewed and analyzed selected merger and acquisition transactions involving other companies in the railroad industry (the "Comparable Transactions") and derived certain financial ratios which it compared with like financial ratios for the Offer and the Merger, considered as a unitary transaction. In reviewing and presenting this data Beacon noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors (such as interest rate and equity market fluctuations) and microeconomic factors (such as industry results and growth expectations) and that no transaction reviewed was identical to the Offer and the Merger, considered as a unitary transaction, and that, accordingly, an assessment of the results of the Comparable Transactions analysis necessarily involves considerations and judgments concerning differences in financial and operating characteristics of IC and other factors that would affect the acquisition value of the companies to which it is being compared. The Comparable Transactions consisted of: Conrail Inc./CSX Corporation and Norfolk Southern Corporation, Southern Pacific Rail Corporation/Union Pacific Corporation, Santa Fe Pacific Corporation/Burlington Northern Inc., Chicago and North Western Transportation Company/Union Pacific Corporation and MidSouth Corporation/Kansas City Southern Industries, Inc. For the Comparable Transactions and the Offer and the Merger, considered as a unitary transaction, Beacon, among other things, compared (i) the Transaction Equity Value (as defined below) of the acquired companies and IC as a multiple of LTM net income and book value and (ii) the Transaction Aggregate Value (as defined below) of the acquired companies and IC as a multiple of the LTM revenue, EBIT and EBITDA. The "Transaction Equity Value" of each acquired company and IC was obtained by multiplying the number of shares of common stock outstanding for each company by the aggregate consideration payable per share of common stock in each Comparable Transaction and in the Offer and the Merger, considered as a unitary transaction, as adjusted to include the impact, if any, of outstanding options. The "Transaction Aggregate Value" of each acquired company and IC was obtained by adding the Transaction Equity Value of each company to such company's Net Debt. Beacon focused on the Transaction Aggregate Value as a multiple of IC's LTM EBITDA for the reasons set forth above. This analysis indicated that, with respect to the Comparable Transactions, Transaction Aggregate Value as a multiple of LTM EBITDA of the acquired companies ranged from 7.7x to 12.3x (which multiple was for the Conrail transaction), with a mean of 8.7x and a median of 8.5x, as compared to the Transaction Aggregate Value as a multiple of IC's calendar 1997 EBITDA of 9.8x (based on the assumption that the aggregate consideration per share for the IC Common Stock is equal to $39.00). Beacon did not include the multiples paid in the Conrail transaction as a comparable transaction for purposes of calculating the mean and median because of the contested nature of the bidding between CSX and Norfolk Southern with respect to Conrail and the substantial projected synergies with respect to that transaction.

     Discounted Cash Flow Analyses. Beacon performed discounted cash flow analyses of the projected unlevered free cash flows of IC (defined as cash flow available after working capital, capital spending and tax requirements) for the period 1998 through 2002 using both the terminal multiple and perpetuity methods. Beacon based these analyses on (i) financial forecasts provided to Beacon by the management of IC (the "IC Management Case Forecasts") and (ii) financial forecasts developed by Beacon from publicly available Company earnings estimates prepared by the investment community (the "Wall Street Case Forecasts"). The relevant projections in the IC Management Case Forecasts are included in "Certain Unaudited Projected Financial Information". Applying discount rates ranging from 10.0% to 11.0% and terminal value multiples of estimated EBITDA in 2002 ranging from 7.0x to 8.0x, Beacon calculated the implied equity value per share of IC Common Stock to range from $34.15 to $40.57 per share of the IC Common Stock for the IC Management Case Forecasts and to range from $32.27 to $38.42 per share of IC Common Stock for the Wall Street Case Forecasts. Utilizing such forecasts with the perpetuity method and applying discount rates ranging from 10.0% to 11.0% and perpetuity growth rates ranging from 2.5% to 3.5%, Beacon calculated the implied equity value per share of IC Common Stock to range from $29.18 to $39.15 per share for IC Management Case Forecasts and to range from $27.15 to $36.57 per share of IC Common Stock for the Wall Street Case Forecasts.

     Pro Forma Merger Analysis. Beacon analyzed the estimated pro forma effect of the Offer and the Merger, considered as a unitary transaction, on the earnings per share of CN. In this analysis, Beacon assumed (i) that the aggregate consideration payable per share of IC Common Stock in the Offer and the Merger, considered as a unitary transaction, would be equal to $39.00, (ii) the consideration payable per share of CN Common Stock in the Offer and the Merger, considered as a unitary transaction, will be paid 75% in cash and 25% in shares of CN Common Stock, and (iii) a per share price for shares of CN Common Stock equal to $56.00 (the closing market price on February 6, 1998). In addition, the financial forecasts for the combined company resulting from the consummation of the Offer and the Merger which were used by Beacon in its analysis were based upon (i) IC Management Case Forecasts combined with financial forecasts for CN provided to Beacon by the management of CN and an estimate of synergies prepared by the management of IC (the "Company-CN Forecasts and Synergies") and (ii) the Wall Street Case Forecasts combined with financial forecasts for CN provided to Beacon by the management of CN and an estimate of synergies prepared by the management of CN (the "Wall Street-CN Forecasts and Synergies").

     Based on its analysis and the assumptions set forth above, Beacon estimated that, on an estimated earnings per share basis, (i) based on IC-CN Forecasts and Synergies, the Offer and the Merger, considered as a unitary transaction, would have accretive effects on the earnings per share of CN of 7.0% in 1998, 14.1% in 1999, 13.8% in 2000, 15.1% in 2001 and 11.2% in 2002, and(ii) based on the Wall
Street-CN Forecasts and Synergies, the Offer and the Merger, considered as a unitary transaction, would have accretive or dilutive effects, as applicable, on the earnings per share of CN of (3.7%) in 1998, 2.4% in 1999, 3.9% in 2000, 7.4%
in 2001 and 6.9% in 2002. In addition, based on its analysis and the assumptions set forth above, Beacon estimated that, on an estimated "cash" earnings per share basis (i.e., excluding amortization impact of goodwill and capitalized expenses associated with the Offer and the Merger, considered as a unitary transaction), (i) based on IC-CN Forecasts and Synergies, the Offer and the Merger, considered as a unitary transaction, would have accretive effects on the earnings per share of CN of 18.5% in 1998, 24.3% in 1999, 22.7% in 2000, 23.1%
in 2001 and 18.5% in 2002, and (ii) based on the Wall Street-CN Forecasts and Synergies, the Offer and the Merger, considered as a unitary transaction, would have accretive effects on the earnings per share of CN of 7.8% in 1998, 12.7% in 1999, 12.8% in 2000, 15.4% in 2001 and 14.2% in 2002. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     Leveraged Buyout Analysis. Beacon performed a leveraged buyout analysis to determine the potential implied equity value per share of IC Common Stock that might be achieved in the acquisition of IC in a leveraged buyout transaction based upon current market conditions. To conduct this analysis, Beacon utilized IC Management Case Forecasts and assumed (i) a
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

$1.4 billion senior debt facility, (ii) $300 million of subordinated debt, (iii) an equity investment with internal rate of return expectations of approximately 20% and (iv) terminal year EBITDA exit multiples ranging from 7.0x to 8.0x. At a representative price per share equal to $34.00 (which implies a total equity investment of $993 million), this analysis indicated five year equity returns ranging from 18.2% to 22.8%.

     The information above is a brief summary of the material financial analyses presented by Beacon to the Board of Directors of IC on February 8 and February 10, 1998 in connection with the Beacon Opinion. This summary does not purport to be a complete description of the analyses performed by Beacon in connection with the rendering of the Beacon Opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Beacon believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the Beacon Opinion. In addition, Beacon considered the results of every portion of its analysis and did not assign relative weights to any portion of its analysis, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Beacon's view of the actual value of IC, which may be significantly more or less favorable than as set forth herein.

     In performing its analyses, Beacon made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of IC or CN. The analysis performed by Beacon is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No public company utilized as a comparison is identical to IC and none of the Comparable Transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the Comparable Transactions is not mathematical; rather such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the company, or transaction, and other factors that could affect the public trading values of such comparable companies or company to which they are being compared. In connection with its analyses, Beacon utilized estimates and forecasts of future operating results and estimated synergies provided by the respective managements of IC and CN. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of IC and CN, none of Beacon, IC or CN assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Such analyses were prepared solely as part of Beacon's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of IC Common Stock pursuant to the Offer and the Merger, considered as unitary transaction, and were provided to the IC Board of Directors, in connection with the delivery of the Beacon Opinion. Beacon's analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, the Beacon Opinion was one of many factors taken into consideration by the IC Board of Directors, in making its determination to approve the Offer, the Merger and the Merger Agreement. Consequently, the analysis described above should not be viewed as determinative of the opinion of either the Board of Directors or management of IC with respect to the value of IC or a combination of IC with CN or whether either the Board of Directors or management of IC would have been willing to agree to different terms for the Offer and the Merger.

     Pursuant to a letter agreement dated December 31, 1997, IC paid Beacon a non-refundable retainer of $250,000 and, upon the execution of the Merger Agreement, IC has agreed to pay Beacon a fee in the amount of $2,000,000. IC has also agreed to pay Beacon a fee in the amount of $10,000,000 if the Merger or a similar transaction is consummated during (i) the term of
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

Beacon's engagement by IC or (ii) the twenty four month period commencing on the date, if any, of the termination of Beacon's engagement under such letter agreement. The Company has also agreed to reimburse Beacon for its out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify Beacon and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under the federal securities laws arising out of their engagement.

     As part of its investment banking business, Beacon is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, financings, private placements, principal investments and other purposes. Beacon is familiar with IC, with certain professionals of Beacon having previously been affiliated with an entity which acted as IC's financial advisor from time to time, including in connection with IC's acquisition of CCPH in 1996. During 1997, approximately $500,000 was paid by IC to Beacon for financial advisory services rendered. Alexander P. Lynch, a managing director of Beacon, has been a director of IC since 1989 and is the owner of 125,683 shares of IC Common Stock. Mr. Lynch has entered into a binding agreement with CN pursuant to which Mr. Lynch has agreed to convert all options to acquire IC Common Stock into options to acquire shares of CN Common Stock.

     Lehman's Opinion

     The Board of Directors of IC engaged Lehman to render an opinion to the Board as to the fairness, from a financial point of view, to IC's stockholders of the consideration to be received by such stockholders in the Offer and Merger, taken together.

     On February 10, 1998, Lehman delivered its oral opinion to the Board (subsequently confirmed in writing as of such date) to the effect that as of such date the consideration to be received by the stockholders of IC in the Offer and the Merger in the Transaction, taken together, is fair to such stockholders from a financial point of view.

     THE FULL TEXT OF LEHMAN'S WRITTEN OPINION DATED FEBRUARY 10, 1998 IS ATTACHED HERETO AS ANNEX C (THE "LEHMAN OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ THE LEHMAN OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN OPINION SET FORTH IN THIS STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by IC on the scope of Lehman's investigation or the procedures to be followed by Lehman in rendering its opinion, except that IC did not authorize Lehman to solicit, and Lehman did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of IC's business. Lehman was not requested to and did not make any recommendation to the Board of Directors of IC as to the form or amount of the consideration to be received by IC's stockholders in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman did not ascribe a specific range of value to IC, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to IC's stockholders in the Merger on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Board of Directors of IC and was rendered to the Board in connection with its consideration of the Transaction. The Lehman Opinion is not intended to be and does not constitute a recommendation to any stockholder of IC as to whether such stockholder should consent to the Merger. Lehman was not requested to opine as to, and its opinion does not address, IC's underlying business decision to proceed with the Transaction.

     In arriving at its opinion, Lehman reviewed and analyzed: (1) the Merger Agreement and the specific terms of the transaction, (2) such publicly available information concerning IC and CN that Lehman believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of IC furnished to Lehman by IC, (4) financial and

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

operating information with respect to the business, operations and prospects of CN furnished to Lehman by CN, (5) a trading history of IC Common Stock from 1995 to the present and a comparison of that trading history with those of other companies that Lehman deemed relevant, (6) a trading history of CN Common Stock from 1995 to the present and a comparison of that trading history with those of other companies that Lehman deemed relevant, (7) a comparison of the historical financial results and present financial condition of IC with those of other companies that Lehman deemed relevant, (8) a comparison of the historical financial results and present financial condition of CN with those of other companies that Lehman deemed relevant, and (9) a comparison of the financial terms of the transaction with the financial terms of certain other recent transactions that Lehman deemed relevant. In addition, Lehman has had discussions with the management of IC and CN concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and other strategic benefits expected to result from a combination of the businesses of IC and CN and have undertaken such other studies, analyses and investigations as Lehman deemed appropriate.

     In arriving at its opinion, Lehman assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of IC that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections of IC, upon advice of IC, Lehman assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IC as to the future financial performance of IC and Lehman relied upon such projections in performing its analysis. However, for purposes of its analysis, Lehman also applied a sensitivity analysis to certain assumptions which resulted in certain adjustments to the estimates of the future financial performance of IC. With respect to the financial projections of CN, upon advice of CN and IC, Lehman assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CN as to the future financial performance of CN and Lehman relied upon such projections in rendering its opinion. In arriving at its opinion, Lehman did not conduct a physical inspection of the properties and facilities of IC or CN and did not make or obtain any evaluations or appraisals of the assets or liabilities of IC or CN. The Lehman Opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

     In connection with the preparation and delivery of its opinion to the IC Board of Directors, Lehman performed a variety of financial and comparative analyses, including the analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IC and CN. In its analyses, Lehman assumed stable business and economic conditions and a stable competitive environment in the markets in which IC operates. These assumptions are beyond the control of IC and CN. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Among the analyses performed, Lehman reviewed the public stock market trading multiples for selected companies that Lehman deemed comparable. The companies in the comparable universe are Burlington Northern Santa Fe Corporation, CSX Corporation, Kansas City Southern Industries, Inc., Norfolk Southern Corporation and Union Pacific Corporation. Using publicly available information, Lehman calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income, net income plus depreciation and amortization and pre-tax income plus depreciation and amortization) and enterprise value multiples of certain historical and projected financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash and cash equivalents. Particularly because of the differences in depreciation and amortization allowances, primarily resulting from acquisition accounting, the most relevant multiples were determined by Lehman to be multiples of EBITDA, pre-tax income plus depreciation and amortization and net income plus depreciation and amortization. Excluding the multiples of Kansas City Southern Industries because a large proportion of its results is contributed by a financial services subsidiary, as of February 6, 1998, the comparables' median multiples of actual or, where necessary, estimated pro forma, latest twelve months ("LTM") EBITDA, pre-tax income plus depreciation and amortization, and net income plus depreciation and amortization were 7.4x, 6.3x and 8.0x, respectively, as compared to corresponding Company multiples at an assumed consideration payable per share of $39.00 pursuant to the Offer and the Merger, considered as a unitary transaction of 9.7x, 9.1x and 13.1x. Lehman calculated the implied equity values per share of IC Common Stock for LTM EBITDA at a range of 6.5x to 8.5x, pre-tax income plus depreciation and amortization at a range of 5.5x to 6.5x, and net income plus depreciation and amortization at a range of 7.0x to 8.5x, which yielded implied equity values per share of IC Common Stock of $23.50 to $33.00, $23.50 to $27.75 and $20.75 to $25.25,
respectively.

     However, because of the inherent differences between the businesses, operations, financial conditions and prospects of IC and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of IC and companies in the comparable company group that would affect the public trading values of IC and such comparable companies.

     Lehman reviewed certain publicly available information on selected transactions which took place from 1992 to 1997 that Lehman deemed comparable. The comparable transactions included, among others, Norfolk Southern and CSX's joint acquisition of Conrail Inc., Union Pacific's acquisition of Chicago and North Western and Burlington Northern's acquisition of Santa Fe Pacific. For each transaction, relevant transaction multiples, as described above, were analyzed. At the announcement date of those transactions, the median acquisition multiples of the LTM EBITDA, pre-tax income plus depreciation and amortization, and net income plus depreciation and amortization were 8.4x, 7.7x and 10.2x, respectively, as compared to corresponding IC multiples at an assumed consideration payable per share of $39.00 pursuant to the Offer and the Merger, considered as a unitary transaction of 9.7x, 9.1x and 13.1x. Lehman calculated the implied equity values per share of IC Common Stock for LTM EBITDA at a range of 8.0x to 10.0x, pre-tax income plus depreciation and amortization at a range of 7.5x to 9.5x, and net income plus depreciation and amortization at a range of 10.5x to 12.5x, which yielded implied equity values per share of IC Common Stock of $30.75 to $40.25, $32.00 to $40.50 and $31.25 to $37.00, respectively.

     However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of IC and the acquired businesses analyzed, Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of IC and such acquired companies.

     Additionally, as part of its analysis, Lehman prepared a discounted after-tax cash flow model that was based upon financial projections prepared by management of IC. Lehman used after-tax discount rates of 10% to 12% and a terminal value based on a range of multiples of estimated EBITDA in 2002 of 6.5x to 8.5x. Based on these discount rates and the midpoint of the terminal values, Lehman calculated the implied equity value per share of IC Common Stock at approximately $35.00 to $38.75. Lehman also performed sensitivity analyses on the financial projections which were provided by management of IC. Specifically, Lehman analyzed the impact on estimated values per share from an unlevered after-tax cash flow model using differing assumptions concerning projected revenue growth rates, projected EBITDA margins, projected levels of capital expenditures, after-tax discount rates, 2002 EBITDA terminal multiples and after-tax unlevered cash flow perpetuity growth rates. The sensitivity analyses resulted in implied equity values per share of IC Common Stock of approximately $32.50-$41.25 using the 2002 EBITDA terminal multiple methodology and $31.25-$38.25 using the after-tax unlevered cash flow perpetuity growth rate methodology.

     Lehman performed a dividend discount analysis to estimate the present value of dividends and the estimated future value of the IC Common Stock. The present value was calculated by adding the present value of the estimated dividend stream for the next five years to the present value of the estimated price per share in 2002. Lehman assumed (i) a constant annual dividend per share of $0.92,
(ii) net debt/total net capitalization is held constant at 45% by means of a share repurchase program, (iii) a range of multiples of earnings per share of 14.0x to 16.0x and (iv) equity discount rates based on the midpoint of 14% to 16%. Based on these assumptions, the indicated range of values per share was approximately $34.00 to $39.00.

     Lehman analyzed the estimated pro forma effect of the transaction on the earnings per share of CN. For the purposes of this analysis, Lehman assumed (i) a $39.00 per share price for the IC Common Stock acquired pursuant to the Offer and the Merger, (ii) a $56.00 per share price for CN Common Stock (the closing market price per share on February 6, 1998), (iii) a transaction structure with 75% of the consideration paid in cash and 25% paid in CN Stock, (iv) financial forecasts for each company from management of IC and CN and (v) cost savings and synergies from the transaction determined by the management of IC. Lehman estimated that, based on the assumptions described above, the pro forma impact of the transaction on the earnings per share of CN would be 8.5%, 15.4% and 14.9% accretive in the first three years following the transaction. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     Lehman performed a leveraged acquisition analysis in order to ascertain the price which would be attractive to a potential financial buyer based upon current market conditions. Lehman assumed the following in this analysis: (i) a capital structure comprised of $1,200 million in senior debt and $500 million in subordinated debt, (ii) an equity investment that would achieve a rate of return of approximately 24-34%, and (iii) a 7.5x 2002 projected EBITDA exit multiple. Based on these assumptions, the range of implied leveraged acquisition prices per share of IC Common Stock was $27.00 to $31.00.

     Lehman is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     As compensation for its services in connection with the Merger, IC agreed to pay Lehman a retainer of $100,000 and an additional fee of $1,650,000 upon delivery of the Lehman Opinion. In addition, IC has agreed to reimburse Lehman for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman for certain liabilities that may arise out of its engagement by IC and the rendering of its opinion.

     Lehman has performed various investment banking services for IC in the past and has received customary fees for such services. In the ordinary course of business, Lehman actively trades in the debt and equity securities of IC and CN for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Alan Washkowitz, a Managing Director of Lehman, is a member of the Board of Directors of IC.

CERTAIN UNAUDITED PROJECTED FINANCIAL INFORMATION

     In the course of its discussions with CN, in connection with the acquisition transaction IC provided CN and its financial advisors with certain business and financial information which CN believes was not and is not publicly available. Such information included, among other things, certain financial projections (the "IC Projections") prepared by management of IC as a long-range plan. The IC Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. IC does not as a matter of course publicly disclose internal projections as to future revenues, earnings of financial condition. The IC Projections were included in the documents related to the Offer. The IC Projections disclose, among other things, the following:

                                                      BUDGET         PLAN          PLAN          PLAN          PLAN
                                                      FY 1998       FY 1999       FY 2000       FY 2001       FY 2002
                                                    -----------   -----------   -----------   -----------   -----------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenue.................................  $     800.7   $     865.1   $     910.5   $     954.4   $     991.4
Operating expense.................................        487.7         515.7         537.3         554.7         573.0
                                                    -----------   -----------   -----------   -----------   -----------
Operating income..................................        313.0         349.4         373.2         399.7         418.4
Other income......................................          1.5           1.7           1.7           1.7           1.7
Net interest expense..............................        (38.5)        (33.0)        (25.7)        (19.0)         (9.0)
                                                    -----------   -----------   -----------   -----------   -----------
Income before taxes...............................        276.0         318.1         349.2         382.4         411.1
Tax provision.....................................       (104.9)       (121.8)       (135.1)       (148.0)       (159.1)
                                                    -----------   -----------   -----------   -----------   -----------
Net income........................................  $     171.1   $     196.3   $     214.1   $     234.4   $     252.0
                                                    ===========   ===========   ===========   ===========   ===========
Operating Ratio...................................         60.9%         59.6%         59.0%         58.1%         57.8%
Basic shares......................................         61.4          61.4          61.4          61.4          61.4
Net income per share (basic)......................  $      2.79   $      3.20   $      3.49   $      3.82   $      4.10

     THE IC PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO CN. NONE OF CN, MERGER SUB OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED GIVES ANY ASSURANCES AS TO THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL, SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF IC WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE IC. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED FOR COMPLIANCE BY IC'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED. THE INCLUSIONS OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT CN, MERGER SUB OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

CONSENT OF IC STOCKHOLDERS

     As provided by Delaware law, IC stockholders are being requested to consent to the adoption of the Merger Agreement in lieu of a meeting of IC Stockholders by sending in their consents on the enclosed Consent Cards. According to Delaware law, the adoption of the Merger Agreement requires the approval of IC's Board of Directors and the affirmative vote or written consent of a majority of the outstanding shares of IC Common Stock entitled to vote thereon. The IC Board of Directors, by unanimous vote, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has determined that the transactions contemplated in the Merger Agreement including the Offer and the Merger, are fair to, and in the best interests of, the holders of shares of IC Common Stock. Following the Offer, Merger Sub beneficially owns approximately 74.4% of IC Common Stock outstanding, which shares are held by the trustee of the Voting Trust on behalf of Merger Sub. Therefore, the trustee has sufficient voting power under the DGCL to adopt the Merger Agreement without the affirmative vote or written consent of any other IC stockholder. On May 4, 1998, pursuant to the terms of the Merger Agreement and the Voting Trust Agreement, the trustee of the Voting Trust executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law, such consent became effective on May 4, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the NYSE has required IC to solicit written consents from the other stockholders of IC. Thus, to comply with NYSE rules, IC is requesting your consent to the adoption of the Merger Agreement.

MERGER FINANCING

     The total amount of funds required by CN and Merger Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.8 billion. Merger Sub obtained the necessary funds from capital contributions and advances made directly or indirectly by CN and the U.S. Borrower (as defined below), including borrowings under the Credit Facilities referred to below. CN and certain of its subsidiaries have entered into two credit agreements each dated as of March 16, 1998 (collectively, the "Loan Agreements") with Goldman Sachs Canada Credit Partners Co. ("Goldman Canada"), Goldman Sachs Credit Partners L.P. ("Goldman Credit LP") and Bank of Montreal ("BMO") and certain other lenders (with Goldman Credit LP, Goldman Canada and BMO, the Lenders) pursuant to which the Lenders severally committed to provide senior credit facilities (the "Credit Facilities") in an aggregate principal amount of up to $1.8 billion. A copy of each Loan Agreement is incorporated herein by reference, and the following summary of the Loan Agreements and the Credit Facilities provided for herein is qualified in its entirety by reference thereto.

     The borrowers under the Credit Facilities are CN and a U.S. subsidiary of CN (the "U.S. Borrower" and, together with CN, the "Borrowers"). CN, at its option, may add other subsidiaries as borrowers under the Credit Facilities. The Credit Facilities in the aggregate consist of a $800 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility (the "Revolving Facility"). At the option of CN, a portion of the Revolving Facility is available in Canadian Dollars. In addition, up to $200 million of the Revolving Facility will be available for letters of credit. Proceeds of borrowings under the Credit Facilities are to be used to finance the Offer, will be used to pay related fees and expenses in connection therewith and with the Merger, to refinance certain outstanding indebtedness of CN and, in the case of the Revolving Facility only, may also be used for general corporate purposes, including working capital purposes and commercial paper backstop. On March 24, 1998, CN and the U.S. Borrower borrowed $800 million under the Term Facility and $800 million under the Revolving Facility to purchase the IC Common Stock pursuant to the Offer.

     Borrowings under the Credit Facilities will mature, one year in the case of the Term Facility, or five years in the case of the Revolving Facility, from the date of initial drawdown under the Credit Facilities, and will bear interest at a rate per annum equal to, at the option of the Borrowers, (i) the Eurodollar Rate plus a margin (the "Applicable Margin"), initially expected to be 0.275% per annum, which will vary based on CN's unsecured long-term senior debt rating,
(ii) the Base Rate
and (iii) in the case of Revolving Facility borrowings in Canadian Dollars only, the Canadian Bankers Acceptance Rate plus the Applicable Margin; provided that during any period when more than $900 million of the Credit Facilities in the aggregate are drawn and outstanding, the Applicable Margin shall be increased by 0.05% per annum. The Credit Facilities provide for a facility fee payable on the aggregate amount of the Revolving Facility (whether drawn or undrawn) and the aggregate outstanding principal amount of the loans under the Term Facility at a rate per annum that is initially expected to be 0.125% and that will vary based on CN's unsecured long-term senior debt rating. The Credit Facilities contain certain negative covenants applicable to CN and its subsidiaries, including, without limitation, restrictions on liens and mergers and acquisitions and the following financial covenants: maximum total debt to total capitalization, minimum tangible net worth requirements and, solely if CN's unsecured long-term senior debt rating remains below a certain threshold, minimum fixed charge coverage.

     All borrowings and issuances of letters of credit under the Credit Facilities, including the initial borrowings, are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the accuracy of representations and warranties, (ii) the absence of any default or event of default under the Credit Facilities and (iii) the non-occurrence of any material adverse change in respect of CN or IC.

     Amounts outstanding under the Credit Facilities are cross-guaranteed by CN and the U.S. Borrower and by all present and future material subsidiaries of CN; provided that IC and its subsidiaries are not required to provide any such guarantees until permitted by law to do so and Canadian National Railway Properties Inc. has provided such guarantee only to the extent permitted by applicable law for borrowers other than CN. The terms of the Credit Facilities provide that, while the Voting Trust is in effect, net proceeds generated from sales of shares of IC Common Stock or from asset sales by IC and its subsidiaries (subject to certain exceptions) actually received by CN and its subsidiaries (other than any subsidiaries held through the Voting Trust) are to be applied first, to repay outstandings under the Term Facility and second to repay outstandings under the Revolving Facility and to reduce commitments thereunder, unless, in the case of the Revolving Facility, at the time of receipt of such proceeds CN's unsecured long-term senior debt rating is above a certain threshold and the commitments under the Revolving Facility do not exceed $700 million.

     Pursuant to the Loan Agreements and the commitment letter related thereto, CN paid certain fees to Goldman Canada, Goldman Credit L.P. and BMO and has agreed to reimburse the Lenders for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

     CN anticipates that the loans made to CN and its subsidiaries under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by CN and its subsidiaries (including, following the Merger, funds actually received from IC and its subsidiaries), bank refinancings and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods CN and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by CN based on prevailing market conditions and such other factors as CN may deem appropriate.

APPRAISAL RIGHTS

     In accordance with the United States Supreme Court decision in Schwabacher
v. United States, 334 U.S. 182 (1948), stockholders of IC will not have any appraisal or like rights under state law, even if they were otherwise available under state law, unless the STB or a court of competent jurisdiction determines that state-law appraisal rights are available to holders of shares of IC Common Stock. CN considers it unlikely that the STB or a court will determine that state law appraisal rights are available to holders of shares of IC Common Stock. As part of their application for STB approval of CN's acquisition of control of IC, CN and IC intend to seek a determination of the STB that the terms of the Merger are just and reasonable. Stockholders of IC will have an opportunity to participate in this STB proceeding.

     In addition, holders of IC Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because (i) IC Common Stock is listed on the NYSE and (ii) the holders of IC Common Stock will have their shares converted in the Merger into the right to receive shares of CN Common Stock, which will also be listed on the NYSE, and cash in lieu of fractional shares.

REGULATORY APPROVALS

     Pursuant to the Merger Agreement, on February 25, 1998, CN and IC received a favorable informal advisory opinion from the staff of the STB to the effect that the proposed use of the Voting Trust will preclude unlawful control of IC by CN. On March 6, 1998, CN received written confirmation from the PreMerger Notification Office of the Federal Trade Commission to the effect that the notice and waiting period requirements of the HSR Act do not apply to the acquisition of IC Common Stock by CN pursuant to the Offer or the Merger, provided that information and documentary material filed with the STB in connection with CN's and IC's application are filed contemporaneously with such office and with the Antitrust Division of the U.S. Department of Justice, which CN and IC intend to do. No further regulatory opinions or confirmations are needed to complete the Merger.

     Pursuant to the Merger Agreement, CN and IC will file an application with the STB prior to the end of the second quarter of 1998 to seek STB approval of CN's acquisition of control of IC. STB approval may take up to 15 months. CN and IC intend to request the STB to expedite the approval process. STB approval is expected in early 1999. Pending STB approval, the shares of common stock of the Surviving Corporation will be deposited in the Voting Trust and CN will not be able to exercise control over IC. If the STB does not approve CN's acquisition of control of IC or if CN deems any conditions imposed by the STB unacceptable, CN would be obligated to sell all IC common shares held in the Voting Trust. In such event, CN shall distribute, or cause to be distributed, to IC stockholders who received payment for shares pursuant to the Offer and to record holders at the Effective Time their pro rata share of one third of any net profits realized upon any disposition of the shares by or out of the Voting Trust. See "Risk Factors" on page 22, "Regulatory Considerations" on page 77 and Legal Proceedings on page 68.

ACCOUNTING TREATMENT

     CN accounts for the Offer and the Merger as a purchase of a business. The purchase price will be allocated to the acquired assets and assumed liabilities of IC on the basis of their estimated fair value.

     Pending STB approval, CN accounts for its investment in IC using the equity method of accounting. Upon STB approval, CN will consolidate IC's financial position and results from operations.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     This Joint Consent Statement/Prospectus does not cover resales of CN Common Stock to be received by the holders of IC Common Stock upon consummation of the Merger, and no person is authorized to make any use of this Joint Consent Statement/Prospectus in connection with any such resale.

     All shares of CN Common Stock issued pursuant to the Merger will be freely transferable, except that shares of CN Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "1933 Act")) of IC may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of CN) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of IC or CN generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of IC or CN as well as significant stockholders.

     IC has granted registration rights to CN pursuant to the Merger Agreement that entitles CN to three registration statements within three years from the termination of the Merger Agreement in order to allow CN to sell or dispose of any or all of the Trust Stock deposited in the Voting Trust.

          CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. In the opinion of Davis Polk & Wardwell, U.S. counsel to CN, the following opinion accurately describes all of the material U.S. federal income tax consequences to U.S. Holders (as defined below) related to (i) the Merger and (ii) the ownership of CN Common Stock by a U.S. Holder, who holds CN Common Stock as capital assets and who does not own, directly or constructively, 10% or more of CN's outstanding voting stock. The following opinion is not a complete analysis or description of all potential tax consequences to U.S. Holders and does not address all tax considerations that may be relevant to all categories of investors (such as persons who are not U.S. Holders, dealers in securities, insurance companies, investors whose functional currency is not the U.S. dollar and other investors subject to special rules). U.S. Holders are therefore urged to consult their own tax advisors concerning the overall U.S. federal, state and local tax consequences of the Merger and the ownership of CN Common Stock in light of their particular circumstances.

     This following opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed U.S. Treasury regulations, changes to any of which after the date of this Joint Consent Statement/ Prospectus could apply on a retroactive basis and affect the tax consequences described herein.

     As used below, the term "U.S. Holder" means a holder of IC Common Stock that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     THE OPINION APPEARING BELOW MAY NOT APPLY TO HOLDERS OF STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR TO HOLDERS OF STOCK THAT ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS HOLDERS THAT ARE NOT U.S. HOLDERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF STOCK IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER AND THE OWNERSHIP OF CN COMMON STOCK.

     UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF IC COMMON STOCK. The exchange of IC Common Stock for the Merger Consideration pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who exchanges IC Common Stock for the Merger Consideration will recognize gain or loss on such exchange measured by the difference between (i) the sum of the cash, if any, and the fair market value, determined as of the time of such exchange, of the CN Common Stock received and
(ii) such U.S. Holder's tax basis in IC Common Stock surrendered in exchange therefor. A U.S. Holder generally must calculate gain or loss separately for each block of IC Common Stock that is exchanged pursuant to the Merger Agreement. In the case of a U.S. Holder who is an individual and who holds his or her IC Common Stock as a capital asset, any gain recognized on the exchange of such IC Common Stock pursuant to the Merger Agreement generally will be subject to U.S. federal income tax at a stated maximum marginal rate of (a) 20%, if such U.S. Holder's holding period for IC Common Stock surrendered in such exchange is more than 18 months at the time of the exchange or (b) 28%, if such U.S. Holder's holding period for such IC Common Stock is more than one year, but not more than 18 months, at the time of such exchange.

     The U.S. federal income tax consequences to U.S. Holders of IC Common Stock of the possibility of a cash distribution to holders who received payment for their shares of IC Common Stock pursuant to the cash tender offer and to record holders at the Effective Time in the event that

(i) certain conditions to the proposed settlement arrangement shall have been satisfied, and (ii) the STB shall have issued written notice disapproving the acquisition of control of IC by CN or advised CN of such determination or imposed unacceptable conditions upon such acquisition of control and there is a subsequent disposition of IC common shares held in the Voting Trust (see "Legal Proceedings" on page 68), are unclear. Certain provisions of the Code can be interpreted to require that a U.S. Holder include the fair market value, determined as of the Effective Time, of such possible cash distribution in the amount realized for purposes of determining current gain or loss on the exchange of IC Common Stock for the Merger Consideration pursuant to the Merger. Under this interpretation, a U.S. Holder would also subsequently recognize capital gain or loss in the year in which any such cash distribution was actually made equal to the difference between (i) such fair market value and (ii) the portion of any such cash distribution not treated as interest, as described below. However, it is also possible that a U.S. Holder may be entitled to treat the portion of any such cash distribution not treated as interest, as described in the next sentence, as additional gain realized on such exchange only in the year in which such distribution, if any, is received. In either case, a portion of any such distribution would be treated as ordinary interest income, determined on the basis of interest rates specified by the Internal Revenue Service, in the year such distribution was received. U.S. Holders of IC Common Stock are advised to consult their own tax advisors concerning the U.S. federal income and other relevant tax consequences to them of the proposed settlement arrangement.

     A U.S. Holder will take a tax basis in the CN Common Stock received pursuant to the Merger that is equal to the fair market value, determined as of the time of such exchange, of such CN Common Stock and will have a holding period in such CN Common Stock that commences on the day after the date of the exchange.

     CN's exchange agent will be required to withhold 31% of any cash payments to which a holder of IC Common Stock or other payee is entitled pursuant to the Merger, unless such holder of IC Common Stock or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct, or unless an exemption from backup withholding applies. Each holder of IC Common Stock and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to holders of IC Common Stock by CN to avoid backup withholding, unless some other applicable exemption exists and is proved in a manner satisfactory to CN and the exchange agent.

     UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP OF CN COMMON STOCK. Distributions made by CN with respect to CN Common Stock (which for these purposes will include the amount of any Canadian taxes withheld therefrom) will generally be includible in the gross income of a U.S. Holder as foreign source dividend income to the extent that such distributions are paid out of CN's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds CN's current and accumulated earnings and profits as so computed, it will first reduce the U.S. Holder's tax basis in its CN Common Stock to the extent thereof, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. U.S. Holders will not be entitled to claim a dividend received deduction with respect to distributions by CN.

     Future distributions of CN Common Stock or other interests in CN, or of rights to subscribe for CN Common Stock, may be treated as distributions subject to U.S. federal income tax.

     Subject to certain limitations, Canadian taxes withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. Holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by CN with respect to CN Common Stock will generally constitute "passive income," or in the case of certain U.S. Holders, "financial services income." The rules relating to foreign tax credits are extremely complex, and U.S. Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of foreign tax credit limitations to their particular circumstances. In particular, recently enacted legislation and other guidance issued by the U.S. Treasury may deny a foreign tax credit for Canadian taxes withheld from or paid on dividend distributions received by a U.S. Holder in respect of CN Common Stock where a U.S. Holder (i) has held the CN Common Stock for less than a specified minimum period during which it is not protected from risk or loss;
(ii) is obligated to make payments related to such dividends; or (iii) holds the CN Common Stock in arrangements in which the U.S. Holder's expected economic profit, after non-U.S. taxes, is insubstantial. In addition, certain transactions which generally are not taxable events for U.S. federal income tax purposes may be treated as taxable dividends for Canadian tax purposes. Consequently, under the applicable Treasury regulations, any Canadian withholding taxes imposed in such case may be treated as imposed on "general limitation" income, which may affect a U.S. Holder's ability to utilize the related foreign tax credit to offset tax on other income, including the income resulting from CN's payment of such withholding tax.

     A U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of CN Common Stock in the same manner as on the sale or disposition of any other shares held as capital assets. Gain, if any, will generally be U.S. source gain. Accordingly, if foreign tax is imposed on gains derived from the sale or other taxable disposition of CN Common Stock, a U.S. Holder may not be able to utilize such foreign tax as a U.S. foreign tax credit. U.S. Holders should consult their own tax advisors with respect to their ability to credit foreign tax on such capital gains, if any, against their U.S. federal income taxes. Under current law it is unclear whether any loss recognized by a U.S. Holder on the sale or other taxable disposition of CN Common Stock will be U.S. or foreign source.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE OWNERSHIP OF CN COMMON STOCK

     In the opinion of Stikeman, Elliott, Canadian counsel to CN, the following is a summary of all material Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") generally applicable to holders of CN Common Stock ("Non-resident Holders") who, for purposes of the Canadian Tax Act are not resident in Canada, deal at arm's length with CN, hold their shares of CN Common Stock as capital property, do not use and are not deemed to use or hold their shares of CN Common Stock in the course of carrying on business in Canada and in the case of non-resident insurers that carry on an insurance business in Canada and elsewhere, establish that their CN Common Stock is not effectively connected with such insurance business carried on in Canada. This summary is not addressed to holders that are "financial institutions" for purposes of the "mark-to-market" rules in the Canadian Tax Act or to holders, for whom an interest in which would be a "tax shelter investment" as defined in proposed amendments to the Canadian Tax Act. This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder, proposed amendments thereto publicly announced by the Department of Finance, Canada prior to the date hereof (the "Proposed Amendments") and the provisions of the Canada-U.S. Income Tax Convention. Except for the Proposed Amendments, this summary does not anticipate any changes in law, whether by legislative, governmental or judicial decision or action.

     This summary is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. The summary does not address any aspect of any provincial or local tax laws or the tax laws of jurisdictions outside Canada. Accordingly, Non-resident Holders should consult with their own tax advisors for advice with respect to the income tax consequences to them, having regard to their own particular circumstances, including any consequences of an investment in CN Common Stock arising under any provincial or local tax laws or the tax laws of jurisdictions outside Canada.

     A Non-resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain on a disposition of shares of CN Common Stock (including on a purchase by CN) unless at the time of such disposition such shares constitute taxable Canadian property of the stockholder for purposes of the Canadian Tax Act and such stockholder is not entitled to relief under an applicable tax treaty. Shares of CN Common Stock will not constitute taxable Canadian property of a Non-resident Holder at the time of a disposition of such shares unless such stockholder uses or holds or is deemed to use or hold such shares in or in the course of carrying on business in Canada or, at any time during the five year period immediately preceding the disposition of such shares, not less than 25% of the issued shares of any class of the CN Common Stock belonged to the stockholder, to persons with whom the stockholder did not deal at arm's length, or to the stockholder and persons with whom the stockholder did not deal at arm's length. The CN Commercialization Act contains restrictions on ownership of CN Common Stock which prevent a holder together with associates (as defined) from owning more than 15% of the shares of CN Common Stock.

     Amounts in respect of shares of CN Common Stock paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of dividends to a Non-resident Holder will generally be subject to Canadian non-resident withholding tax. Such withholding tax is levied at a basic rate of 25% which may be reduced pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the Non-resident Holder. Currently, under the Convention, the rate of Canadian non-resident withholding tax on the gross amount of dividends beneficially owned by a person who is a resident of the United States for the purpose of the Convention and who does not have a "permanent establishment" or "fixed base" in Canada is 15%. However, where such beneficial owner is a company which owns at least 10% of the voting stock of CN, the rate of such withholding is 5%.

     A purchase of shares of CN Common Stock by CN (other than a purchase of CN Common Stock by CN on the open market) will give rise to a deemed dividend under the Canadian Tax Act equal to the difference between the amount paid by CN on the purchase and the paid-up capital of such shares determined in accordance with the Canadian Tax Act. The paid-up capital of such shares may be less than the Non-resident Holder's cost of such shares. Any such dividend deemed to have been received by a Non-resident Holder will be subject to non-resident withholding tax as described above. The amount of any such deemed dividend will reduce the proceeds of disposition of such CN Common Stock to the Non-resident Holder for purposes of computing the amount of the stockholder's capital gain or loss under the Canadian Tax Act.

                           CONSENT OF IC STOCKHOLDERS

     This Joint Consent Statement/Prospectus contains certain information set forth more fully in the Merger Agreement attached hereto as Annex A and is qualified in its entirety by reference to the Merger Agreement, which is hereby incorporated by reference. The Merger Agreement and the Joint Consent Statement/Prospectus should be read carefully by each IC Stockholder in deciding whether to consent to the adoption of the Merger Agreement.

GENERAL

     This Joint Consent Statement/Prospectus is being furnished to holders of IC Common Stock in connection with the solicitation by IC of stockholder consent to the adoption of the Merger Agreement (the "Consent") in lieu of a special meeting.

RECORD DATE AND OUTSTANDING IC COMMON STOCK

     Stockholders of record of IC Common Stock at the close of business on April 24, 1998, the Record Date, are entitled to receive the Joint Consent Statement/Prospectus and to give their

Consent. On the Record Date, there were 2,569 IC stockholders of record and 61,926,470 shares of IC Common Stock outstanding. There are no shares of IC Preferred Stock outstanding.

CONSENT REQUIRED

     Under Delaware law, adoption of the Merger Agreement requires the approval of a majority of the outstanding shares of IC Common Stock entitled to vote. As a result of the Offer consummated on March 13, 1998, Merger Sub beneficially owns 46,051,761 shares of IC Common Stock (approximately 74.4% of IC Common Stock entitled to vote) which constitute a sufficient number of shares of IC Common Stock to adopt the Merger Agreement without the affirmative vote or written consent of any other stockholder. On May 4, 1998, pursuant to the terms of the Merger Agreement and the Voting Trust Agreement, the trustee of the Voting Trust holding the shares of IC Common Stock on behalf of Merger Sub executed a written consent in favor of the adoption of the Merger Agreement. According to Delaware law such consent became effective on May 4, 1998, upon delivery of such consent to IC. Although according to Delaware law no further stockholder approval is required to adopt the Merger Agreement, the NYSE has required IC to solicit written consents from the other stockholders of IC.

     IC stockholders should read this Joint Consent Statement/Prospectus carefully, complete, sign and date the Consent Card and mail the Consent Card to Ann Thoma, Investor Relations, Illinois Central Corporation, 455 North Cityfront Plaza, Chicago, Illinois 60611-5504 by June 3, 1998. IC stockholders may revoke their Consents by sending a written notice of revocation or a later dated Consent Card revoking the earlier dated Consent Card and containing different instructions to the above address by June 3, 1998.

     STOCK CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS THEREOF UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL CONTAINING ADDITIONAL INSTRUCTIONS FOR EXCHANGING SHARE CERTIFICATES.

       COMPARATIVE PER COMMON SHARE MARKET PRICE AND DIVIDEND INFORMATION

     IC Common Stock is listed on the NYSE. Its ticker symbol on the NYSE is IC. CN Common Stock is listed on the NYSE and the Toronto and Montreal stock exchanges. The CN ticker symbol on the NYSE is CNI.

     The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of IC Common Stock and CN Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such stock.

                                             IC COMMON STOCK               CN COMMON STOCK
                                       ---------------------------   ---------------------------
                                        MARKET PRICE                 MARKET PRICE(1)
                                       ---------------     CASH      ---------------     CASH
                                        HIGH     LOW     DIVIDENDS    HIGH     LOW     DIVIDENDS
                                       ------   ------   ---------   ------   ------   ---------
1995
  First Quarter......................  $23.50   $20.50     $0.17       --       --        --
  Second Quarter.....................   23.75    21.83      0.17       --       --        --
  Third Quarter......................   28.00    23.00      0.17       --       --        --
  Fourth Quarter.....................   28.67    24.50      0.17     $15.74   $14.50      --
1996
  First Quarter......................  $28.75   $23.67     $0.20     $18.25   $15.00   Cdn$0.20
  Second Quarter.....................   30.75    27.00      0.20      19.75    17.25       0.20
  Third Quarter......................   31.88    26.88      0.20      12.13    17.00       0.20
  Fourth Quarter.....................   34.38    29.50      0.20      42.38    20.25       0.20
1997
  First Quarter......................  $36.13   $30.50     $0.23     $41.25   $35.25   Cdn$0.23
  Second Quarter.....................   37.63    30.88      0.23      43.94    33.88       0.23
  Third Quarter......................   37.25    33.25      0.23      52.25    43.63       0.23
  Fourth Quarter.....................   39.00    32.44      0.23      56.88    45.38       0.23
1998
  First Quarter......................  $39.75   $31.13     $0.23     $65.69   $44.88   Cdn$0.265
  Second Quarter (through April 30,
     1998)...........................  $40.06   $39.50        --     $65.69   $65.00   Cdn$0.265

---------------

(1) The market prices of the CN Common Stock for 1995 through November 28, 1996 are for the first installment receipt for the CN Common Stock. The second installment of the initial public offering price for the CN Common Stock was paid on November 28, 1996.

     On February 4, 1998, the last full trading day prior to the announcement that IC and CN were in discussions regarding a proposed acquisition transaction, the reported closing sales price per share on the NYSE Composite Transaction Tape was $36.50 for IC Common Stock and $51.06 per share for CN Common Stock. On April 30, 1998, the most recent practicable date prior to the printing of this Joint Consent Statement/Prospectus, the reported closing sales price per share on the NYSE Composite Transaction Tape was $39.75 for IC Common Stock and $65.06 per share for CN Common Stock.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF IC AND CN COMMON STOCK.

                     THE MERGER AGREEMENT; OTHER AGREEMENTS

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT ATTACHED AS ANNEX A HERETO. TERMS NOT OTHERWISE DEFINED HEREIN OR IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. IC STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

The Merger

     The Merger Agreement contemplates the Merger of Merger Sub with and into IC, with IC surviving the Merger as an indirect wholly-owned subsidiary of CN. The Merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware (or such later time as is agreed by the parties and specified in the certificate of merger) which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or, to the extent permitted in the Merger Agreement, waived.

Conversion of Shares

     The Merger Agreement provides that, at the Effective Time:

     (i) each share of IC Common Stock held by IC as treasury stock or owned by CN or any subsidiary of CN (including the shares of IC Common Stock held in the Voting Trust) shall be canceled, and no payment shall be made with respect thereto;

     (ii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and each such share shall be deposited in the Voting Trust; and

     (iii) each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided, be converted into the right to receive that number of shares of CN Common Stock equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price (the "Stock Consideration").

     "CN Average Closing Price" is defined in the Merger Agreement as the average closing price of the CN Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the date of the Effective Time; provided that if such average closing price is $43.00 or less then the CN Average Closing Price shall be $43.00 and if such average closing price is $64.50 or more then the CN Average Closing Price shall be $64.50.

     The Merger Agreement provides that the Stock Consideration will be adjusted to reflect any split, combination, stock dividend, stock distribution or similar change that occurs with respect to either the CN Common Stock or the IC Common Stock prior to the Effective Time.

     No fractional shares of CN Common Stock will be issued in the Merger. Instead, each former stockholder of IC who would otherwise be entitled to receive a fractional share will receive an amount in cash based on the average closing price of CN Common Stock on the NYSE for the five trading day period prior to the Effective Time.

No Appraisal Rights

     The Merger Agreement states that in accordance with Schwabacher v. United States, 334 U.S. 182 (1948), stockholders of IC shall not have any appraisal or like rights; provided, however, that if the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of IC Common Stock, then such holders shall be provided with appraisal rights in accordance with the General Corporation Law of the State of Delaware (the "DGCL") to the extent required under the DGCL. IC has agreed to give CN prompt notice of any demands received by IC for appraisal of shares of IC Common Stock and the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of CN, or as otherwise required by applicable law, IC has agreed not to make any payment with respect to, or settle or offer to settle, any such demands.

     In any event, holders of IC Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because:

     (i)  IC Common Stock is listed on the NYSE; and

     (ii) the holders of IC Common Stock will have their shares converted in the Merger into the right to receive shares of CN Common Stock, which will also be listed on the NYSE, and cash in lieu of fractional shares.

Stock Options.

     To the extent permitted under the rules, regulations and practices of the STB and consistent with the application of applicable Canadian securities laws and the rules and regulations of relevant stock exchanges, the Board of Directors of CN and IC have taken all actions necessary to adjust the terms of each outstanding stock option to purchase shares of IC Common Stock granted under any employee or director stock option or compensation plan or arrangement ("Options"), to provide that, at the Effective Time each outstanding Option shall be amended and converted into options ("CN Options") to acquire, on the same terms and conditions (except that such CN Options shall (other than as provided in "Treatment of IC Stock Options and Restricted Stock Awards" below) be fully vested), a number of shares of CN Common Stock determined by multiplying the number of shares of IC Common Stock subject to such Option by the Exchange Ratio, rounded up to the nearest whole share of CN Common Stock, at a price per share equal to (y) the aggregate exercise price for the shares of IC Common Stock subject to such Option, divided by (z) the number of shares of CN Common Stock subject to such CN Option.

The Surviving Corporation.

     Under the terms of the Merger Agreement:

     (i) the certificate of incorporation and bylaws of IC shall be amended as set forth in Exhibits B and C to the Merger Agreement, respectively, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation, respectively; and

     (ii) the directors and officers of IC as of the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be directors and officers of the Surviving Corporation.

     Effective upon consummation of the Offer, IC appointed Mr. John D. McPherson as the Chief Executive Officer and a director of IC.

Representations and Warranties.

     In the Merger Agreement, IC has made customary representations and warranties to CN with respect to, among other things, its existence and power, qualification, corporate and governmental authorization, non-contravention, subsidiaries, capital structure, public filings, financial statements, disclosure documents, employee benefit plans, compliance with laws, absence of undisclosed material liabilities, absence of certain changes, absence of litigation, labor matters, taxes, finder's fees, takeover statutes, rights plans, environmental compliance, and receipt of financial advisors' written opinions.

     In the Merger Agreement, CN and Merger Sub have made customary representations and warranties to IC with respect to, among other things, their existence and power, qualification, corporate and governmental authorization, non-contravention, subsidiaries, capital structure, public filings, financial statements, disclosure documents, employee benefit plans, compliance with laws, absence of undisclosed material liabilities, absence of certain changes, absence of litigation, labor matters, taxes, finder's fees, environmental compliance, sufficiency of funds, and ownership of IC Common Stock.

Covenants.

     The Merger Agreement contains various customary covenants of the parties thereto. A description of these covenants follows:

     Interim Operations of IC.

     From the date of the Merger Agreement through the date of STB approval or exemption of the acquisition of control of IC's railroad operations by CN (the "Control Date"), IC and its subsidiaries are required to carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, to use their reasonable best efforts to preserve intact their current business organizations, to use their reasonable best efforts to keep available the services of their current officers and of their key employees as a group and to use their reasonable best efforts to preserve their relationships with those persons having business dealings with them. IC, in conducting its business and operations, is required to have due regard for the interests of Merger Sub and its affiliates as the holders of the Trust Certificates, as investors in IC, determined without reference to such holders' interests in railroads other than IC or its subsidiaries.

     In particular, except as otherwise expressly set forth in the Merger Agreement or a disclosure schedule thereto, IC has agreed that it will not, and will not permit any of its subsidiaries to (without the prior written consent of CN):

     (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned subsidiary of IC to its parent and other than regular quarterly cash dividends of $0.23 per share with respect to the shares of IC Common Stock:

        (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except as contemplated by clause (ii) below);

        (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

        (z) acquire any shares of its capital stock or the capital stock of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided that, following the Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, IC will not decrease the aggregate amount of dividends and other distributions in respect of its outstanding capital stock from the level paid immediately prior to the Merger;

     (ii) issue, deliver, sell, pledge or otherwise encumber any IC Securities or any IC Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such IC Securities or any IC Subsidiary Securities, in each case, other than:

        (x)  pursuant to the exercise of existing stock options;

        (y) grants of stock options and other stock-based employee benefits prior to the Effective Time in the ordinary course of business consistent with past practice and issuances pursuant thereto; or

        (z) securities issued by a direct or indirect wholly-owned subsidiary of IC to IC or a direct or indirect wholly-owned subsidiary of IC;

     (iii) adopt, propose or agree to any amendment to its (or any of its subsidiary's) certificate of incorporation, by-laws or other comparable organizational documents;

     (iv) (A) without the prior written consent of CN, sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any rail lines or rights of way, it being understood that IC may sell or dispose of rail stock in the ordinary course of business or the movement of such rail stock within IC's rail system; provided, that if IC requests in writing that it be permitted to engage in a transaction that requires CN's consent under this clause (A) and CN does not respond within 20 days of receipt of such request, IC shall be permitted to engage in such transaction; and provided further, that this clause (A) shall not apply with respect to any transaction entered into prior to the date of the Merger Agreement; or

        (B) sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any of its properties or assets (excluding rail lines or rights of way), other than:

             (x) leases or licenses of railroad equipment and property in the ordinary course of business consistent with past practice; or

             (y) transactions in the ordinary course of business consistent with past practice and not exceeding in the aggregate $30,000,000 on an annual basis;

     (v) make or agree to make any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or capital expenditure in excess of $50,000,000 in the aggregate on an annual basis except as specified on a schedule to the Merger Agreement or pursuant to agreements and commitments entered into prior to the date of the Merger Agreement and previously made available to CN;

     (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness other than intercompany indebtedness except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof or (ii) other borrowings in the ordinary course of business consistent with past practice; provided that aggregate borrowings under clauses (i) and (ii) do not exceed $200,000,000;

     (vii) except for loans, advances, capital contributions or investments (x) specified on a schedule to the Merger Agreement or (y) made in the ordinary course of business consistent with past practice and not exceeding $15,000,000 on an annual basis, make any loans, advances or capital contributions to, or investments in, any other Person (other than, in the case of IC, to IC or any of its subsidiaries);

     (viii) except for elections that are required by law or are consistent with past practice, make any tax election;

     (ix) other than payments with respect to judgments, pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations:

        (A) in the ordinary course of business consistent with past practice or in accordance with their terms;

        (B) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of IC filed with the SEC prior to the Effective Time; or

        (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice and with the Merger Agreement; provided that none of such payments, discharges, settlements or satisfaction shall in any event exceed $15,000,000;

     (x) except (a) as otherwise provided in a schedule to the Merger Agreement or (b) in the ordinary course of business consistent with past practice (it being understood that the taking by IC or any of its subsidiaries of any of the actions described in this paragraph (x) with respect to a contract involving annual payments of more than $10,000,000 shall not be in the ordinary course of business), enter into any contract or agreement involving annual payments of more than $5,000,000, modify or amend in any material respect or terminate any such contract or agreement to which IC or any of its subsidiaries is a party, or waive, release or assign any rights or claims under any contract or agreement that are significant to such contract or agreement; provided that in entering into contracts in the ordinary course of business, each of IC and its subsidiaries shall act entirely in its own interest as an independent enterprise;

     (xi) make any material change to its accounting methods, principles or practices, except as may be required by United States generally accepted accounting principles;

     (xii) except (a) for arrangements entered into in the ordinary course of business consistent with past practice, (b) as contemplated by the Merger Agreement or (c) as required by applicable law, enter into, adopt or materially amend or change the funding or accrual practices of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of IC or any of its subsidiaries (or any other Person for whom either IC or any of its subsidiaries will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) materially increase in any manner the compensation or fringe benefits of any employee of IC or any of its subsidiaries (or any other Person for whom IC or any of its subsidiaries will have liability) or pay any material benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

     (xiii) enter into any agreement containing any provision or covenant (x) limiting in any material respect the ability to compete with any Person which would bind IC or any of its subsidiaries or any successor or (y) granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards or other fixed railroad property of IC or its subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise) in each case other than in the ordinary course of business consistent with past practice; or

     (xiv) authorize or commit or agree to take any of the foregoing actions.

     No Solicitation by IC

     In the Merger Agreement, IC has agreed that:

     (i) neither IC nor any IC subsidiary shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any IC subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) or any indication of interest, with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, IC or any IC subsidiary, (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person, relating to an Acquisition Proposal, or afford access to the properties, books or records of IC or any IC subsidiary to any Person that may be

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

        considering making or has made or has stated an intention to make, an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Acquisition Proposal;

     (ii) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing; and

     (iii) it will notify CN (including in such notification the identity of the third party making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be) with reasonable promptness (but in no event later than 24 hours thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

     Notwithstanding the foregoing, IC or its Board of Directors may: (x) take any action required to comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal or, prior to the earlier of (A) consummation of the Offer or (B) the adoption of the Merger Agreement by the stockholders of IC, (y) directly or indirectly, furnish non-public information and access to, and may participate in discussions and negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal, if the Board of Directors of IC has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; provided that prior to furnishing non-public information and access to, or participating in discussions or negotiations with, such Person, IC receives from such Person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to IC than those contained in the Confidentiality Agreement (it being understood that IC may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to IC provided that it waives or similarly modifies the standstill provision in the Confidentiality Agreement).

     At least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, IC is required to provide written notice to CN advising CN of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal. Within such 48 hour period, CN may propose an improved transaction.

     Registration Rights

     CN has certain rights to require registration by IC of any securities deposited in the Voting Trust by CN within three years after the termination of the Merger Agreement, if such registration is necessary in order to permit the sale or other disposition of these securities.

     Antitakeover Statutes.

     Subject to the fiduciary duties of the Board of Directors of IC under applicable law, if any takeover statute is or may become applicable to the transactions contemplated in the Merger Agreement, IC and the members of its Board of Directors are required to use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated therein and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by the Merger Agreement.

     Director and Officer Liability.

     The Merger Agreement provides that CN shall cause the Surviving Corporation, for a period of six years after the Control Date:

     (i) to maintain in effect in its certificate of incorporation and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of IC; and

     (ii) to maintain the existing indemnification agreements covering such directors and officers of IC; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law.

     For six years after the Control Date, the Merger Agreement provides that CN will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such Person currently covered by IC's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, CN shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum IC paid in its last full fiscal year; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Listing.

     CN has caused the shares of CN Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, The Toronto Stock Exchange and The Montreal Exchange, subject, in each case, to official notice of issuance, prior to the Effective Time.

     Reasonable Best Efforts.

     Pursuant to the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

     STB Approval.

     Pursuant to the Merger Agreement, CN and IC will prepare and present to the STB all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, CN and IC agreed to cooperate with each other to prosecute such filings and other presentations with diligence, diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by persons not party to the Merger Agreement, and take all such further action as in the reasonable judgment of CN and IC may facilitate obtaining a final order or orders of the STB approving such transactions consistent with the Merger Agreement and the transactions contemplated therein. Subject to consultations with IC and after giving good faith consideration to the views of IC, CN shall have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions. IC shall take no regulatory or legal action in connection with the STB without CN's consent.

     Public Announcements.

     The Merger Agreement provides that CN and IC will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Dividend Coordination.

     The Merger Agreement requires CN and IC to coordinate with each other the payment of dividends and the designation of record and payment dates relating to CN Common Stock and

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

IC Common Stock, with the intent that holders of CN Common Stock and IC Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter as a result of the Merger.

     Treatment of IC Employees and Directors.

     In addition to continuing existing compensation and benefits programs for IC employees, CN and IC have agreed that a bonus pool of not less than $5 million will be created by IC to provide bonuses aimed at retaining key employees of IC after the Merger. As a result of the transactions contemplated by the Merger Agreement, a number of executive officers of IC who are covered by existing Employment Security Agreements will be entitled to receive between two and three years of severance benefits if, within two years, their employment is terminated by IC without cause or they resign with good reason. Under the Merger Agreement, CN and IC have agreed to take measures to amend the Employment Security Agreements so that the covered executives will be entitled to additional gross-up payments to reimburse them for any "golden parachute" excise taxes imposed following a termination of their employment in these circumstances. The Merger Agreement also provides that IC's Director Retirement Plan will be terminated as of the Control Date and the directors will be paid the benefits they have accrued thereunder, subject to their right to elect to defer those payments.

     Treatment of IC Stock Options and Restricted Stock Awards.

     Upon the announcement of the Offer, all outstanding employee and director stock options and restricted stock awards to purchase shares of IC Common Stock granted under any employee or director stock option or compensation plan or arrangement of IC (except certain Incentive 2000 director options) became fully exercisable. CN and IC developed a procedure to permit the holders of options to exercise such options and tender the underlying shares of IC Common Stock in the Offer. Any employee or director options which are not exercised prior to the Merger will be converted into CN Options as described in "Stock Options" above.

     Conditions to the Merger.

     Under the Merger Agreement, the respective obligations of the parties to consummate the Merger at the Effective Time are subject to the satisfaction of the following conditions:

     (a) the Merger Agreement shall have been adopted by the stockholders of IC at a meeting of IC stockholders (or by taking action by written consent in lieu of such a meeting) in accordance with the DGCL; and

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     Termination.

     In addition to the termination rights that are no longer available due to the consummation of the Offer, the Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of the Merger Agreement by IC's stockholders):

     (a)  by mutual written consent of IC and CN; or

     (b) by either IC or CN, if any law or regulation makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining CN or IC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

     Fees and Expenses.

     The Merger Agreement provides that, except with respect to the payment by IC to CN of a $72 million termination fee pursuant to termination rights that are no longer available due to the

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

consummation of the Offer, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     Amendments and Waivers.

     The Merger Agreement provides that before or after its adoption by the stockholders of IC, any provision of the Merger Agreement may be amended or waived prior to the Control Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties thereto or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of IC, there shall not be made any amendment that by law requires further approval by stockholders of IC without the further approval of such stockholders and, provided, further, that no such amendment of the Merger Agreement, the Voting Trust Agreement or any other agreement entered into in connection with the Merger Agreement shall be effected after the closing of the Offer and prior to the Control Date unless there are then in office two or more Continuing Directors (as hereinafter defined) and such amendment is approved by a majority of such Continuing Directors, it being understood and agreed that IC and its Board of Directors shall use reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

     Following consummation of the Offer and prior to the Control Date, any amendment to the certificate of incorporation or by-laws of IC or to the Merger Agreement or to the Voting Trust Agreement, any termination of the Merger Agreement by IC or by IC and CN under paragraph (a) under "Termination" above, any waiver of any of IC's rights under the Merger Agreement (including certain waivers or consents required in connection with the Voting Trust) and any other consent or action by the Board of Directors of IC thereunder, shall not be effected unless there are then in office two or more Continuing Directors and such approval is approved by a majority of such Continuing Directors, it being understood and agreed that IC and its Board of Directors shall use commercially reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office. In the Merger Agreement, "Continuing Director" was defined as the directors of IC then in office who are neither designated or employed or otherwise affiliated with CN nor are employees of IC.

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

     Amendment No. 1 provides that the amendment set forth below to the Merger Agreement shall only become effective at such time as (i) the Delaware Court of Chancery has entered an order approving the proposed settlement of the Actions (see Legal Proceedings at page 67) as described in the Memorandum of Understanding dated as of March 2, 1998 among the plaintiffs in the Actions, IC, the members of IC's Board of Directors, CN and Merger Sub by their undersigned attorneys and such order has been finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired and (ii) all of the other conditions precedent to the effectiveness of the proposed settlement shall have been satisfied.

     Amendment No. 1 provides that subject to the above paragraph, the proviso in the definition of "CN Average Closing Price" in the Merger Agreement shall be amended in its entirety to the effect that if such average closing price is less than $41.50 then the CN Average Closing Price shall be $41.50 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50. Amendment No. 1 also provides that in the event that the average closing price of the CN Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the date of the Effective Time shall have been less than $43.00, CN will promptly cause the exchange agent to send to each person who was a record holder of shares of IC Common Stock at the Effective Time the additional Merger Consideration such person would have received had the amendment referenced in the previous sentence been in effect immediately prior to the Effective Time.

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

CONFIDENTIALITY AGREEMENT

     On March 13, 1997, CN and IC entered into an Agreement for Non-disclosure of Proprietary Information and Standstill (the "Confidentiality Agreement") under which IC and CN agreed to provide certain confidential information relating to their respective operations to each other. Pursuant to the Confidentiality Agreement, CN agreed that CN and its representatives would hold non-public information received from IC under the Confidentiality Agreement in confidence, except to the extent that disclosure is required to evaluate a possible business combination as specified in the Confidentiality Agreement. A copy of the Confidentiality Agreement was filed as an exhibit to the tender offer document on Schedule 14D-1 filed February 13, 1998 and incorporated herein by reference, and the foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference thereto.

VOTING TRUST AGREEMENT

     Pursuant to the Voting Trust Agreement entered into on March 13, 1998 by and among CN, Merger Sub and The Bank of New York, a voting trustee that is a banking corporation (the "Trustee"), the Trustee has agreed to act as trustee in respect of the Voting Trust. In such capacity, the Trustee will act by written consent or vote all shares of IC Common Stock acquired by Merger Sub in the Offer or otherwise in favor of the adoption of the Merger Agreement, in favor of any proposal necessary to effectuate CN's acquisition of IC pursuant to the Merger Agreement, and, so long as the Merger Agreement is in effect (subject to certain exceptions), against any other proposed merger, business combination or similar transaction involving IC. On other matters (including the election or removal of directors), the Trustee generally will vote the shares of IC Common Stock in the Trustee's sole discretion unless Merger Sub and its affiliates, as the holders of Trust Certificates, with the prior written approval of the STB, directs the Trustee as to any such vote.

     Pending the termination of the Voting Trust, the Trustee will pay over to Merger Sub or holders of Trust certificates all cash dividends and cash distributions paid on the Trust Stock.

     The Voting Trust Agreement provides that the Trustee shall take all actions reasonably requested by CN with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by CN or its affiliates subject to all necessary regulatory approvals, if any.

     The Voting Trust Agreement also provides that, in the event the STB approves or exempts the Merger or a similar transaction, or in the event that the law is amended to allow Merger Sub, CN or their affiliates to acquire control of IC without obtaining STB or other governmental approval (and upon delivery of an opinion of independent counsel that no order of the STB or other governmental authority is required), the Trustee will either transfer the Trust Stock to or upon the order of Merger Sub and its affiliates, as the holders of the Trust Certificates, or if stockholder approval has not previously been obtained, vote the Trust Stock as directed by Merger Sub and its affiliates, as the holders of the Trust Certificates.

     The Voting Trust Agreement provides that, in the event that the STB does not approve CN's acquisition of control of IC, CN will use its best efforts to sell or to cause its affiliates to sell the Trust Stock during the succeeding two-year period from the STB decision. Any such disposition shall be subject to any jurisdiction of the STB to oversee CN's divestiture of Trust Stock. In connection with such an event, the Trustee would continue to perform its duties under the Voting Trust Agreement and, if CN fails to so sell or distribute the Trust Stock, the Trustee will as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers for such price as the Trustee in its discretion shall deem reasonable after consultation with CN. An "eligible purchaser" is a person or entity not affiliated with CN and that has all necessary regulatory authority, if any, to purchase the Trust Stock. Pursuant to the Voting Trust Agreement, CN agrees to cooperate with the Trustee in so disposing the Trust Stock and the Trustee has agreed to act in accordance with any direction made by CN as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of the Voting Trust Agreement and with the requirements of the terms of any STB or court order. The proceeds of the sale would be distributed to CN or its affiliates.

     The Voting Trust Agreement provides that the Trustee shall receive reasonable and customary compensation and indemnification from CN and Merger Sub.

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

     Pursuant to the Merger Agreement, the Voting Trust Agreement may not be modified or amended without the prior written approval of IC unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to IC and its stockholders, provided that the Voting Trust Agreement may not be modified or amended without such prior written approval of IC if such modification or amendment would reasonably be expected to increase the liability exposure of the Board of Directors of the surviving corporation under applicable law.

     Pursuant to the Voting Trust Agreement and the Merger Agreement, CN received an informal written opinion from the staff of the STB on February 25, 1998 to the effect that the use of the Voting Trust is consistent with the policies of the STB and precludes unlawful control of IC by CN.

                                 THE COMPANIES

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Consent Statement/Prospectus or incorporated herein by reference. Holders of IC Common Stock are urged to review the entire Joint Consent Statement/Prospectus, the Annexes hereto and the other documents incorporated herein by reference.

     Illinois Central Corporation, a Delaware corporation, traces its origins, through its wholly-owned subsidiary, ICRR, to 1851, when ICRR was incorporated as the nation's first land grant railroad. IC, through its wholly-owned subsidiaries, is principally engaged in the rail freight transportation business and operates over 3,000 miles of track between Chicago, Omaha and the Gulf of Mexico, primarily transporting chemicals, grain and milled grain, coal, paper and intermodal commodities. Its principal executive offices are located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611-5504 and its telephone number is (312) 755-7500.

     Canadian National Railway Company, a Canadian corporation, incorporated in 1922, operates the larger of Canada's two principal railroads and the only coast-to-coast railroad network in North America. CN is the sixth largest railroad in North America based on its 1997 annual revenues of Cdn$4.4 billion. The rail network of CN and its subsidiaries extends from Halifax, the closest major North American port to Europe, to Vancouver and Prince Rupert, the major British Columbia ports serving the Pacific Rim. At December 31, 1997, CN's rail network consists of approximately 15,300 route miles of track in eight Canadian provinces and six U.S. states. CN's network connects to the strategically important Chicago gateway in the east through Grand Trunk Western Railroad Incorporated and in the west through haulage agreements linking Chicago to its lines at Duluth, Minnesota. Its freight revenues are derived from the movement of a balanced and diversified mix of commodities and products predominately originating in Canada. Its principal executive offices are located at 935 de la Gauchetiere Street West, Montreal, Quebec H3B 2M9 and its telephone number is
(514) 399-5430.

     Merger Sub, a Delaware corporation incorporated on February 3, 1998, has engaged in no activities to date other than those incident to its formation and the transactions contemplated by the Offer and the Merger. Merger Sub is an indirect wholly-owned subsidiary of CN. Merger Sub's principal executive offices are located at 935 de la Gauchetiere Street West, Montreal, Quebec H3B 2M9 and its telephone number is (514) 399-5430.

     Upon consummation of the Merger, the combination of CN and IC would create the fifth largest railway in North America, based on 1997 annual revenues of Cdn$5.3 billion (U.S.$3.7 billion). The Surviving Corporation would have approximately 18,700 route miles in Canada and the United States and 24,600 employees.

     The Merger is expected to yield new single-line service routes between North-South markets that are expected to result in more frequent and reliable service. CN and IC note that the combined strengths of the companies would include a seamless North-South network from all major markets in Canada through Chicago and Detroit to the Gulf of Mexico, positioning the Surviving Corporation along a trade corridor which had 1997 annual rail revenues of over $5 billion; the ability to capitalize on the liberalization of trade among Canada, the United States and Mexico; and expedited, more

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

reliable and more efficient single line service that would free up assets, increase rail car availability and reduce switching between the two railways.

                               LEGAL PROCEEDINGS

     As described in more detail below, certain purported class actions allegedly brought on behalf of stockholders of the Company (the "Actions") have been filed in the Delaware Court of Chancery and the Circuit Court of Cook County, Illinois, inter alia, challenging the Offer, the Merger and the transactions contemplated in the Merger Agreement.

     On February 11, 1998, an alleged owner of IC Common Stock filed a "Class Action Complaint" in the Court of Chancery of the State of Delaware against IC and members of its Board of Directors arising out of IC's announcement that it has reached an agreement to be acquired by CN. Although the body of the complaint purports to list CN as a defendant, CN is not listed as a defendant in the caption of the complaint. The complaint alleges, inter alia, breach of fiduciary duty on the part of the individual defendants and seeks declaratory and injunctive relief (1) declaring, inter alia, that the initiated action is a proper class action, (2) enjoining or rescinding the transaction contemplated by the Offer, and (3) requiring the Board of Directors of IC to place IC up for auction and/or conduct a market check.

     Two additional purported stockholder actions have been filed in Delaware Chancery Court, and one action has been filed in the Circuit Court of Cook County, Illinois, Chancery Division, since the filing of the initial complaint. Those complaints make allegations similar to those contained in the first complaint, except that in one of the more recent Delaware actions, CN and Merger Sub are named as additional defendants. In the Illinois action, Merger Sub is named as a defendant, although the body of the complaint contained no allegations against Merger Sub. In the actions in which CN or IC are named as defendants, plaintiffs allege that CN or IC have aided and abetted a purported breach of fiduciary duty by the Board of Directors of IC. One of the more recent Delaware complaints seeks damages in addition to declaratory and injunctive relief.

     Proposed Settlement of the Actions

     On March 2, 1998, the parties to the Actions entered into a Memorandum of Understanding (the "Memorandum of Understanding") which was signed by counsel for the defendants and attorneys representing the plaintiffs in those Actions. The Memorandum of Understanding sets forth the parties' agreement-in-principle concerning a proposed settlement of those Actions.

     Among other things, the Memorandum of Understanding provides that upon, and only upon, "Final Court Approval" (as that term is defined in the Memorandum of Understanding) of the proposed settlement, (i) the definition of "CN Average Closing Price" set forth in the Merger Agreement will be amended to provide that if such average closing price is less than $41.50 then the CN Average Closing Price shall be $41.50; and (ii) CN shall agree that, if the STB shall have issued written notice disapproving the acquisition of control of IC by CN, advise CN of such a determination or impose unacceptable conditions upon such acquisition of control, and there is a subsequent disposition of the IC Common Stock in the Voting Trust, CN shall distribute, or cause to be distributed, to IC stockholders who received payment for their shares pursuant to the Offer and to record holders at the Effective Time, their pro rata share of one-third of any net profits realized upon any disposition of the shares by or out of the Voting Trust (after deducting, inter alia, the fees and expenses, including legal and advisory fees and expenses, relating to the acquisition and disposition of such shares, the cost of carrying the shares between the acquisition and disposition of such shares and certain taxes relating to the acquisition, ownership and disposition of such shares). As defined in the Memorandum of Understanding, "Final Court Approval" of the proposed settlement means that the Delaware Court of Chancery has entered an order approving the settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Any right to receive additional amounts, if any, under the proposed settlement will not be assignable by the recipients

(except pursuant to the laws of decent or distribution or by operation of law), and will not bear interest. AS INDICATED ABOVE, THESE PROVISIONS WILL BECOME EFFECTIVE ONLY UPON FINAL COURT APPROVAL OF THE PROPOSED SETTLEMENT WHICH MAY NEVER BE OBTAINED.

     The Memorandum of Understanding also provides for, among other things, (i) the dissemination to the record holders of IC of certain supplemental disclosure materials, (ii) the certification, for settlement purposes only, of a mandatory non-opt-out class, (iii) the complete discharge and dismissal with prejudice of any claims that were, or could have been, or in the future might have been, asserted in the Actions, (iv) the release of the defendants and others and (v) the defendants' agreement that they will not oppose an application by plaintiffs' counsel for an award of fees not to exceed, in the aggregate, $925,000 and of expenses not to exceed, in the aggregate, $25,000. The Memorandum of Understanding shall be null and void and of no force and effect if plaintiffs' counsel in the Actions determine that the settlement is not fair and reasonable.

     The parties to the Memorandum of Understanding contemplate submitting filings to the Delaware Court of Chancery seeking certification of a settlement class, final approval of the terms of the settlement upon notice in form approved by that Court, and dismissal with prejudice of the Actions. The agreements-in-principle in the Memorandum of Understanding are subject to a number of conditions including, among others, (i) 50.1% of the Shares (on a fully diluted basis) having been acquired by Parent and placed into the Voting Trust, (ii) the dismissal of the Illinois Action, (iii) drafting and execution of definitive settlement documents and the other agreements necessary to effectuate the terms of the proposed settlement, (iv) completion by plaintiffs of appropriate discovery in the Actions, and (v) Final Court Approval. The Memorandum of Understanding is filed as an exhibit to the tender offer document on Amendment No. 1 to Schedule 14D-1 and is incorporated herein by reference, and the foregoing summary of the Memorandum of Understanding is qualified in its entirety by reference thereto.

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

                        DESCRIPTION OF CN CAPITAL STOCK

     The summary of the terms of the capital stock of CN set forth below does not purport to be complete and is qualified by reference to the CN charter and bylaws. Copies of CN's charter and bylaws are incorporated herein by reference and will be sent to holders of shares of IC Common Stock upon request. See "Where You Can Find More Information" on page 93.

CN COMMERCIALIZATION ACT

     CN is a Canadian corporation, incorporated in 1922 under a Special Act of the Parliament of Canada (the "Special Act"). In 1955, the Special Act was replaced by the Canadian National Railways Act, as amended. CN's continuance under the Canada Business Corporations Act was authorized by the CN Commercialization Act. Such continuance was effected by Certificate of Continuance dated August 24, 1995.

     Pursuant to the CN Commercialization Act, CN's Articles of Continuance contain a provision specifying that the head office of CN is to be situated in the Montreal Urban Community, in the Province of Quebec, Canada. The Articles also contain restrictions on voting stock as described below. In addition, the CN Commercialization Act provides that the Official Languages Act of Canada applies to CN.

AUTHORIZED CAPITAL

     The authorized capital of CN consists of an unlimited number of shares of CN Common Stock and an unlimited number of shares of Class A Preferred Stock and Class B Preferred Stock, without par value, issuable in series.

CN COMMON STOCK

     The CN Common Stock carry and are subject to the following rights, privileges, restrictions and conditions described below:

     Voting--Each CN Common Stock entitles its holder to receive notice of and to attend all general and special meetings of stockholders of CN, other than meetings at which only the holders of a particular class or series are entitled to vote, and each such share of CN Common Stock entitles its holder to one vote.

     Dividends--The holders of CN Common Stock are, in the discretion of the directors, entitled to receive, out of any amounts properly applicable to the payment of dividends, and after the payment of any dividends payable on the Preferred Stock, any dividends declared and payable by CN on the CN Common Stock.

     Dissolution--The holders of CN Common Stock shall be entitled to share equally in any distribution of the assets of CN upon the liquidation, dissolution or winding-up of CN or other distribution of its assets among its stockholders. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any issued and outstanding Preferred Stock or shares of any other class ranking prior to the CN Common Stock.

PREFERRED STOCK

     The Class A Preferred Stock and the Class B Preferred Stock are issuable in series and, subject to CN's Articles of Continuance, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The holders of Class A Preferred Stock or Class B Preferred Stock shall not be entitled to vote at meetings of stockholders otherwise than as provided by law, and holders of Class A or Class B Preferred Stock shall not be entitled to vote separately as a class except as provided by law.

     No shares of Preferred Stock are currently outstanding.

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

RESTRICTIONS ON VOTING STOCK

     Restriction on Individual Holdings--As required by the CN Commercialization Act, the Articles of Continuance of CN provide that CN is prohibited from: accepting subscriptions for voting stock; issuing voting stock; or registering or otherwise recognizing the transfer of voting stock of CN if, as a result of such subscription, issue, transfer, purchase, or acquisition, voting stock of CN to which there are attached more than 15% of the votes that may ordinarily be cast to elect directors of CN would be held, beneficially owned or controlled, directly or indirectly, by any one person together with the associates of such person. A "voting stock" is defined as a share of CN Common Stock carrying voting rights under all circumstances or under some circumstances that have occurred and are continuing, and includes a security currently convertible into such a share and currently exercisable options and rights to acquire such a share or such a convertible security. For the purposes of this restriction, a person is an associate of another person if:

     -  one is a corporation of which the other is an officer or director;

     - one is a corporation that is controlled by the other or by a group of persons of which the other is a member;

     -  one is a partnership of which the other is a partner;

     -  one is a trust of which the other is a trustee;

     -  both are corporations controlled by the same person;

     -  both are members of a voting trust that relates to voting stock of CN;

     - both, in the reasonable opinion of the directors of CN, are parties to an agreement or arrangement, a purpose of which is to require them to act in concert with respect to their interests, direct or indirect, in CN or are otherwise acting in concert with respect to those interests; or

     - both are at the same time associates, within the meaning of any of the above paragraphs, of the same person.

     Exceptions--The constraints described above do not apply to voting stock held by way of security only. Furthermore, they do not apply to voting stock of CN held by the Government of Canada, by one or more underwriters solely for the purpose of distributing the stock to the public, or in connection with such distribution or by any person acting solely as an intermediary in the payment of funds or the delivery of securities, or both, in connection with trades in securities and that provides centralized facilities for the clearing of trades in securities, or held by any custodian, depositary or other agent appointed under an installment receipt agreement or other similar agreement.

     Where a person holds, owns or controls voting stock to which are attached not more than the lesser of two one-hundredths of 1% of the votes that may ordinarily be cast to elect directors of CN and five thousand votes, that person is not an associate of anyone else and no one else is an associate of that person. Furthermore, a person who would otherwise be an associate of another person will not be held to be an associate if such person makes a declaration that no voting stock held by the declarant are held in the right of, for the use or benefit of or under the control of any such other person and that the declarant will not act in concert with any such other person with respect to their interests, direct or indirect, in CN and the Board of Directors is satisfied with such declaration. Additionally, two corporations will not be held to be associates solely by reason that each is an associate of the same individual.

     Enforcement and Administration of Constraints -- CN's Articles provide that where the total number of shares of voting stock held, beneficially owned or controlled, directly or indirectly, by any one person together with his associates exceeds 15%, no person shall, in person or by proxy, exercise the voting rights attached to the shares of voting stock held, beneficially owned or controlled, directly or indirectly, by such person or his or her associates. Furthermore, any and all dividends attributable to the percentage of shares of voting stock held by such persons in excess
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

of 15% shall be forfeited including any cumulative dividend. CN's Articles confer on the Board of Directors all powers necessary to give effect to the ownership restrictions, including the ability to pay dividends or to make other distributions which would otherwise be prohibited if the event giving rise to the prohibition was inadvertent or of a technical nature or it would otherwise be inequitable not to pay the dividends or make the distribution. CN's Articles provide that the Board of Directors may make by-laws concerning the administration of the constrained share provisions described above, including by-laws requiring a stockholder to furnish a declaration indicating whether he is the beneficial owner of the shares and whether he is an associate of any other stockholder. In addition, CN is also authorized to refuse to recognize the ownership rights that would otherwise be attached to any voting stock held, beneficially owned or controlled, directly or indirectly, contrary to the constraint. Finally, CN has the right, for the purpose of enforcing any constraint imposed pursuant to its articles, to sell, as if it were the owner thereof, any voting stock that is owned, or that the directors determine may be owned, by any person or persons contrary to such constraint.

     The foregoing restrictions effectively prohibit one or more persons acting together from acquiring voting control of CN and will prevent change of control transactions in which CN's stockholders could receive a premium for their shares of CN Common Stock.

TRANSFER AGENT AND REGISTRAR

     The Montreal Trust Company of Canada is the transfer agent in Canada and registrar for CN Common Stock. The Bank of Nova Scotia Trust Company is the transfer agent in the United States for CN Common Stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF IC COMMON STOCK

     The shares of CN Common Stock to be issued in connection with the Merger were approved for listing on the NYSE, The Toronto Stock Exchange and The Montreal Exchange, on April 1, 1998, April 10, 1998 and April 3, 1998, respectively, subject, in each case, to official notice of issuance.

     Following the Merger, the shares of IC Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

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

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IC

     The following table sets forth certain information with respect to persons known by IC to beneficially own (as defined by the Securities Exchange Act of 1934, as amended) as of April 24, 1998, five percent or more of IC Common Stock, and with respect to each director and former director and named current and former executive officer of IC and all directors and executive officers of IC as a group.

                 NAME AND ADDRESS                           AMOUNT AND            PERCENTAGE OF
                (IF APPLICABLE) OF                           NATURE OF           IC COMMON STOCK
                 BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP      OUTSTANDING(1)
                ------------------                    -----------------------    ---------------
Canadian National Railway Company
935 de La Gauchetiere
Montreal, Quebec
Canada, H3B 2M9...................................          46,051,761(2)             74.37%
George D. Gould...................................              29,445               *
William B. Johnson................................              15,909(3)            *
Gilbert H. Lamphere...............................              88,575(4)            *
Alexander P. Lynch................................              56,964(5)            *
Samuel F. Pryor, IV...............................              36,758(6)            *
F. Jay Taylor.....................................              15,774(7)            *
John V. Tunney....................................              15,437(8)            *
Alan H. Washkowitz................................              20,562               *
E. Hunter Harrison................................             532,057               *
Ronald A. Lane....................................              90,119               *
John D. McPherson.................................             127,055               *
James M. Harrell..................................              86,375               *
Donald H. Skelton.................................              98,171               *
All directors and executive officers of IC as a
  group (16 persons)..............................           1,330,815(9)              2.10%

---------------

* under 1%

(1) Based on 61,926,470 shares of IC Common Stock outstanding on April 24, 1998. Shares issuable currently or upon exercise of options are treated as outstanding for the purposes of stating the amount of beneficial ownership and computing the percentage of beneficial ownership of shares by such person (or of the group).

(2) According to a Schedule 13D dated March 23, 1998, CN or its U.S. subsidiaries have sole voting and dispositive power for 46,051,761 shares following the Offer. Such shares are held in a voting trust at The Bank of New York pending STB approval of CN's exercise of control of IC.

(3) Includes 4 shares held by Mr. Johnson's spouse. Mr. Johnson disclaims beneficial ownership of these shares.

(4) Excludes 3,650 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and Richard G. Woolworth, Jr. are co-trustees. Mr. Lamphere disclaims beneficial ownership of these shares. Includes 1,219 shares held by a trust for the benefit of Mr. Pryor's children, of which Mr. Lamphere is a co-trustee.

(5) Includes 3,650 shares held by a trust for the benefit of Mr. Lamphere's descendants, of which Messrs. Alexander P. Lynch and Richard G. Woolworth, Jr. are co-trustees.

(6) Excludes 1,219 shares held by a trust for the benefit of Mr. Pryor's children, of which Mr. Lamphere and Mr. Samuel F. Pryor, III, Mr. Pryor's father, are trustees. Mr. Pryor disclaims beneficial ownership of these shares. Mr. Pryor is the son of Samuel F. Pryor, III of Davis Polk & Wardwell.

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

(7) Includes 26 shares held by Dr. Taylor's spouse. Dr. Taylor disclaims beneficial ownership of these shares.

(8) Includes 79 shares held in trust for Mr. Tunney's mother, for which Mr. Tunney is Trustee.

(9)  See Notes (3) - (8) above.

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

         INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED MATTERS

     In considering the recommendation of the IC Board with respect to the Merger Agreement, IC stockholders should be aware that certain members of the management of IC and the IC Board have interests in the Merger that are different from, and in addition to, the interests of stockholders of IC.

BOARD OF DIRECTORS

     Pursuant to the Merger Agreement, IC has caused Edward D. Sleven, the candidate recommended by the IC Board who shall be independent of CN immediately prior to the consummation of the Offer, to be elected as a member of the IC Board. Mr. Sleven will receive the same benefits as those received by the other members of the IC Board for service in such capacity. See "Where You Can Find More Information" on page 93.

INDEMNIFICATION AND INSURANCE

     All directors and elected officers of IC have entered into indemnification agreements with IC which provide that IC will maintain directors' and officers' liability insurance and indemnify directors to the full extent permitted by applicable law. The Merger Agreement provides that CN shall cause the Surviving Corporation, for a period of six years after the Control Date, (i) to maintain in effect in its certificate of incorporation and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of IC and (ii) to maintain the existing indemnification agreements covering such directors and officers of IC; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law. The Merger Agreement provides that, for six years after the Control Date, CN will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such Person currently covered by IC's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, CN shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum that IC paid in its last full fiscal year; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

CURRENT EMPLOYMENT AGREEMENTS

     In January 1997, the IC Board authorized IC to enter into employment agreements with certain senior officers of IC and IC subsequently entered into employment agreements (the "Employment Security Agreements") with approximately 29 senior officers which provide stated benefits in the event they are terminated without cause or terminate their employment for good reason within two years after a change of control. Following a covered termination, the officer is entitled to two or three years base salary (depending on salary grade) and an incentive payment target for one year plus a proration of the current year's salary. Two or three years credit, respectively, is granted toward IC's Supplemental Executive Retirement Plan and fringe benefits will be extended. However, prior to their amendment as provided below, payments under these agreements were limited to 2.99 times the average last five year W-2 wages (the "Base Amount") to preclude triggering "Excess Parachute Payment" excise taxes.

EFFECT OF THE MERGER ON EMPLOYEE BENEFIT AND STOCK PLANS AND EXECUTIVE COMPENSATION

     The following is a summary of certain portions of the Merger Agreement which relate to arrangements among IC and CN and IC's employees, including IC's executive officers and directors. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The transactions contemplated by the Merger Agreement will constitute a "change in

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

control" for purposes of certain IC executive compensation arrangements which include change in control provisions. As a result, (i) all outstanding options (except for options granted under the Illinois Central Corporation Directors Incentive 2000 Option Plan (the "Directors 2000 Option Plan") (discussed below in clause (iv) will immediately become vested and exercisable or payable and the restrictions on all restricted stock awards will lapse, (ii) all Employment Security Agreements will be triggered, thereby entitling executives and other key employees covered thereunder to the severance benefits provided under such agreements if their employment is subsequently terminated without cause or the employee terminates such employment for "good reason" within specified periods,
(iii) each executive participating in the Illinois Central Railroad Company Incentive 2000 Plan (the "Incentive 2000 Plan") will receive a pro-rata payout of his/her award, based upon the number of months completed in the program period and based upon the higher of such executive's target award or IC's actual results (determined by IC's performance over the 12 months prior to the change in control), (iv) all directors participating in the Directors 2000 Option Plan shall be vested in a pro-rated portion of their options, based upon the number of months completed in the program period (such options have an exercise price of $37.875), (v) all executives participating in the Illinois Central Corporation Executive Deferred Compensation Program or the Illinois Central Railroad Company Supplemental Executive Retirement Plan can elect to withdraw the present value of their accrued benefits, with a 6% reduction in addition to the present valuation reduction (rather than the 10% reduction that would be required absent a change in control), and (vi) all executives participating in the Management Employee Discounted Stock Purchase Plan shall be fully vested in the portion of their accounts reflecting IC's contributions to that plan. The consummation of the Offer constitutes a "change in control" for purposes of IC's plans, agreements and arrangements.

     In addition, the Merger Agreement provides that:

    (i) IC will pay bonuses for 1998 consistent with its past practice (aggregate target amount of those bonuses not to exceed $8 million);

    (ii) IC will establish a bonus pool of not less than $5 million to pay retention bonuses to employees of IC selected by IC and CN to be paid in two installments, with the first occurring on the earlier of the receipt of regulatory approval or April 1, 1999 and the second installment paid on January 3, 2000;

    (iii) IC will use its best efforts to amend the Employment Security Agreements with its executives so that: (i) if it is determined, following an employee's termination of employment, that the aggregate amount of all parachute payments exceeds 105% of the product of 2.99 times the executive's Base Amount, then the executive would receive a full gross-up for parachute excise taxes, and (ii) the constructive termination provision will exclude any change in an executive's authority or duties due solely to a change in the status of IC from a publicly traded company to a privately held company;

    (iv) the Illinois Central Corporation 1990 Long Term Incentive Plan and the Directors 2000 Option Plan will be amended to provide that each director's options (other than options granted pursuant to the Directors 2000 Option Plan which would not vest as a result of the Merger) will remain exercisable for their full 10-year term in the event of such director's termination of service for any reason at or following the receipt of STB approval (or, for Mr. Gilbert H.Lamphere (former Chairman of the Board of IC) and Alexander P. Lynch (a former Director of IC), following consummation of the Offer);

    (v) as of the receipt of STB approval, the Illinois Central Corporation Directors Retirement Plan shall be terminated and each non-employee director will be paid $174,780 (except that Mr. Lamphere would receive $1,223,463), resulting from the termination of such plan;

    (vi) all unvested options (other than options granted pursuant to the Directors 2000 Option Plan which would not vest as a result of the transactions contemplated by the Merger Agreement) became exercisable prior to the consummation of the Offer and a mechanism was put in place

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

  to permit each holder of such options to exercise the option and tender the underlying Shares into the Offer;

    (vii) during the period from the Effective Time until the end of the twenty-fourth month following the Effective Time, CN shall maintain or cause the Surviving Corporation to maintain salary and target annual bonus levels at no less than such levels in effect immediately prior to the consummation of the Offer, and maintain employee long term incentive, pension and welfare plans for the benefit of employees and former employees of IC or its Subsidiaries, which are comparable, in the aggregate, to those in effect immediately prior to the consummation of the Offer; and

    (viii) CN shall assume all of IC's liabilities pursuant to the Illinois Central Corporation Directors Deferred Compensation Plan with respect to Messrs. Lamphere and Lynch (the "Transferring Directors"). CN shall honor any elections the Transferring Directors have made with respect to their account balances under the Director Deferred Compensation Plan, except that any payments due upon "retirement from the board" shall be due and payable at retirement from CN's board of directors, not IC's board of directors.

     INVESTMENT COMMITMENT AGREEMENTS. In connection with the transaction, Mr. Lamphere and Mr. Lynch have each entered into agreements with CN pursuant to which Messrs. Lamphere and Lynch have each agreed to roll-over 100% of their existing options to purchase shares of IC Common Stock into options to purchase shares of CN Common Stock and to vote their shares of IC Common Stock in favor of the adoption by the stockholders of the Merger Agreement. Mr. Lamphere has also agreed to acquire, within 90 days following the date of the consummation of the Merger, at least 98,150 (including any shares of CN Common Stock received pursuant to the Merger) shares of CN Common Stock; provided that Mr. Lamphere is not obligated to invest an amount in excess of $7,000,000 (including the spread value of the options rolled-over to CN options). Any required acquisitions of shares by Mr. Lamphere (other than pursuant to the Merger) will be made in the open market at market prices.

     CHANGES IN MANAGEMENT. Pursuant to the terms of the Merger Agreement, effective upon consummation of the Offer, CN (i) appointed Mr. E. Hunter Harrison (formerly the President and Chief Executive Officer and a Director of
IC) to the position of Chief Operating Officer of CN, at which time Mr. Harrison resigned as an officer and a director of IC, and (ii) appointed Messrs. Lamphere and Lynch to the Board of Directors of CN, at which time Messrs. Lamphere and Lynch resigned as directors of IC.

     RELATIONSHIPS WITH FINANCIAL ADVISORS. Mr. Lynch is also a Managing Director of Beacon, which has been retained by IC's Board of Directors to act as financial advisor to IC with respect to the transactions contemplated by the Merger Agreement and, as part of its role of financial advisor, Beacon has delivered an opinion to the effect that the consideration to be received in the Offer and the Merger, taken together, is fair to IC's stockholders from a financial point of view. Mr. Alan H. Washkowitz, a Director of IC, is also a Managing Director of Lehman, which was engaged by IC's Board of Directors to provide an opinion as to whether the consideration to be received in the Offer and the Merger, taken together, is fair to IC's stockholders from a financial point of view. Mr. Lynch is the brother-in-law of Mr. Lamphere.

                           REGULATORY CONSIDERATIONS

STB MATTERS; THE VOTING TRUST

     Certain activities of subsidiaries of IC are regulated by the STB. Provisions of subtitle IV, title 49 of the United States Code require approval of, or the granting of an exemption from approval by, the STB for the acquisition of control of two or more carriers subject to the jurisdiction of the STB ("Carriers") by a person that is not a Carrier and for the acquisition or control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. STB approval or exemption is required for, among other things, CN's acquisition of control of IC. Pursuant to the acquisition of IC

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

Common Stock in the Offer completed March 13, 1998, CN and Merger Sub deposited IC Common Stock in the Voting Trust and, at the Effective Time, Grand Trunk Corporation, the direct parent of Merger Sub, will deposit in the Voting Trust the stock of the Surviving Corporation (the IC Common Stock and the stock of the Surviving Corporation being referred to herein as the "Trust Stock") in order to ensure that CN and its affiliates do not acquire and directly or indirectly exercise control over IC and its affiliates prior to obtaining necessary STB approval or exemption. STB approval of CN's acquisition of control of IC is not a condition to the Merger. On February 25, 1998, the STB staff issued a favorable informal advisory opinion to CN to the effect that the use of the Voting Trust will preclude unlawful control of IC by CN.

     Pursuant to the terms of the Voting Trust Agreement, the Trustee is to hold such Trust Stock until (i) the receipt of STB approval or (ii) the Trust Stock is disposed of. The Voting Trust Agreement provides that the Trustee will have sole power to vote the Trust Stock, will vote the Trust Stock in favor of the adoption of the Merger Agreement and, so long as the Merger Agreement is in effect, against any other acquisition transaction, will generally vote the Trust Stock in favor of any permitted disposition of the Trust Stock and, on all other matters, will vote the Trust Stock in the Trustee's discretion unless a holder of a Trust Certificate, with the prior written approval of the STB, directs the Trustee as to any such vote. The Voting Trust Agreement contains other terms and conditions designed to ensure that neither CN nor any affiliate of CN will control IC during the pendency of the STB control proceeding. In addition, the Voting Trust Agreement provides that CN or its affiliates will be entitled to receive any cash dividend paid by IC.

STB MATTERS; ACQUISITION OF CONTROL

     Set forth below is information relating to the approval by STB of the acquisition of control over IC by CN. CN and IC and their railroad affiliates will file an application (the "STB Application") prior to the end of the second quarter of 1998 seeking approval of the STB for the acquisition of control over IC and its affiliates by CN and its affiliates. Under applicable law and regulations, the STB will hold a public hearing on such application, unless it determines that a public hearing is not necessary in the public interest. In ruling on the STB application, it is expected that the STB will consider at least the following: (a) the effect of the proposed control transaction on the adequacy of transportation to the public; (b) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction; (c) the total fixed charges that result from the proposed transaction; (d) the interest of rail carrier employees affected by the proposed transaction; and (e) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region or in the national rail system. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns. If the STB does not approve CN's acquisition of control of IC or if CN deems any conditions imposed by the STB unacceptable, CN would be obligated to sell all the Trust Stock. There is no assurance that STB approval will be obtained or obtained on terms acceptable to CN.

     Three of the five factors listed above are, in CN's and IC's view, unlikely to affect the STB application is approved by the STB. As to factor (b) -- inclusion of other carriers -- the STB disfavors this remedy, it has rarely been requested, and CN and IC believe it is unlikely to be requested by any railroad in a CN/IC proceeding. As to factor (c) -- effect on fixed charges -- the capital structure of the Surviving Corporation will be sufficiently strong that this factor is unlikely, in CN's and IC's view, to be given weight by the STB in deciding whether to approve a combination of IC and CN. As to factor (d) -- the interest of affected carrier employees -- the STB has adopted a standard set of labor protective conditions -- known as the New York Dock conditions -- which it imposes in rail merger and control transactions, and CN and IC expect that those conditions would be imposed upon the acquisition of control of IC by CN and that this would not affect approval of the application.

     The remaining two factors -- factor (a) -- effect on the adequacy of transportation -- and factor (e) -- effect on rail competition -- are reflected in the public interest balancing test that the STB applies in reviewing railroad consolidations like the proposed combination of the rail systems of CN and IC. On the one hand, the STB considers the public benefits of the transaction in terms of better service to shippers, efficiencies, cost savings and the like. On the other hand, the STB considers any public harms from the transaction. The principal harm of concern to the STB (and the principal issue that is likely to be raised by parties either opposing the approval of a combination of CN and IC or seeking the imposition of conditions thereto) is reduction in competition. In applying the public interest balancing test, the STB is guided by Congress' intent to encourage mergers, consolidations, and joint use of facilities that tend to rationalize and improve the nation's rail system.

     In light of the policies of the STB expressed in its 1996 decision relating to the combination of the Union Pacific and Southern Pacific Railroads, CN is willing to provide competitive access to another railroad in those situations, if any, where CN and IC now are considered to be the only rail competitors. Neither CN nor IC is aware of any such situation. Such access may take the form of a grant of trackage rights over rail properties, or other forms, any of which could diminish the value to CN of its rail properties. CN and KCSR also recently entered into an access agreement regarding KCSR's commitment to support CN's and IC's application to the STB for approval of CN's control of IC. The STB may impose such arrangements, as conditions to its approval of the combination, and may require other arrangements regarding rail competition or other aspects of the public interest, which could be more burdensome, also as conditions to its approval of the combination.

     CN and IC will present to the STB their case that the acquisition of control of IC by CN satisfies the public interest balancing test. In the presentation of their case, CN and IC will seek to show that a combination of IC and CN has significant public benefits and that a combination of IC and CN will have no significant adverse effect on rail competition and indeed will strengthen such competition. While CN and IC will present a highly persuasive case in their opinion, there can be no assurance that the STB application will not be denied, or will not be granted subject to conditions that are so onerous that the combination is not consummated.

     Under existing law, the STB is required to enter a final order with respect to the STB application within approximately 15 months after such application is accepted. However, the STB is permitted to process such cases more quickly and the applicants intend to request a shorter schedule. Under existing law, other railroads and other interested parties may seek to intervene to oppose the STB application or to seek protective conditions in the event approval by the STB is granted. In addition, any appeals from the STB final order might not be resolved for a substantial period of time after the entry of such order by the STB.

OTHER REGULATORY APPROVALS

     Pending receipt of STB approval for CN's exercise of control over IC, it is expected that the business and operations of IC will be conducted in the usual and ordinary course, and IC's employees and management will continue in their present positions except as otherwise provided therefor.

     Based on its examination of publicly available information filed by IC with the SEC and other publicly available information concerning IC, CN is not aware of any governmental license or regulatory permit that appears to be material to IC's business that might be adversely affected by the Merger or, except as set forth above, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Merger. Should any such approval or other action be required, CN currently contemplates that, except as described under "State Takeover Statutes" below, such approval or other action will be sought. Except as described under "Antitrust" below, there is, however, no current intent to delay the Merger pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to IC's business or certain parts of

IC's business might not have to be disposed of, any of which could cause CN to elect to terminate the Merger Agreement.

STATE TAKEOVER STATUTES

     A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. IC, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein and except for Section 203 of the DGCL which the IC Board of Directors has made inapplicable to the Merger Agreement and the transactions contemplated thereby by its prior approval thereof, CN does not know whether any of these laws will, by their terms, apply to the Merger or other business combination between CN or any of its affiliates and IC and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Merger or other business combination, CN believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Merger or other business combination between CN or any of its affiliates and IC, CN will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger or other business combination, CN might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of IC Common Stock, and CN might be delayed in continuing or consummating the Merger or other business combination.

ANTITRUST

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The notice and waiting period requirements of the HSR Act do not apply to the Merger to the extent that the Merger is subject to approval by the STB, provided that information and documentary material filed with the STB in connection with the seeking of STB approval of the Merger are contemporaneously filed with the Antitrust Division and the FTC. CN and IC complied with these contemporaneous filing requirements and on March 6, 1998, CN received written confirmation from the Pre-Merger Notification Office of the FTC to the effect that the notice and waiting period requirements do not apply to the acquisition of shares of IC Common Stock by CN pursuant to the Offer or the Merger in such circumstances.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of holders of IC Common Stock are currently governed by the laws of Delaware, particularly the General Corporation Law of the State of Delaware (the "DGCL"), IC's restated articles of incorporation (as amended)("IC's Charter") and IC's by-laws ("IC's By-laws"), and by the United States securities laws. As a result of the Merger, holders of IC Common Stock who receive shares of CN Common Stock will have the rights and privileges of such shares governed by the Canada Business Corporations Act ("CBCA"), CN's Articles of Continuance (as amended) ("CN's Charter") and CN's by-laws ("CN's By-laws") and by the securities laws applicable in Canada. While the rights and privileges of stockholders of a CBCA corporation such as CN are, in many instances, comparable to those of stockholders of a Delaware corporation such as IC, there are certain material differences. The following is a summary of the material differences between the rights of holders of IC Common Stock and those of holders of CN Common Stock at the date hereof. These differences arise from differences between the DGCL and the CBCA and between IC's Charter and IC's By-laws and CN's Charter and CN's By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the CBCA and the respective charters and bylaws of IC and CN. Copies of the CN and IC charters and by-laws are hereby incorporated by reference and will be sent to holders of IC Common Stock upon request. See also "Description of CN Capital Stock" on page 70 and "Where You Can Find More Information" on page 93.

                  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

                                      DGCL

The DGCL generally requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of all or substantially all of the assets of a corporation, except that no authorizing stockholder vote is required of a corporation surviving a merger if (a) such corporation's certificate of incorporation is not amended in any respect by the merger, (b) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (c) the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Approval by a parent corporation's stockholders is also not required under the DGCL for mergers and consolidations of a subsidiary of which the parent corporation owns at least 90% of the outstanding shares of each class of stock with and into its parent corporation.

                                      CBCA

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations or dissolutions are required to be approved by special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the stockholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares. A corporation may also apply to a court for an order approving an arrangement (which includes an amalgamation, a transfer of all or substantially all the property of a corporation to another body corporate in exchange for property, money or securities of the body corporate, or liquidation and dissolution) where it is not insolvent and where it is not practicable for the corporation to make such fundamental change in accordance with the provisions of the CBCA. The court may make any interim or final order it thinks fit with respect to such proposed arrangement.

                        AMENDMENT TO GOVERNING DOCUMENTS

                                      DGCL

The DGCL generally requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series generally has the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. IC's Charter expressly authorizes the board of directors to adopt, amend or repeal IC By-Laws.

                                      CBCA

Under the CBCA, an amendment to a corporation's articles generally requires stockholder approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by stockholders entitled to vote on the resolution. In addition, under the CBCA, if an amendment to the articles of incorporation adversely affects the rights of a particular class or series of stock, that class or series is entitled to vote separately on the amendment as a class, whether or not that class or series is designated as voting stock. Under the CBCA, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, amendment or repeal to the stockholders at the next meeting of stockholders, and the stockholders may confirm, reject or amend the by-law amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by stockholders entitled to vote on the resolution.

                      CLASSIFICATION OF BOARD OF DIRECTORS

                                      DGCL

IC's Charter and By-Laws provide for a classified board of directors, pursuant to which the directors are divided into three classes which are elected to staggered three year terms.

                                      CBCA

CN's Charter and By-Laws do not provide for a classified board of directors.

                                APPRAISAL RIGHTS

                                      DGCL

Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation of the corporation by demanding payment in cash for shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by the Court of Chancery of Delaware. The DGCL grants appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets (unless otherwise provided in the certificate of incorporation of the corporation), or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series which are at the record date fixed to determine the stockholders who are entitled to notice of and to vote at the meeting of stockholders called to act upon such transaction, listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Security Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders of such class or series to receive anything other than (a) stock of the surviving corporation, (b) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) some combination of the above.

                                      CBCA

The CBCA provides that stockholders of a CBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (a) any amalgamation with a corporation (other than with certain subsidiary corporations); (b) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;
(c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;
(d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business; (f) a court order permitting a stockholder to dissent in connection with an application to the court for an order approving an amendment proposed by the corporation; or (g) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a stockholder is not entitled to dissent if an amendment to the articles is effected by a court order made in connection with an action for an oppression remedy. Under the CBCA, a stockholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a stockholder's interest.

                               OPPRESSION REMEDY

                                      DGCL

The DGCL does not provide for an oppression remedy.

                                      CBCA

The CBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the Director appointed under Section 260 of the CBCA is satisfied that upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects such a result; (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; and any other person who in the discretion of the court is a proper person to make such an application.

Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interests of stockholders and other complainants which have a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complainant, it is not required to give security for costs in an oppression action.

                               DERIVATIVE ACTIONS

                                      DGCL

Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the board of directors of the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile or such refusal was wrongful.

                                      CBCA

Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith: and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action, (ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

                    STOCKHOLDER CONSENT IN LIEU OF A MEETING

                                      DGCL

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. IC's Charter does not contain any special provision restricting action by written consent; IC's By-Laws specifically authorize action by written consent.

                                      CBCA

Under the CBCA, stockholder action without a meeting may be taken only by written resolution signed by all stockholders who would be entitled to vote thereon at a meeting.

                             QUORUM OF STOCKHOLDERS

                                      DGCL

Under the DGCL, a quorum consists of a majority of shares entitled to vote present in person or represented by proxy unless the certificate of incorporation or bylaws provide otherwise, but in no event may a quorum consist of less than one-third of shares entitled to vote at the meeting.

IC's By-Laws provide that a quorum at any stockholders meeting shall be a majority of the issued and outstanding stock of IC entitled to vote at such meeting, present in person or by proxy.

                                      CBCA

Under the CBCA, unless CN's By-Laws otherwise provide, a quorum of stockholders is present at a meeting, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. CN's By-Laws provide that a quorum at any meeting of stockholders shall be two persons present in person, each being entitled to vote thereat or a duly appointed proxyholder for an absent stockholder so entitled, and together holding in person or by proxy not less than 10% of the outstanding CN Common Stock entitled to be voted at the meeting.

                              PAYMENT OF DIVIDENDS

                                      DGCL

The DGCL permits a corporation, unless otherwise restricted by the certificate of incorporation, to declare and pay dividends out of surplus, or if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation and the capital of the corporation is not impaired.

                                      CBCA

Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that (i) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

                            DIRECTOR QUALIFICATIONS

                                      DGCL

The DGCL does not have any residency or other director qualification requirements.

                                      CBCA

A majority of the directors of a CBCA corporation generally must be resident Canadians but where a corporation earns in Canada directly or through its subsidiaries less than five per cent of the gross revenues of the corporation and all of its subsidiary bodies then not more than one-third of the directors of the corporation are required to be resident Canadians. The CBCA also requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates.

                         FIDUCIARY DUTIES OF DIRECTORS

                                      DGCL

Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

                                      CBCA

Pursuant to section 122 of the CBCA, the duty of loyalty requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

                      CALL OF SPECIAL STOCKHOLDER MEETING

                                      DGCL

Under the DGCL, written notice of any meeting of stockholder shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting (provided that, for a merger, a minimum of 20 days notice is required and the holders of all stock (both voting and nonvoting) are entitled to such notice). Under the DGCL, unless the certificate of incorporation or bylaws authorize additional persons, only the board of directors may call a special stockholders' meeting.

                                      CBCA

The CBCA provides that stockholder meetings may be called by the board of directors, and must be called by the board of directors when so requisitioned by holders of not less than 5% of the issued stock of the corporation that carry the right to vote at the meeting sought. Under CN's By-Laws, the board, the chairperson of the board, the vice-chairperson, if any, or the president shall have power to call a special meeting at any time.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

                                      DGCL

The DGCL provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful (except that no indemnification shall be made in respect of an action initiated by, or in the right of the corporation, with respect to any, claim, issue or matter that such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for expenses such court deems proper). The corporation shall indemnify a present or former director or officer to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with such an action. IC's Charter provides for indemnification of and adjustment of expenses to, present and former directors and officers to the fullest extent permitted by applicable law. IC's By-laws provide for indemnification of present and former directors, officers, employees and agents to the extent permitted by
Section 145 of the DGCL.

                                      CBCA

Under the CBCA, and pursuant to CN's By-Laws, CN may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which CN is or was a stockholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of CN or such body corporate, if:
(a) he or she acted honestly and in good faith with a view to the best interests of CN; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or such body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b) above.

                                      DIRECTOR LIABILITY
DGCL                                               CBCA
The DGCL provides that the certificate of          The CBCA does not permit any limitation of a
incorporation of the corporation may include       director's liability.
a provision which limits or eliminates the
liability of directors to the corporation or
its stockholders for monetary damages for
breach of fiduciary duty as a director
except for liability for acts or omissions
not in good faith or which involve
intentional misconduct or a knowing
violation of law, breach of the duty of
loyalty, the payment of unlawful dividends
or expenditure of funds for unlawful stock
purchases or redemptions or transactions
from which such director derived an improper
personal benefit. IC's Charter contains a
provision limiting the liability of its
directors to the fullest extent permitted by
the DGCL.
ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS
DGCL                                               CBCA
Section 203 of the DGCL generally provides         The CBCA does not contain a provision com-
that any owns 15% ration's voting stock            parable to Section 203 with respect to
(thereby becoming an "interested stock-            business combinations. However, policies of
holder") may not engage in certain "business       certain Canadian securities regulatory
combinations" with the target corporation          authorities, including Policy Q-27 ("Policy
for a period of three years following the          Q-27") of the Quebec Securities Commission
time the person became an interested               (the "QSC") and Policy 9.1 ("Policy 9.1") of
stockholder, unless (i) the board of               the Ontario Securities Commission (the
directors of the corporation has approved,         "OSC"), contain requirements in connection
prior to the date such person became an            with related party transactions. A related
interested stockholder, either the business        party transaction means, generally, any
combination or the transaction that resulted       transaction by which an issuer, directly or
in the person becoming an interested               indirectly, acquires or transfers an asset
stockholder, (ii) upon consummation of the         or acquires or issues treasury securities or
transaction that resulted in the person            assumes or transfers a liability from or to,
becoming an interested stockholder, that           as the case may be, a related party by any
person owns at least 85% of the                    means in any one or any combination of
corporation's voting stock outstanding at          transactions. "Related party" is defined in
the time the transaction is commenced              Policy Q-27 of the QSC and in Policy 9.1 of
(excluding shares owned by persons who are         the OSC and includes directors, senior
both directors and officers and shares owned       officers and holders of at least 10% of the
by employee stock plans in which                   voting securities of the issuer.
participants do not have a right to deter-
mine confidentially whether shares will be         Policy Q-27 of the QSC and Policy 9.1 of the
tendered in a tender or exchange offer), or        OSC require more detailed disclosure in the
(iii) the business combination is approved         proxy material sent to security holders in
by the board of directors and authorized by        connection with a related party transaction,
the affirmative vote (at an annual or              and subject to certain exemptions, the
special meeting and not by written consent)        preparation of a formal valuation of the
of at least two-thirds of the outstanding          subject matter of the related party
voting stock not owned by the interested           transaction and any non-cash consideration
stockholder.                                       offered therefor and the inclusion

For the purposes of determining whether a          of a summary of the valuation in the proxy
person is the "owner" of 15% or more of a          material. They also require, subject to
corporation's voting stock for these               certain exceptions, that the minority
purposes, ownership is defined broadly to          stockholders of the issuer separately
include direct and indirect beneficial             approve the trans action, by either a simple
ownership and the right, directly or               majority or two-thirds of the votes cast,
indirectly, to acquire the stock or to             depending on the circumstances.
control the voting or disposition of the
stock. A "business combination" is also de         CN's Charter contains certain material
fined broadly to include (i) mergers with          limitations on accumulation of shares of CN
and sales or other dispositions of 10% or          Common Stock including, without limitation,
more of the assets of a corporation with or        a provision that no person (including his or
to an interested stock holder, (ii) certain        her associates) may own or control, directly
transactions resulting in the issuance or          or indirectly, more than 15% of the
transfer to the interested stock holder of         outstanding voting shares of CN. If this 15%
any stock of the corporation or its                threshold is exceeded, the holder of such
subsidiaries, (iii) certain transactions           shares may not exercise the voting rights
which would result in increasing the               attached to the shares.
proportionate share of the stock of a
corporation or its subsidiaries owned by the
interested stockholder, and (iv) receipt by
the interested stockholder of the benefit
(except proportionately as a stockholder) of
any loans, advances, guarantees, pledges or
other financial benefits.
These restrictions placed on interested
stock holders do not apply under certain
circumstances, including, but not limited
to, the following: (i) if the corporation's
original certificate of incorporation
contains a provision expressly electing not
to be governed by the relevant DGCL or (i)
if the corporation, by action of its
stockholders, adopts an amendement to its
bylaws or certificate of incorporation
expressly electing not to be governed by
such section, provided that such an amend-
ment is approved by the affirmative vote of
not less than a majority of the outstanding
shares entitled to vote and that such an
amendment will not be effective until 12
months after its adoption and will not apply
to any business combination with a person
who became an interested stockholder at or
prior to such adoption.

                                 LEGAL MATTERS

     The validity of the CN Common Stock to be issued to the holders of IC Common Stock pursuant to the Merger will be passed upon by the Chief Legal Officer and Corporate Secretary of CN.

                                    EXPERTS

     The consolidated financial statements as at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 contained in CN's Annual Report on Form 40-F incorporated by reference in this Joint Consent Statement/Prospectus have been so incorporated in reliance on the report of KPMG, independent accountants, and Raymond Chabot Grant Thornton, general partnership, independent accountants (for the year ended December 31, 1995), given on the authority of said firms as experts in auditing and accounting. The consolidated financial statements as at December 31, 1996 and 1997 and for each of the five fiscal years in the period ended December 31, 1997 contained in IC's Annual Report on Form 10-K incorporated by reference in this Joint Consent Statement/Prospectus have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     IC and CN file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     CN filed a Registration Statement on Form F-4 to register with the SEC the CN Common Stock to be issued to holders of IC Common Stock in the Merger. This Joint Consent Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of CN in addition to being a Consent Statement of IC to its stockholders regarding the Merger. As allowed by SEC rules, this Joint Consent Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows IC and CN to "incorporate by reference" information into this Joint Consent Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Consent Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Joint Consent Statement/Prospectus. This Joint Consent Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

      IC SEC FILINGS (FILE NO.1-10720)                             PERIOD
      --------------------------------                             ------
Annual Report on Form 10-K                      Year ended December 31, 1996 and 1997.
Proxy Statement on Schedule 14A for 1997        Filed March 27, 1997.
Annual Meeting
Solicitation/Recommendation Statement on        Filed February 13, 1998 and February 23,
Form 14D-9 and Amendment No. 1                  1998, respectively.

CN SEC FILINGS
--------------------------------------------
Annual Reports on Form 40-F                     Year ended December 31, 1996 and 1997.
Quarterly Report on Form 6-K                    Quarter ended March 31, 1998.

               CN SEC FILINGS                                      PERIOD
               --------------                                      ------
Current Reports on Form 6-K                     Filed January 22, 1998; October 22, 1997;
                                                October 21, 1997; October 8, 1997; September
                                                12, 1997; August 13, 1997; July 24, 1997;
                                                July 3, 1997; May 6, 1997; March 31, 1997;
                                                and March 3, 1997

Proxy Statement for 1998 Annual Meeting         Filed March 24, 1998.

The Tender Offer Statement on Form 14D-1 and    Filed February 13, 1998; March 2, 1998,
Amendments No. 1, 2 and 3                       March 6, 1998, and March 12, 1998
                                                respectively.

     IC and CN are also incorporating by reference additional documents that either company may file with the SEC between the date of this Joint Consent Statement/Prospectus and the date of the Merger.

     IC has supplied all information contained or incorporated by reference in this Joint Consent Statement/Prospectus relating to IC, and CN has supplied all such information relating to CN.

     If you are a stockholder, IC may have sent you some of the documents incorporated by reference, but you can obtain any of them through either company or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Consent Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Consent Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Illinois Central Corporation                    Canadian National Railway Company
455 North Cityfront Plaza                       935 de La Gauchetiere St. West
Chicago, Illinois 60661-5504                    Montreal, Quebec,
Tel: (312) 755-7576                             Canada H3B 2M9
Attention: Ann Thoma,                           Tel: (514) 399-0050
           Investor Relations                   Attention: Robert Noorigian,
web site: http://www.icrr.com                              Vice-President, Investor Relations
                                                web site: http://www.cn.ca

     If you would like to request documents from either company, please do so by June 3, 1998.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT CONSENT STATEMENT/PROSPECTUS. NEITHER IC NOR CN HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT CONSENT STATEMENT/PROSPECTUS. THIS JOINT CONSENT STATEMENT/PROSPECTUS IS DATED MAY 5, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT CONSENT STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT CONSENT STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CN COMMON STOCK IN CONNECTION WITH THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                       ANNEX A.1

                          AGREEMENT AND PLAN OF MERGER

                                     INDEX


Merger Agreement
Exhibits:
  A  - Form of Voting Trust Agreement
  B  - Certificate of Incorporation of Surviving Corporation
  C  - Bylaws of Surviving Corporation
  D  - Terms and Conditions of Alternate Merger

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               February 10, 1998

                                     among

                       CANADIAN NATIONAL RAILWAY COMPANY

                           BLACKHAWK MERGER SUB, INC.

                                      AND

                          ILLINOIS CENTRAL CORPORATION

                              TABLE OF CONTENTS(1)
                               ------------------

                                                                            PAGE
                                   ARTICLE 1
                                   THE OFFER
SECTION 1.01.  The Offer...................................................  A-8
SECTION 1.02.  IC Action...................................................  A-9
SECTION 1.03.  Voting Trust................................................ A-10
SECTION 1.04.  Alternative Transaction Structures.......................... A-10
                                   ARTICLE 2
                                   THE MERGER
SECTION 2.01.  The Merger.................................................. A-11
SECTION 2.02.  Conversion of Shares........................................ A-11
SECTION 2.03.  The Exchange Agent.......................................... A-12
SECTION 2.04.  Surrender and Payment....................................... A-12
SECTION 2.05.  No Appraisal Rights......................................... A-13
SECTION 2.06.  Fractional Shares........................................... A-13
SECTION 2.07.  Stock Options............................................... A-14
SECTION 2.08.  Withholding Rights.......................................... A-15
                                   ARTICLE 3
                           THE SURVIVING CORPORATION
SECTION 3.01.  Certificate of Incorporation................................ A-15
SECTION 3.02.  Bylaws...................................................... A-15
SECTION 3.03.  Directors and Officers...................................... A-15
                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF IC
SECTION 4.01.  Corporate Existence and Power............................... A-16
SECTION 4.02.  Corporate Authorization..................................... A-16
SECTION 4.03.  Governmental Authorization.................................. A-16
SECTION 4.04.  Non-Contravention........................................... A-16
SECTION 4.05.  Capitalization.............................................. A-17

SECTION 4.06.  Subsidiaries.                                                A-17
SECTION 4.07.  SEC Filings................................................. A-17
SECTION 4.08.  Financial Statements........................................ A-18
SECTION 4.09.  Disclosure Documents........................................ A-18
SECTION 4.10.  Absence of Certain Changes.................................. A-18
SECTION 4.11.  No Undisclosed Material Liabilities......................... A-19
SECTION 4.12.  Litigation.................................................. A-19

---------------

(1) The Table of Contents is not a part of this Agreement.

SECTION 4.13.  Taxes.                                                       A-19
SECTION 4.14.  Employee Benefit Plans...................................... A-20
SECTION 4.15.  Labor Matters............................................... A-21
SECTION 4.16.  Takeover Statutes; Rights Plans............................. A-21
SECTION 4.17.  Compliance with Laws........................................ A-22
SECTION 4.18.  Finders' Fees............................................... A-22
SECTION 4.19.  Environmental Matters....................................... A-22
SECTION 4.20.  Opinion of Financial Advisor................................ A-23
                                   ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF CN AND MERGER SUBSIDIARY
SECTION 5.01.  Corporate Existence and Power............................... A-23
SECTION 5.02.  Corporate Authorization..................................... A-23
SECTION 5.03.  Governmental Authorization.................................. A-23
SECTION 5.04.  Non-Contravention........................................... A-24
SECTION 5.05.  Capitalization.............................................. A-24
SECTION 5.06.  Subsidiaries................................................ A-24
SECTION 5.07.  SEC Filings................................................. A-25
SECTION 5.08.  Financial Statements........................................ A-25
SECTION 5.09.  Disclosure Documents........................................ A-25
SECTION 5.10.  Absence of Certain Changes.................................. A-26
SECTION 5.11.  No Undisclosed Material Liabilities......................... A-26
SECTION 5.12.  Litigation.................................................. A-27
SECTION 5.13.  Taxes....................................................... A-27
SECTION 5.14.  Employee Benefit Plans...................................... A-27
SECTION 5.15.  Compliance with Laws........................................ A-27
SECTION 5.16.  Finders' Fees............................................... A-27
SECTION 5.17.  Environmental Matters....................................... A-28
SECTION 5.18.  Ownership of IC Common Stock................................ A-28
SECTION 5.19.  Sufficiency of Funds........................................ A-28
SECTION 5.20.  Labor Matters............................................... A-28
                                   ARTICLE 6
                                COVENANTS OF IC
SECTION 6.01.  Conduct of IC............................................... A-29
SECTION 6.02.  Access to Information....................................... A-31
SECTION 6.03.  Other Offers................................................ A-31
SECTION 6.04.  Notices of Certain Events................................... A-32
SECTION 6.05.  Registration Rights......................................... A-32
SECTION 6.06.  Antitakeover Statutes....................................... A-33


                                   ARTICLE 7
                                COVENANTS OF CN
SECTION 7.01.  Conduct of CN............................................... A-33
SECTION 7.02.  Access to Information....................................... A-34
SECTION 7.03.  Notices of Certain Events................................... A-34
SECTION 7.04.  Obligations of Merger Subsidiary............................ A-34
SECTION 7.05.  Voting of Shares............................................ A-34
SECTION 7.06.  Director and Officer Liability.............................. A-34
SECTION 7.07.  Stock Exchange Listing...................................... A-35
                                   ARTICLE 8
                             COVENANTS OF CN AND IC
SECTION 8.01.  Reasonable Best Efforts..................................... A-35
SECTION 8.02.  STB Approval................................................ A-35
SECTION 8.03.  Certain Filings............................................. A-35
SECTION 8.04.  Public Announcements........................................ A-36
SECTION 8.05.  Dividends................................................... A-36
SECTION 8.06.  Auditors' Letters........................................... A-36
SECTION 8.07.  Treatment of IC Employees and Directors..................... A-36
                                   ARTICLE 9
                             ADDITIONAL AGREEMENTS
SECTION 9.01.  Preparation of the Form F-4; Proxy or Information Statement;
                 Action by Written Consent................................. A-38
SECTION 9.02.  Fees and Expenses........................................... A-39
SECTION 9.03.  Further Assurances.......................................... A-39
                                   ARTICLE 10
                            CONDITIONS TO THE MERGER
SECTION        Conditions to the Obligations of Each Party to the Merger...
  10.01.                                                                    A-39
SECTION        Additional Condition to the Obligations of IC...............
  10.02.                                                                    A-39
                                   ARTICLE 11
                                  TERMINATION
SECTION        Termination.................................................
  11.01.                                                                    A-39
SECTION        Effect of Termination.......................................
  11.02.                                                                    A-41
                                   ARTICLE 12
                                 MISCELLANEOUS
SECTION        Notices.....................................................
  12.01.                                                                    A-41
SECTION        Definitions.................................................
  12.02.                                                                    A-42
SECTION        Survival....................................................
  12.03.                                                                    A-45
SECTION        Amendments; No Waivers; Continuing Directors................
  12.04.                                                                    A-45
SECTION        Successors and Assigns......................................
  12.05.                                                                    A-45
SECTION        Governing Law...............................................
  12.06.                                                                    A-45

SECTION 12.07.  Counterparts; Effectiveness.                                 A-45
SECTION 12.08.  Entire Agreement; No Third Party Beneficiaries.............. A-46
SECTION 12.09.  Submission to Jurisdiction; Waivers......................... A-46
SECTION 12.10.  Enforcement................................................. A-46
SECTION 12.11.  Guarantee of Merger Subsidiary.............................. A-46
SECTION 12.12   Disclosure Schedules........................................ A-47
EXHIBIT A       FORM OF VOTING TRUST AGREEMENT                                A-1
EXHIBIT B       CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION         B-1
EXHIBIT C       BYLAWS OF SURVIVING CORPORATION                               C-1
EXHIBIT D       TERMS AND CONDITIONS OF ALTERNATE MERGER                      D-1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of February 10, 1998 among Canadian National Railway Company, a Canadian corporation ("CN"), Blackhawk Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of CN ("MERGER SUBSIDIARY") and Illinois Central Corporation, a Delaware corporation ("IC").

     The parties hereto agree as follows:

     WHEREAS, IC operates a rail freight transportation business through Illinois Central Railroad Company, an Illinois corporation and a wholly-owned subsidiary of IC, CCP Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of IC, and IC Financial Services Corporation, a Delaware corporation and a wholly-owned subsidiary of IC (Illinois Central Railroad Company, CCP Holdings, Inc. and IC Financial Services Corporation collectively, the "RAILROAD SUBSIDIARIES");

     WHEREAS, the Board of Directors of IC (at a meeting duly called and held), has unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as hereinafter defined) are fair to, and in the best interests of, the holders of shares of Blackhawk Common Stock (as hereinafter defined) and recommended acceptance of the Offer and adoption of this Agreement by the stockholders of IC;

     WHEREAS, the respective Boards of Directors of Merger Subsidiary and CN have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that, except as provided in Section 1.04, the business combination contemplated hereby be accomplished by having Merger Subsidiary commence a cash tender offer for an aggregate of 46,051,761 outstanding shares of common stock, par value $0.001 per share, of IC ("IC COMMON STOCK"), representing 75% of the currently outstanding shares of IC Common Stock, to be followed by a merger of Merger Subsidiary with and into IC, upon the terms and subject to the conditions set forth herein;

     WHEREAS, on the date hereof, Messrs. Gilbert H. Lamphere and Alexander P. Lynch have entered into binding agreements with CN (the "INVESTMENT COMMITMENT AGREEMENTS") with respect to the shares of IC Common Stock and options to purchase shares of IC Common Stock owned by them, pursuant to which they agree
(i) to consent to (or vote their shares of IC Common Stock in favor of) the adoption of this Agreement, (ii) to roll over 100% of their options into options to purchase shares of CN Common Stock (as hereinafter defined) and (iii), in the case of Mr. Lamphere, to invest a certain portion of the proceeds received in the Merger in shares of CN Common Stock (as hereinafter defined) within 90 days of the Effective Time (as hereinafter defined);

     WHEREAS, IC, Merger Subsidiary and CN desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                   THE OFFER

     SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase an aggregate of 46,051,761 outstanding shares of IC Common Stock at a price of $39.00 per share, net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of shares which, together with the shares then owned by CN, represents at least 50.1% of the outstanding shares of IC Common Stock on a fully diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary reserves the right to waive any of the conditions to the Offer, to extend the Offer if any conditions to this Offer are not satisfied and to make any change in the terms or conditions of the Offer; provided that, except as provided in Section 1.04, no waiver or change may be made without the prior written consent of IC which (i) increases or decreases the number of shares of IC Common Stock sought in the Offer, (ii) changes the form of consideration to be paid or decreases the price per share,
(iii) waives the Minimum Condition, (iv) waives the conditions set forth in paragraph (a), (b) or (e) of Annex I hereto, (v) waives the condition relating to the expiration of the waiting period (if any) under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") or the receipt of a favorable informal advisory opinion from the STB, (vi) is adverse to the holders of IC Common Stock or modifies any of the conditions to the Offer or (vii) imposes any conditions to the Offer in addition to those set forth in Annex I. CN agrees that, if the Offer shall not have been consummated at the scheduled expiration thereof due to the failure to satisfy (i) any of the conditions to the Offer set forth in clauses (a) or (b) of Annex I, (ii) the condition to the Offer relating to expiration of the waiting period under the HSR Act or (iii) the condition relating to the receipt of the favorable informal advisory opinion from the STB staff, CN will, at the request of IC, cause Merger Subsidiary to extend the Offer for a period of up to twenty business days.

     (b) Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition) and the terms of this Agreement, CN shall provide the funds to Merger Subsidiary and Merger Subsidiary shall pay, as promptly as practicable after the expiration of the Offer, for all shares of IC Common Stock properly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary is obligated to purchase.

     (c) As soon as practicable on the date of commencement of the Offer, CN and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). CN and IC each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. CN agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of IC Common Stock, in each case as and to the extent required by applicable federal securities laws. IC and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

     SECTION 1.02. IC Action. (a) IC hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously
(i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, advisable and in the best interests of IC's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), and (iii) resolved to recommend acceptance of the Offer and adoption of this Agreement by its stockholders; provided, however, that prior to the earlier of (x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, the Board of Directors of IC may modify, withdraw or change such recommendation to the extent that the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law. IC further represents that Lehman Brothers Inc. and The Beacon Group Capital Services LLC have delivered to IC's Board of Directors their written opinions that the consideration to be received in the Offer and the Merger taken together is fair to the holders of shares of IC Common Stock from a financial point of view. To the knowledge of IC, all of the directors and executive officers of IC intend either to tender their shares of IC Common Stock pursuant to the Offer or to consent to or vote in favor of the adoption of the Agreement.

     (b) As soon as practicable after the Offer is commenced IC will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of IC's Board of Directors referred to above; provided, however, that prior to the earlier of (x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, the Board of Directors of IC may modify, withdraw or change such recommendation to the extent that the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors act in a manner consistent with the Board's fiduciary duties under applicable law. IC and CN each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. IC agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of IC Common Stock, in each case as and to the extent required by applicable federal securities laws. CN and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     SECTION 1.03. Voting Trust. The parties agree that, (i) simultaneously with the purchase by CN, Merger Subsidiary or their Affiliates of shares of IC Common Stock pursuant to the Offer or otherwise, such shares shall be deposited in an irrevocable voting trust (the "VOTING TRUST") in accordance with the terms and conditions of a voting trust agreement (the "VOTING TRUST AGREEMENT") substantially in the form attached hereto as Exhibit A and (ii) upon consummation of the Merger, all outstanding shares of the Surviving Corporation shall be deposited in the Voting Trust. Subject to applicable law and to the rules, regulations and practices of the United States Surface Transportation Board (the "STB"), the Voting Trust Agreement may be modified or amended at any time by CN in its sole discretion; provided that (i) prior to the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written approval of IC unless such modification or amendment is not inconsistent with this Agreement and is not adverse to IC or its stockholders and would not reasonably be expected to have an adverse effect on receipt of a favorable informal advisory opinion from the STB and (ii) prior to or after the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written approval of IC if such modification or amendment would reasonably be expected to increase the liability exposure of the Board of Directors of the Surviving Corporation under applicable law. No power of CN or Merger Subsidiary provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement. CN, in consultation with IC, shall use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain a favorable informal advisory opinion from the STB staff. In furtherance and not in limitation of the foregoing, CN and IC agreed that: (i) CN shall make any filings required by the STB with respect to the Voting Trust and IC shall make any filings required by CN; (ii) CN shall consult with IC in connection with any discussions or proceedings initiated by CN with the STB with respect to the Voting Trust; provided that IC shall not initiate any such discussions or proceedings without CN's prior written consent; and (iii) CN with IC's consent, shall change or modify the terms of the Voting Trust Agreement to the extent required by the STB as a condition to the issuance of such advisory opinion, so long as the required changes or modifications do not, in the aggregate, materially affect CN's rights thereunder. Any trustee of the Voting Trust appointed by CN and Merger Subsidiary pursuant to the Voting Trust Agreement shall be reasonably satisfactory to the Board of Directors of IC.

     SECTION 1.04. Alternative Transaction Structures. Notwithstanding anything to the contrary set forth in this Agreement, if the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended pursuant to Section 1.01(a) hereof), Merger Subsidiary shall have the right at its option to extend the Offer for a period of up to twenty business days. If, at the scheduled expiration of the Offer (as such date may have been extended by Merger Subsidiary as contemplated by the preceding sentence), the Minimum
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

Condition has not been satisfied, then (unless the parties otherwise agree) at CN's election either (i) Merger Subsidiary shall amend the terms of the Offer by increasing the number of shares sought in the Offer to all of the outstanding shares of IC Common Stock, subject to the conditions set forth in Section 1.01, in which event the Agreement shall be modified as provided in Part I of Exhibit D, or (ii) Merger Subsidiary shall terminate the Offer and Merger Subsidiary and IC shall proceed with the Merger, in accordance with this Agreement in which event the terms and conditions of the Merger Agreement shall be modified as provided in Part II of Exhibit D.

                                   ARTICLE 2
                                   THE MERGER

     SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into IC in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and IC shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, IC and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties hereto shall agree and as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of IC and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 2.02. Conversion of Shares. Subject to Section 1.04, at the Effective Time:

     (a) each share of IC Common Stock held by IC as treasury stock or owned of record or beneficially by CN or any Subsidiary of CN immediately prior to the Effective Time (including the shares of IC Common Stock held in the Voting Trust) shall be canceled, and no payment shall be made with respect thereto.

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and each such share shall be deposited in the Voting Trust;

     (c) if Merger Subsidiary shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 shares of IC Common Stock, each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in
Section 2.02(a), be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares, without par value, of CN ("CN COMMON STOCK") equal to the fraction (the "EXCHANGE RATIO") obtained by dividing $39.00 by the CN Average Closing Price (the "STOCK CONSIDERATION"). For purposes of this Agreement, "CN AVERAGE CLOSING PRICE" means the average closing price of the CN Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the twenty trading day period ending on the second trading day prior to the date of the Effective Time; provided that if such average closing price is less than $43.00 then the CN Average Closing Price shall be $43.00 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50.

     (d) if Merger Subsidiary shall have purchased, pursuant to the Offer, an aggregate of less than 46,051,761 shares of IC Common Stock, each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 2.02(a), be converted into the right to receive:

          (A) a number of shares of CN Common Stock (1) equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price, multiplied by
     (2) the Stock Proration Factor (as defined below); and

          (B) cash in an amount equal to the product of (1) 1 minus the Stock Proration Factor, multiplied by (2) $39.00.

     The consideration provided for in this Section 2.02, together with the consideration provided for in Section 2.06 hereof, and, if applicable, the consideration provided for in Exhibit D, is referred to herein as the "MERGER CONSIDERATION".

     For purposes of this Agreement, the "STOCK PRORATION FACTOR" shall be a fraction, of which (A) the numerator shall be the Stock Number and (B) the denominator shall be the total number of shares of IC Common Stock outstanding as of the Effective Time, minus the number of shares purchased by Merger Subsidiary pursuant to the Offer. The "STOCK NUMBER" shall be 15,350,586, plus any shares of IC Common Stock issued after the date of this Agreement in accordance with this Agreement.

     (e) If prior to the Effective Time, CN or IC (as the case may be) should, (after obtaining the consent required by Section 7.01(c) or Section 6.01(i) hereof) split, combine or otherwise reclassify the CN Common Stock or the IC Common Stock, or pay a stock dividend or other stock distribution in CN Common Stock or IC Common Stock, or otherwise change the CN Common Stock or IC Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of CN or IC in respect of the CN Common Stock or the IC Common Stock, respectively, then the Stock Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     SECTION 2.03. The Exchange Agent. Prior to the mailing of the IC proxy or information statement, Merger Subsidiary shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates formerly representing shares of IC Common Stock for the Merger Consideration. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by
Section 2.02, and any such computation shall be conclusive and binding on the holders of shares of IC Common Stock.

     SECTION 2.04. Surrender and Payment. (a) As soon as reasonably practicable as of or after the Effective Time, CN shall deposit with the Exchange Agent, for the benefit of the holders of shares of IC Common Stock, for exchange in accordance with this Article 2, the Merger Consideration. Promptly after the Effective Time, CN will send, or will cause the Exchange Agent to send, to each holder of shares of IC Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing such shares to the Exchange Agent).

     (b) Each holder of shares of IC Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such shares, together with a properly completed letter of transmittal covering such shares, will be entitled to receive the Merger Consideration payable in respect of such shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration, in lieu of any fractional shares of CN Common Stock or otherwise payable pursuant to this Article 2.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of IC Common Stock formerly represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of IC Common Stock. If, after the Effective Time, certificates formerly representing shares of IC Common

Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2. The Surviving Corporation shall be obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by IC on such shares of IC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of IC Common Stock six months after the Effective Time shall be returned to CN, upon demand, and any such holder who has not exchanged his shares of IC Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to CN for payment of the Merger Consideration in respect of his shares. Notwithstanding the foregoing, CN shall not be liable to any holder of shares of IC Common Stock for any amount paid to a public official pursuant to applicable escheat or similar abandoned property laws. Any amounts remaining unclaimed by holders of shares of IC Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of CN free and clear of any claims or interest of any Person previously entitled thereto.

     (f) No dividends or other distributions with respect to any CN Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of IC Common Stock with respect to the shares of CN Common Stock represented thereby (if any) and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section
2.06 until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of any CN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of cash payable in lieu of a fractional share of CN Common Stock to which such holder is entitled pursuant to Section 2.06 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CN Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CN Common Stock.

     SECTION 2.05. No Appraisal Rights. In accordance with Schwabacher v. United States, 334 U.S. 182 (1948), stockholders of IC shall not have any appraisal or like rights; provided, however, that if the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of shares of IC's capital stock, then such holders shall be provided with appraisal rights in accordance with Delaware Law to the extent required under Delaware Law. IC shall give CN prompt notice of any demands received by IC for appraisal of shares of IC Common Stock, and CN shall have the right to participate in all negotiations and proceedings with respect to such demands. IC shall not, except with the prior written consent of CN, make any payment with respect to, or settle or offer to settle, any such demands or as otherwise required by applicable law.

     SECTION 2.06. Fractional Shares. (a) No certificates or scrip representing fractional shares of CN Common Stock shall be issued upon the surrender for exchange of certificates representing shares of IC Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CN.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of IC Common Stock who pursuant to the Merger would otherwise have been entitled to receive a fraction of a share of CN Common Stock (after taking into account all shares of IC Common Stock delivered by such holder) shall receive, in lieu thereof, an amount in cash determined by multiplying the average closing price of the CN Common Stock on the NYSE for the five trading day period prior to

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

the Effective Time (the "CN AVERAGE PRICE") by the fraction of a share of CN Common Stock to which such holder would otherwise have been entitled.

     SECTION 2.07. Stock Options. (a) To the extent permitted under the rules, regulations and practices of the STB and consistent with the application of applicable Canadian securities laws and the rules and regulations of relevant stock exchanges, the Board of Directors of CN and IC shall adopt such resolutions or take such other actions as may be required to adjust the terms of each outstanding employee or director stock option to purchase shares of IC Common Stock granted under any employee or director stock option or compensation plan or arrangement ("IC OPTIONS") as necessary to provide that at the Effective Time each IC Option outstanding immediately prior to the Effective Time shall be:

     (i) if Section 2.02(c) is applicable, amended and converted into options ("CN OPTIONS") to acquire, on the same terms and conditions as were applicable under such IC Options (except that such CN Options shall (other than as provided in Section 8.07(a)) be fully vested), a number of shares of CN Common Stock determined by multiplying the number of shares of IC Common Stock subject to such IC Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (y) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, divided by, (z) the number of shares of CN Common Stock subject to such CN Option;

     (ii) if Section 2.02(d) is applicable, amended and converted into: (A) CN Options to acquire, on the same terms and conditions as were applicable under such IC Options (except that such CN Options shall (other than as provided in Section 8.07(a)) be fully vested), a number of shares of CN Common Stock determined by multiplying the number of shares of IC Common Stock subject to such IC Option by the Exchange Ratio and the Stock Proration Factor, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (x) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, multiplied by (y) the Stock Proration Factor, and divided by, (z) the number of shares of CN Common Stock subject to such CN Option, and (B) an additional CN Option to purchase a number of shares of CN Common Stock determined as follows: (1) 1 minus the Stock Proration Factor (the "RECIPROCAL STOCK PRORATION FACTOR"), multiplied by (2) the number of shares of IC Common Stock subject to such IC Option, multiplied by (3) $39.00, and divided by (4) the CN Average Price, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (a) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, multiplied by (b) Reciprocal Stock Proration Factor, and divided by (c) the number of shares of CN Common Stock subject to such CN Option; or

     (iii) in the event that CN elects to tender for all of IC's shares pursuant to Section 1.04, amended and converted into a CN Option to purchase a number of shares of CN Common Stock determined as follows: (1) the number of shares of IC Common Stock subject to such IC Option, multiplied by (2) $39.00, and divided by (3) the CN Average Price, rounded, if necessary, up to the nearest whole shares of CN Common Stock, at a price per share equal to (a) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, divided by (b) the number of shares of CN Common Stock subject to such CN Option.

     (b) If and to the extent the Board of Directors of CN is not permitted, in the opinion of CN's counsel, to take the actions described in paragraph (a) hereof, then at or immediately prior to the Effective Time, IC shall take action so that the holder of each IC Option then outstanding shall receive cash equal to: (1) the number of shares of IC Common Stock subject to such IC Option, multiplied by (2) $39.00, minus (3) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option.

     (c) CN shall take all corporate actions necessary to reserve for issuance such number of shares of CN Common Stock as will be necessary to satisfy exercises in full of all CN Options after the Effective Time. With respect to such shares of CN Common Stock issuable upon exercise of the CN Options and the resale of such shares of CN Common Stock issuable upon exercise of the

CN Options and the resale of such shares of CN Common Stock by Affiliates of CN (subject to any limitations under applicable law) CN shall (i) as soon as practicable after the Effective Time file with the SEC a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act of 1933, as amended (the "Securities Act") and (ii) file with the NYSE, the Toronto Stock Exchange, the Montreal Exchange and other national exchanges on which the CN Common Stock is traded a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of CN Options.

     SECTION 2.08. Withholding Rights. CN shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this
Article 2 such amounts as it is required to deduct and withhold in respect of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by CN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of IC Common Stock in respect of which such deduction and withholding was made by CN, as the case may be.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

     SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of IC shall be amended in the Merger to read in its entirety as set forth on Exhibit B hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.02. Bylaws. The bylaws of IC shall be amended in the Merger to read in their entirety as set forth on Exhibit C hereto and as so amended shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Directors and Officers. (a) Except as set forth herein, the directors of IC as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be directors of the Surviving Corporation and the officers of IC as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be officers of the Surviving Corporation. Promptly following consummation of the Offer, IC anticipates appointing John D. McPherson as the Chief Executive Officer and a director of IC.

     (b) Effective upon consummation of the Offer, and subject to the rules, regulations and practices of the STB, IC shall have taken all action necessary to cause an individual, who shall be identified as a suitable candidate by CN prior to the consummation of the Offer and who shall be independent of CN and reasonably satisfactory to the Board of Directors of IC, to be appointed to the Board of Directors of IC immediately following the resignations of Gilbert H. Lamphere and Alexander P. Lynch from the IC Board of Directors. IC's obligations to appoint such individual to the Board of Directors shall be subject to the rules, regulations and practices of the STB.

     (c) Effective upon consummation of the Offer, CN shall have taken all action necessary to appoint Mr. E. Hunter Harrison to the position of Chief Operating Officer of CN.

     (d) Effective upon consummation of the Offer, CN shall have taken all necessary action to cause Messrs. Gilbert H. Lamphere and Alexander P. Lynch to be elected to serve on the Board of Directors of CN. In addition, either Mr. Lamphere or Mr. Lynch will have the right (and CN will take all necessary action to cause Mr. Lamphere or Mr. Lynch) to be appointed to serve on the Strategic Planning Committee, the Audit and Finance Committee, the Human Resources Committee and the Corporate Governance Committee of such Board of Directors, it being understood that no more than one of such individuals will have the right to be appointed to any one of such committees, and such individuals shall be entitled to determine on which of such committees they elect to be appointed.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF IC

     Except as set forth in the IC disclosure schedules delivered by IC to CN at or prior to the execution of this Agreement and referenced therein by Section number, IC represents and warrants to CN that:

     SECTION 4.01. Corporate Existence and Power. IC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. IC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. IC has heretofore delivered to CN true and complete copies of IC's restated certificate of incorporation and bylaws as currently in effect.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by IC of this Agreement and the consummation by IC of the transactions contemplated hereby are within IC's corporate powers and, except for any required approval by IC's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding shares of IC Common Stock is the only vote of any class or series of IC's capital stock necessary to adopt the Agreement. This Agreement constitutes a valid and binding agreement of IC.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by IC of this Agreement and the consummation by IC of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority the failure to make which would have a Material Adverse Effect other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the STB related to the Voting Trust or approval or exemption of the Merger; (d) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), the Securities Act and any foreign or state securities or Blue Sky laws; and (e) approvals of relevant stock exchanges and such filings, authorizations, orders and approvals required under Canadian or other foreign laws.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by IC of this Agreement and the consummation by IC of the transactions contemplated hereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or bylaws of IC, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to IC or any IC Subsidiary, (c)(x) give rise to a right on the part of any Person to require repayment by IC or any IC Subsidiary under any agreement, contract or other instrument binding upon IC or any IC Subsidiary or (y) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of IC or any IC Subsidiary or to a loss of any benefit to which IC or any IC Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon IC or any IC Subsidiary or any license, franchise, permit or other similar authorization held by IC or any IC Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of IC or any IC Subsidiary except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of IC to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 4.05. Capitalization. The authorized capital stock of IC consists of 100,000,000 shares of IC Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 1997, (i) 61,402,347 shares of IC Common Stock were issued and outstanding, (ii) 3,220,609 shares were held by IC in its treasury and (iii) employee and director stock options to purchase an aggregate of 2,564,502 shares were outstanding (of which options to purchase an aggregate of 1,190,641 shares were exercisable). All outstanding shares of capital stock of IC have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by this Agreement or as set forth in this Section and except for changes since December 31, 1997 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of IC, (b) no securities of IC convertible into or exchangeable for shares of capital stock or voting securities of IC, and (c) no options or other rights to acquire from IC, and no obligation of IC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IC (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "IC SECURITIES"). There are no outstanding obligations of IC or any Subsidiary to repurchase, redeem or otherwise acquire any IC Securities.

     SECTION 4.06. Subsidiaries. (a) Each IC Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.06, all IC Subsidiaries and their respective jurisdictions of incorporation are identified in IC's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "IC 10-K").

     (b) All of the outstanding capital stock of, or other ownership interests in, each IC Subsidiary, is owned by IC, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of IC or any IC Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any IC Subsidiary, or
(ii) options or other rights to acquire from IC or any IC Subsidiary, and no other obligation of IC or any IC Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any IC Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "IC SUBSIDIARY SECURITIES"). There are no outstanding obligations of IC or any IC Subsidiary to repurchase, redeem or otherwise acquire any outstanding IC Subsidiary Securities.

     SECTION 4.07. SEC Filings. (a) IC has delivered to CN (i) IC's annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1996, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of IC held since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996 (the documents referred to in this Section 4.07(a) being referred to collectively as the "IC SEC FILINGS"). IC's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997 is referred to herein as the "IC 10-Q".

     (b) As of its filing date, each IC SEC Filing complied as to form in all material respects with the Securities Act and the Exchange Act.

     (c) As of its filing date, each IC SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.08. Financial Statements. Except as set forth in Schedule 4.08, the audited consolidated financial statements and unaudited consolidated interim financial statements of IC included in the IC SEC Filings fairly present, in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of IC and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "IC BALANCE SHEET" means the consolidated balance sheet of IC as of September 30, 1997 set forth in the IC 10-Q and "IC BALANCE SHEET DATE" means September 30, 1997.

     SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by IC with the SEC in connection with the transactions contemplated by this Agreement (the "IC DISCLOSURE DOCUMENTS"), including, without limitation, the
Schedule 14D-9 and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section
4.09 will not apply to statements or omissions included in the IC Disclosure Documents based upon information furnished to IC in writing by Merger Subsidiary or CN specifically for use therein.

     (b) The information with respect to IC or any IC Subsidiary that IC furnishes to CN in writing specifically for use in the CN Disclosure Documents (as defined in Section 5.09) will not, at the time of the filing thereof and, at the time of any distribution thereof (or with respect to the IC proxy or information statement, at the time of the taking of action by written consent by the trustee of the Voting Trust in connection with the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10. Absence of Certain Changes. Since the IC Balance Sheet Date and prior to the date of this Agreement, except as set forth in Schedule 4.10, IC and the IC Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of IC Common Stock (other than quarterly cash dividends on IC Common Stock not in excess of $0.23 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by IC or any IC Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, IC or any IC Subsidiary;

          (c) any amendment of any term of any outstanding security of IC or any IC Subsidiary;

          (d) other than borrowings under existing credit facilities, replacements therefor and refinancings thereof, any incurrence, assumption or guarantee by IC or any IC Subsidiary of any indebtedness for borrowed money, other than (i) intercompany indebtedness or (ii) indebtedness in the ordinary course of business on terms consistent with past practice not exceeding an aggregate principal amount of $50,000,000;

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

          (e) any creation or assumption by IC or any IC Subsidiary of any Lien securing indebtedness on any material asset, other than (i) Liens securing intercompany indebtedness or (ii) Liens in the ordinary course of business consistent with past practice not exceeding $25,000,000;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and not exceeding $50,000,000;

          (g) any transaction or commitment involving the acquisition or disposition of assets (other than inventory) other than (i) capital expenditures specified on Schedule 4.10(g), (ii) in the ordinary course of business in accordance with past practice or (iii) any such acquisition or disposition not in excess of $20,000,000;

          (h) any material change in any method of accounting or accounting practice by IC or any IC Subsidiary, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles; or

          (i) other than in the ordinary course of business consistent with past practice, any (i) material grant of any severance or termination pay to (x) any employee of IC or any IC Subsidiary or (y) any director or officer of IC or any IC Subsidiary, (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) except as set forth on Schedule 4.10, entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of IC or any IC Subsidiary, (iv) establishment, adoption or material amendment (except as required by applicable law) of any material collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of IC or any IC Subsidiary other than in the ordinary course of business consistent with past practice, or (v) material increase in compensation, bonus or other benefits payable to directors or officers.

     SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of IC or any IC Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required by United States generally accepted accounting principles to be reflected, reserved for or disclosed in the consolidated financial statements of IC and its consolidated Subsidiaries, other than:

          (a) liabilities disclosed or provided for in the IC Balance Sheet or the IC SEC Filings prior to the date hereof;

          (b) other liabilities (including liabilities incurred in the ordinary course of business consistent with past practice since the IC Balance Sheet
     Date), which would not, individually or in the aggregate, have a Material Adverse Effect; and

          (c) liabilities under this Agreement.

     SECTION 4.12. Litigation. Except as set forth on Schedule 4.12 and except as set forth in the IC SEC Filings prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of IC threatened against or affecting, IC or any IC Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which, as of the date of this Agreement, is reasonably expected to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

     SECTION 4.13. Taxes. Except as reflected in the IC Balance Sheet and the notes thereto, as reflected in Schedule 4.13, and except for such matters that, individually or in the aggregate, are not

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

reasonably likely to have a Material Adverse Effect with respect to IC, (i) all United States federal, state, local and foreign tax returns required to be filed by IC or any IC Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) IC and each IC Subsidiary have paid, or have made adequate provision or have set up an adequate accrual or reserve for the payment of all taxes, interest, additions and penalties owing by IC or any IC Subsidiary; (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes owed by IC or any IC Subsidiary; (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid in full or have been recorded as a liability on IC Balance Sheet; (v) neither IC nor any IC Subsidiary is a party to any tax sharing or similar agreement pursuant to which IC or any IC Subsidiary has indemnified another party with respect to taxes; and (vi) neither IC nor any IC Subsidiary has waived any applicable statute of limitations with respect to any taxes.

     SECTION 4.14. Employee Benefit Plans. (a) Schedule 4.14 identifies each material Employee Plan. IC has furnished to CN copies of the material Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan and, if applicable, the Internal Revenue Service determination letters. No Employee Plan is a Title IV Plan.

     (b) As of the IC Balance Sheet Date, the aggregate unfunded liability of IC and any IC Subsidiary in respect of all Employee Plans or Benefit Arrangements described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, did not exceed $17,500,000.

     (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Part 4, Title I of ERISA, which transaction has or will cause IC or any IC Subsidiary to incur any liability under ERISA, the Code or otherwise which would reasonably be expected to result in a Material Adverse Effect, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. Neither IC nor any ERISA Affiliate of IC has (i) except where the failure thereof would not reasonably be expected to result in a Material Adverse Effect, engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(B) any liability under Section 4971 of the Code that in either case could become a liability of IC or any IC Subsidiary or CN or any of its ERISA Affiliates after the Effective Time which would reasonably be expected to have a Material Adverse Effect.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, and, to IC's knowledge, nothing has occurred since that determination that would adversely affect such determination in a manner which would reasonably be expected to have a Material Adverse Effect. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     (e) Schedule 4.14 identifies each material Benefit Arrangement. IC has furnished to CN copies or descriptions of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with

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

applicable regulatory authorities, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     (f) Except as set forth on Schedule 4.14 and except as provided in this Agreement, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of IC or any IC Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, to the extent that such payments would reasonably be expected to have a Material Adverse Effect.

     (g) Except as set forth on Schedule 4.14 and except as provided in this Agreement, no employee or former employee of IC or any IC Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, to the extent that such benefits would reasonably be expected to have a Material Adverse Effect.

     SECTION 4.15. Labor Matters. IC and the IC Subsidiaries are in compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.15, (i) neither IC nor any IC Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees,
(ii) there are no material activities or proceedings by a labor union or representative thereof to organize any employees of IC or any IC Subsidiary outside of the ordinary course of business , (iii) there are no pending negotiations between IC or any IC Subsidiary and any labor union or representative thereof regarding any proposed material changes to any existing national collective bargaining agreement, (iv) there are no pending, and IC and the IC Subsidiaries have not experienced since September 30, 1997, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof which would reasonably be expected to have a Material Adverse Effect, (v) IC and the IC Subsidiaries are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against IC, any IC Subsidiary or their employees under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect, (vi) there is no unfair labor practice complaint pending, or to the knowledge of IC threatened, against IC or any IC Subsidiary before the National Labor Relations Board or any other investigation, charge, prosecution, suit or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of IC or any IC Subsidiary or the representation thereof which would reasonably be expected to have a Material Adverse Effect, (vii) there are no claims or actions pending, or to the knowledge of IC threatened, between IC and any IC Subsidiary and any of their employees or labor organizations representing or seeking to represent such employees which would reasonably be expected to have a Material Adverse Effect and (viii) to the knowledge of IC, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind that would reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.16. Takeover Statutes; Rights Plans. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the Delaware Law) applicable to IC or any IC Subsidiary is applicable to the Merger or the other transactions contemplated hereby. As of the date of this Agreement, IC does not have any shareholder rights plan or similar antitakeover device in effect. The action of the Board of Directors of IC in approving the Merger, this Agreement and the Voting Trust is sufficient to render inapplicable to the Merger and this Agreement and the Voting Trust (and the transactions provided for herein and therein) the restrictions on "business combina-

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

tions" (as defined in Section 203 of the Delaware Law) set forth in Section 203 of the Delaware Law.

     SECTION 4.17. Compliance with Laws. Except as set forth in IC SEC Filings prior to the date hereof, neither IC nor any IC Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 4.18. Finders' Fees. Except for Lehman Brothers Inc. and The Beacon Group Capital Services LLC, copies of whose engagement agreements have been provided to CN, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of IC or any IC Subsidiary who might be entitled to any fee or commission from CN or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.19. Environmental Matters. (a) Except as set forth in IC SEC Filings prior to the date hereof, and except as would not, individually or in the aggregate, have a Material Adverse Effect:

          (i) no written notice, notification, demand, complaint, penalty, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no action, claim, suit, legal proceeding or, to the knowledge of IC, investigation or review is pending, or to the knowledge of IC, threatened by any governmental entity or other Person with respect to any matters relating to IC or any IC Subsidiary and relating to or arising out of any Environmental Law;

          (ii) to the knowledge of IC there are no liabilities of or relating to IC or any IC Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any such liability;

          (iii) except as set forth in Schedule 4.19, no property now or, to the knowledge of IC, previously, owned, leased or operated by IC or any IC Subsidiary or, to the knowledge of IC, any property to which IC or any IC Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of IC, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

          (iv) IC and IC Subsidiaries are in compliance with all Environmental Laws and have obtained and are in compliance with all IC Environmental Permits; such IC Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     (b) There has been no material written report regarding any environmental investigation, study, audit, test, review or other analysis conducted of which IC has knowledge in relation to the current or prior business of IC or any IC Subsidiary or any property or facility now or previously owned, leased or operated by IC or any IC Subsidiary which has not either been made available to CN prior to the date hereof or (with respect to any such report over which IC does not have control or custody) disclosed on Schedule 4.19.

     (c) Neither IC nor any IC Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut that would result in the New Jersey Industrial Site Recovery Act or the Connecticut Transfer Act being applicable to the transactions contemplated by this Agreement.

     (d) For purposes of this Section and, to the extent applicable therein,
Section 5.17 hereof, the following terms shall have the meanings set forth below:

     "ENVIRONMENTAL LAWS" means any applicable federal, state, local, provincial or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment,

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

order, decree, injunction, permit, or legally binding governmental restriction or requirement, or any legally binding agreement with any governmental authority or other third party, relating to human health and safety (as relating to the environment), the environment or, as impacting human health or the environment, to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "IC ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws regarding the business of IC or any IC Subsidiary as currently conducted.

     "HAZARDOUS SUBSTANCES" means, in each case as regulated under any Environmental Law, any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     SECTION 4.20. Opinion of Financial Advisor. IC's Board of Directors has received the opinions of Lehman Brothers Inc. and The Beacon Group Capital Services LLC, financial advisors to IC, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, taken together, is fair to IC's stockholders from a financial point of view, and such opinions have not been withdrawn.

                                   ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF CN AND MERGER SUBSIDIARY

     Except as set forth in the CN disclosure schedules delivered by CN to IC at or prior to the execution of this Agreement and referenced therein by Section number, CN and Merger Subsidiary represent and warrant to IC that:

     Section 5.01. Corporate Existence and Power. Each of CN and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of continuance or incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of CN and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. CN has heretofore delivered to IC true and complete copies of the certificate of incorporation and bylaws of CN and Merger Subsidiary as currently in effect. From the date of its incorporation, Merger Subsidiary will not engage in any activities other than in connection with, or as contemplated by, this Agreement.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of CN and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of CN and Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority the failure to make which would have a Material Adverse Effect other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the STB relating to the Voting Trust or approval or exemption of the Merger; (d) compliance with any applicable requirements of the Exchange Act, the Securities Act

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

and any foreign or state securities or Blue Sky laws; (e) approvals of relevant stock exchanges and (f) such filings, authorizations, orders and approvals required under Canadian or other foreign laws.

     SECTION 5.04. Non-Contravention. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of CN and Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CN or any CN Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CN or any CN Subsidiary or to a loss of any benefit to which CN or any CN Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon CN or any CN Subsidiary or any license, franchise, permit or other similar authorization held by CN or any CN Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of CN or any CN Subsidiary except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of CN to consummate the transactions contemplated by this Agreement.

     SECTION 5.05. Capitalization. The authorized capital stock of CN consists of (i) an unlimited number of shares of CN Common Stock, (ii) an unlimited number of shares of Class A Preferred Stock of CN ("CN CLASS A PREFERRED STOCK") and (iii) an unlimited number of shares of Class B Preferred Stock of CN ("CN CLASS B PREFERRED STOCK"). As of the close of business on February 3, 1998, 85,602,013 shares of CN Common Stock were issued and outstanding and employee stock options to purchase an aggregate of 1,797,074 shares of CN Common Stock (of which options to purchase an aggregate of 538,266 shares of CN Common Stock were exercisable) were outstanding. No shares of either CN Class A Preferred Stock or CN Class B Preferred Stock were outstanding as of such date. All outstanding shares of capital stock of CN have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since February 3, 1998 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of, (b) no securities of convertible into or exchangeable for shares of capital stock or voting securities of, and (c) no options or other rights to acquire from, and no obligation of to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of (the items in clauses 5.05(a), 5.05(b) and 5.05(c) being referred to collectively as the "CN SECURITIES"). There are no outstanding obligations of CN or any CN Subsidiary to repurchase, redeem or otherwise acquire any CN Securities.

     SECTION 5.06. Subsidiaries. (a) All principal CN Subsidiaries (the "PRINCIPAL CN SUBSIDIARIES") and their respective jurisdictions of incorporation are identified in CN's annual information form, dated May 12, 1997 (filed with the SEC under Form 40-F dated May 16, 1997) (the "CN 40-F"). Each Principal CN Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) All of the outstanding capital stock of, or other ownership interests in, each Principal CN Subsidiary, is owned by CN, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of CN or any Principal CN Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Principal CN Subsidiary, and (ii) options or other

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

rights to acquire from CN or any Principal CN Subsidiary, and no other obligation of CN or any Principal CN Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 5.06(b)(i) and 5.06(b)(ii) being referred to collectively as the "PRINCIPAL CN SUBSIDIARY SECURITIES"). There are no outstanding obligations of CN or any Principal CN Subsidiary to repurchase, redeem or otherwise acquire any outstanding Principal CN Subsidiary Securities.

     SECTION 5.07. SEC Filings. (a) CN has delivered to IC (i) the CN 40-F, (ii) its quarterly reviews (filed with the SEC under Form 6-K) for its fiscal quarters ended after May 12, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CN held since May 12, 1997, (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since May 12, 1997 and
(v) all of its filings made with the Ontario Securities Commission since May 12, 1997 (the documents referred to in this Section 5.07 being referred to collectively as the "CN SEC FILINGS"). CN's quarterly review on Form 6-K for its fiscal quarter ended September 30, 1997, is referred to herein as the "CN 6-K".

     (b) As of its filing date, each CN SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Act (Ontario) and the Exchange Act.

     (c) As of its filing date, each CN SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, the Exchange Act and the Securities Act (Ontario) as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CN included in the CN SEC Filings fairly present, in all material respects, in conformity with Canadian generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of CN and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "CN BALANCE SHEET" means the consolidated balance sheet of CN as of September 30, 1997, set forth in the CN 6-K and "CN BALANCE SHEET DATE" means September 30, 1997.

     SECTION 5.09. Disclosure Documents. (a) Each document required to be filed by CN with the SEC in connection with the transactions contemplated by this Agreement (the "CN DISCLOSURE DOCUMENTS"), including, without limitation, the Offer Documents and the registration statement on Form F-4 (the "FORM F-4") to be filed with the SEC pursuant to the Securities Act in connection with the issuance of CN Common Stock in the Merger, in each case together with any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of applicable Canadian securities laws, the Securities Act or the Exchange Act, as the case may be. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the CN Disclosure Documents based upon information furnished to CN in writing by IC specifically for use therein.

     (b) At the time the Form F-4 becomes effective under the Securities Act, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any CN Disclosure Document other than the Form F-4 and

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

at the time of any distribution thereof, such CN Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the CN Disclosure Documents based upon information furnished to CN in writing by IC specifically for use therein.

     (c) The information with respect to CN or any CN Subsidiary that CN furnishes to IC in writing specifically for use in the IC Disclosure Documents (as defined in Section 4.09) will not, at the time of the filing thereof, at the time of any distribution thereof (or with respect to the IC proxy or information statement, at the time of the IC stockholder action by written consent in connection with the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 5.10. Absence of Certain Changes. Other than the establishment of a wholly-owned real estate Subsidiary, the transfer of CN's beneficial interest in certain real estate assets of CN to such Subsidiary and other arrangements between CN and such Subsidiary relating thereto (the "REAL ESTATE REORGANIZATION") since the CN Balance Sheet Date, CN and the CN Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CN (other than dividends in accordance with past practice, as adjusted to reflect the dividend policy of the current Board of Directors of CN), or any repurchase, redemption or other acquisition by the CN or any CN Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, CN or any CN Subsidiary;

          (c) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CN or any CN Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (d) as of the date of this Agreement, other than borrowings under existing credit facilities, replacements therefor and refinancings thereof and borrowings required to finance the transactions contemplated hereby, any incurrence, assumption or guarantee by CN or any CN Subsidiary of any indebtedness for borrowed money, other than intercompany indebtedness and indebtedness in the ordinary course of business on terms consistent with past practice and not exceeding an aggregate principal amount of $200,000,000; or

          (e) except as set forth on Schedule 5.10(e), any transaction or commitment involving the acquisition or disposition of assets (other than inventory) in the ordinary course of business in accordance with past practice and any such acquisition or disposition not in excess of $100,000,000.

     SECTION 5.11. No Undisclosed Material Liabilities. There are no liabilities of CN or any CN Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise of a nature required by Canadian generally accepted accounting principles to be reflected, reserved for or disclosed in the consolidated financial statements of CN and its consolidated Subsidiaries, other than:

          (a) liabilities disclosed or provided for in the CN Balance Sheet or the CN SEC Filings prior to the date hereof;

          (b) other liabilities (including liabilities incurred in the ordinary course of business consistent with past practice since the CN Balance Sheet Date or liabilities arising pursuant to the

     Real Estate Reorganization), which would not, individually or in the aggregate, have a Material Adverse Effect; and

          (c) liabilities under this Agreement.

     SECTION 5.12. Litigation. Except as set forth in the CN SEC Filings prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of CN threatened against or affecting, CN or any CN Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which, as of the date of this Agreement, is reasonably expected to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

     SECTION 5.13. Taxes. Except as reflected in the CN Balance Sheet and the notes thereto, as reflected in Schedule 5.13, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to CN; (i) all federal, Canadian provincial, state, local and foreign tax returns required to be filed by CN or any CN Subsidiary have been timely filed or requests for extensions have been timely filed and any such extensions shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) CN and each CN Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of all taxes, interest, additions and penalties owing by CN or any CN Subsidiary; (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes owed by CN or any CN Subsidiary; (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid in full or have been recorded as a liability on the CN Balance Sheet;
(v) neither CN nor any CN Subsidiary is a party to any tax sharing or similar agreement pursuant to which CN or any CN Subsidiary has indemnified another party with respect to taxes (other than any liability of CN to its wholly-owned real estate Subsidiary or of such Subsidiary to CN as a consequence of the Real Estate Reorganization); and (vi) neither CN nor any CN Subsidiary has waived any applicable statute of limitations with respect to any taxes.

     SECTION 5.14. Employee Benefit Plans. (a) CN undertakes to make available to IC copies of the material Employee Plans (other than Multiemployer Plans) (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto).

     (b) Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     (c) CN undertakes to make available to IC copies or descriptions of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.15. Compliance with Laws. Except as set forth in the CN SEC Filings prior to the date hereof, neither CN nor any CN Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 5.16. Finders' Fees. Except for Goldman, Sachs & Co. and Schroder & Co. Inc., copies of whose engagement agreements have been provided to IC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of CN or

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

any CN Subsidiary who might be entitled to any fee or commission from IC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.17. Environmental Matters. Except as set forth in the CN SEC Filings prior to the date hereof there are no liabilities of, or relating to, CN or any CN Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on CN.

     SECTION 5.18. Ownership of IC Common Stock. As of the date of this Agreement, CN and its Affiliates do not own (directly or indirectly, beneficially or of record) any shares of IC Common Stock and neither CN nor any of its Affiliates own any rights to acquire any shares of IC Common Stock, except pursuant to this Agreement.

     SECTION 5.19. Sufficiency of Funds. CN has received commitments from third party lenders pursuant to commitment letters (none of which has been withdrawn) the proceeds of which, together with funds of CN, will enable CN to provide Merger Subsidiary with sufficient funds to consummate the Offer, the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.

     SECTION 5.20. Labor Matters. CN and the CN Subsidiaries are in compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.20, (i) neither CN nor any CN Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees,
(ii) there are no material activities or proceedings by a labor union or representative thereof to organize any employees of CN or any CN Subsidiary outside of the ordinary course of business, (iii) there are no pending negotiations between CN or any CN Subsidiary and any labor union or representative thereof regarding any proposed material changes to any existing national collective bargaining agreement, (iv) there are no pending, and CN and the CN Subsidiaries have not experienced since May 12, 1997, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof which would reasonably be expected to have a Material Adverse Effect, (v) CN and the CN Subsidiaries are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against CN, any CN Subsidiary or their employees under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect, (vi) there is no unfair labor practice complaint pending, or to the knowledge of CN threatened, against CN or any CN Subsidiary before the National Labor Relations Board or the Canada Labor Relations Board or any other investigation, charge, prosecution, suit or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of CN or any CN Subsidiary or the representation thereof which would reasonably be expected to have a Material Adverse Effect, (vii) there are no claims or actions pending, or to the knowledge of CN threatened, between CN and any CN Subsidiary and any of their employees or labor organizations representing or seeking to represent such employees which would reasonably be expected to have a Material Adverse Effect and (viii) to the knowledge of CN, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind that could reasonably be expected to result in a Material Adverse Effect.

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

                                   ARTICLE 6
                                COVENANTS OF IC

     IC agrees that:

     SECTION 6.01. Conduct of IC. Except as otherwise expressly set forth in this Agreement, during the period from the date of this Agreement through the Control Date, IC shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use their reasonable best efforts to preserve intact their current business organizations, use their reasonable best efforts to keep available the services of their current officers and of their key employees as a group and use their reasonable best efforts to preserve their relationships with those Persons having business dealings with them. IC, in conducting its business and operations, shall have due regard for the interests of the holders of the Trust Certificates (as defined in the Voting Trust Agreement), as investors in IC, determined without reference to such holders' interests in railroads other than the IC or its Subsidiaries. Except as otherwise expressly set forth in this Agreement, as set forth in Schedule 6.01 or as required to implement the Rights Plan (as hereinafter defined) in accordance with and subject to clause (ii) hereof, without limiting the generality of the foregoing during the period from the date of this Agreement through the Control Date, IC shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of CN):

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of IC (including the Railroad Subsidiaries) to its parent and other than regular quarterly cash dividends of $0.23 per share with respect to IC's Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except as contemplated by clause (ii) below), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem, retire or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided that, following the Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, IC shall not decrease the aggregate amount of dividends and other distributions in respect of its outstanding capital stock from the level paid immediately prior to the Merger;

          (ii) issue, deliver, sell, pledge or otherwise encumber any IC Securities or any IC Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such IC Securities or any IC Subsidiary Securities, in each case other than (x) pursuant to the exercise of existing stock options, (y) grants of stock options and other stock-based employee benefits prior to the Effective Time in the ordinary course of business consistent with past practice and issuances pursuant thereto or (z) securities issued by a direct or indirect wholly-owned Subsidiary of IC to IC or a direct or indirect wholly-owned Subsidiary of IC; provided, that if any Person shall have announced an Acquisition Proposal, IC shall have the right, prior to the consummation of the Offer, to implement, modify, amend or redeem a shareholder rights plan (the "RIGHTS PLAN"), but only so long as such rights plan contains provisions reasonably satisfactory in form and substance to CN to exempt this Agreement and the transactions to be effected pursuant to this Agreement from the plan and to assure that this Agreement and the transactions to be effected pursuant to this Agreement will not trigger such rights plan;

          (iii) adopt, propose or agree to any amendment to its (or any Subsidiary's) certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) (A) without the prior written consent of CN, sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any rail lines or rights of way, it being understood that nothing contained in this clause (A) shall prevent either
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

     the sale or disposition of rail stock in the ordinary course of business or the movement of such rail stock within the IC system; provided, that if IC requests in writing that it be permitted to engage in a transaction that requires CN's consent under this clause (A) and CN does not respond within 20 days of receipt of such request, IC shall be permitted to engage in such transaction; and provided, further, that this clause (A) shall not apply with respect to any transaction entered into prior to the date of this Agreement;

             (B) sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any of its properties or assets (excluding rail lines or rights of way), other than
        (x) leases or licenses of railroad equipment and property in the ordinary course of business consistent with past practice or (y) transactions in the ordinary course of business consistent with past practice and not exceeding in the aggregate $30,000,000 on an annual basis;

          (v) make or agree to make any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or capital expenditure in excess of $50,000,000 in the aggregate on an annual basis, except for acquisitions or capital expenditures specified on Schedule 6.01(v) or pursuant to agreements and commitments entered into prior to the date of this Agreement and previously made available to CN;

          (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness other than intercompany indebtedness except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof or (ii) other borrowings in the ordinary course of business consistent with past practice, provided that aggregate borrowings under clauses (i) and (ii) do not exceed $200,000,000;

          (vii) except for loans, advances, capital contributions or investments
     (x) specified on Schedule 6.01(vii) or (y) made in the ordinary course of business consistent with past practice and not exceeding $15,000,000 on an annual basis, make any loans, advances or capital contributions to, or investments in, any other Person (other than, in the case of IC, to IC or any Subsidiary or, in the case of the Railroad Subsidiaries, to a Railroad Subsidiary or any Subsidiary of a Railroad Subsidiary, as the case may be);

          (viii) except for elections that are required by law or are consistent with past practice, make any tax election;

          (ix) other than payments with respect to any judgments, pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or in accordance with their terms,
     (B) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of IC filed with the SEC prior to the Effective Time or (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice and with this Agreement; provided that, with respect to clause (C), none of such payments, discharges, settlements or satisfaction shall in any event exceed $15,000,000;

          (x) except (i) as otherwise provided in this Section 6.01 or (ii) in the ordinary course of business consistent with past practice (it being understood that the taking by IC or any of its Subsidiaries of any of the actions described in this paragraph (x) with respect to a contract involving annual payments of more than $10,000,000 shall not be in the ordinary course of business), enter into any contract or agreement involving annual payments of more than $5,000,000, modify or amend in any material respect or terminate any such contract or agreement to which IC or any of its Subsidiaries is a party, or waive, release or assign any rights or claims under any such contract or agreement that are significant to such contract or agreement; provided that in entering into contracts in the ordinary course of business, each of IC and its Subsidiaries shall act entirely in its own interest as an independent enterprise;

          (xi) make any material change to its accounting methods, principles or practices, except as may be required by United States generally accepted accounting principles;

          (xii) except (i) for arrangements entered into in the ordinary course of business consistent with past practice, (ii) as contemplated by Section
     8.07 of this Agreement or (iii) as required by applicable law, enter into, adopt or materially amend or change the funding or accrual practices of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of IC or any of its Subsidiaries (or any other Person for whom either IC or any of its Subsidiaries will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) materially increase in any manner the compensation or fringe benefits of any employee of IC or any IC Subsidiary (or any other Person for whom IC or any IC Subsidiary will have liability) or pay any material benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (xiii) or enter into any agreement containing any provision or covenant (x) limiting in any material respect the ability to compete with any Person which would bind IC or any IC Subsidiary or any successor or (y) granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards of other fixed railroad property of IC or its Subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise) in each case other than in the ordinary course of business consistent with past practice;

          (xiv) authorize or commit or agree to take any of the foregoing actions.

     SECTION 6.02. Access to Information. From the date hereof through the Control Date, IC and its Subsidiaries will give CN, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of IC and its Subsidiaries, will furnish to CN, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the employees, counsel and financial advisors of IC and its Subsidiaries to cooperate with CN in its investigation of the business of IC and its Subsidiaries, as the case may be; provided that no investigation pursuant to this Section shall affect any representation or warranty given by IC to CN hereunder; and provided further, that access to certain information of IC and its Subsidiaries may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this paragraph and subject to the terms of such order. IC shall hold and shall cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of that certain confidentiality and standstill agreement (the "CONFIDENTIALITY AGREEMENT") dated March 13, 1997, between CN and IC.

     SECTION 6.03. Other Offers. (a) IC agrees (i) that neither IC nor any IC Subsidiary shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any IC Subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) or any indication of interest, with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, IC or any IC Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"), or engage in any negotiations
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

concerning, or provide any confidential information or data to, or have any discussions with, any Person, relating to an Acquisition Proposal, or afford access to the properties, books or records of IC or any IC Subsidiary to any Person that may be considering making or has made or has stated an intention to make, an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify CN (including in such notification the identity of the third party making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be) with reasonable promptness (but in no event later than 24 hours thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, IC or its Board of Directors may (x) take any action required to comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal or, prior to the earlier of (A) consummation of the Offer or (B) the adoption of this Agreement by the stockholders of IC, (y) take any action as contemplated by Section 11.01(e) or (z) directly or indirectly, furnish non-public information and access to, and may participate in discussions and negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal, if the Board of Directors of IC has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; except that (with respect to clauses (y) and (z) hereof) prior to furnishing non-public information and access to, or participating in discussions or negotiations with, such Person, IC receives from such Person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to IC than those contained in the Confidentiality Agreement (it being understood that IC may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to IC provided that it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided further, that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, IC shall have provided written notice to CN advising CN of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal. Within such 48 hour period, CN may propose an improved transaction.

     SECTION 6.04. Notices of Certain Events. IC shall promptly notify CN of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting IC or any IC Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 6.05. Registration Rights. IC shall, if requested by CN at any time and from time to time within three years after the termination of this Agreement, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been deposited in the Voting Trust by CN, in accordance with the intended method of sale or other disposition stated by CN, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and IC shall use its reasonable best efforts to qualify such securities under any applicable state securities laws. CN agrees to use reasonable efforts to cause, and to cause any

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

underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. IC shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefore, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of IC hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate with respect to any registration statement if the Board of Directors of IC shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect IC. Any registration statement prepared and filed under this Section, and any sale covered thereby, shall be shared equally by IC and CN except for underwriting discounts or commission, brokers' fees and the fees and disbursements of CN's counsel related thereto. CN shall provide all information reasonably requested by IC for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, IC effects a registration under the Securities Act of IC's securities for its own account or for any other of its stockholders (other than on form S-4 or form S-8, or any successor form), it shall allow CN the right to participate in such registration, and such participation shall not affect the obligation of IC to effect demand registration statements for CN under this Section; provided that, if the managing underwriters of such offering advise IC in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, IC shall include the securities requested to be included therein by CN pro rata with the securities intended to be included therein by IC. In connection with any registration pursuant to this Section, IC and CN shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. For purposes of this Section 6.05, the term "IC" shall include any Railroad Subsidiary.

     SECTION 6.06. Antitakeover Statutes. Subject to the fiduciary duties of the Board of Directors of IC under applicable law, if any takeover statute is or may become applicable to the transactions contemplated hereby, IC and the members of its Board of Directors shall use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by this Agreement.

                                   ARTICLE 7
                                COVENANTS OF CN

     CN agrees that:

     SECTION 7.01. Conduct of CN. From the date hereof until the Effective Time, CN and the CN Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) CN will not adopt or propose any change in its articles of incorporation or bylaws;

          (b) CN will not take, and will not permit any CN Subsidiary to take, any action that would make any representation and warranty of CN hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (c) prior to the Effective Time, other than regular quarterly cash dividends not to exceed Cdn $0.265 per share with respect to CN Common Stock, CN will not (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or
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

     (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital stock;

          (d) CN will not, and will not permit any CN Subsidiary to, sell, lease, license, mortgage or subject to Lien or otherwise dispose of any of its properties or assets, other than transactions in the ordinary course of business, including dispositions that are part of CN's rationalization plan or transactions not exceeding in the aggregate $200,000,000;

          (e) except as set forth on Schedule 7.01, CN will not, and will not permit any CN Subsidiary to, enter into an contract or arrangement or otherwise take any action that could reasonably be expected to materially delay or otherwise interfere with the consummation of the Offer or Merger; and

          (f) CN will not, and will not permit any CN Subsidiary to, agree or commit to do any of the foregoing.

     SECTION 7.02. Access to Information. Subject to the Confidentiality Agreement, from the date hereof until the Effective Time, CN will give IC, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CN and the CN Subsidiaries, will furnish to IC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CN's employees, counsel and financial advisors to cooperate with IC in its investigation of the business of CN and the CN Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by CN to IC hereunder; and provided further, that access to certain CN information may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this paragraph and subject to the terms of such order. CN shall hold and shall cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 7.03. Notices of Certain Events. CN shall promptly notify IC of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting CN or any CN Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 7.04. Obligations of Merger Subsidiary. CN will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.05. Voting of Shares. If the Offer is consummated, then, subject to the terms of the Voting Trust Agreement, CN shall cause the trustee of the Voting Trust to effect the approval of the stockholders of IC of the Agreement by taking action by written consent of such stockholders in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of Delaware Law or, if a meeting of IC stockholders is required, to vote the shares of IC Common Stock held in the Voting Trust in favor of the adoption of this Agreement at such meeting.

     SECTION 7.06. Director and Officer Liability. (a) CN shall cause the Surviving Corporation, for a period of six years after the Control Date, (i) to maintain in effect in its certificate of incorporation

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

and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of IC and (ii) to maintain the existing indemnification agreements covering such directors and officers of IC, copies of which have been provided to CN prior to the date of this Agreement; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law. For six years after the Control Date, CN will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such Person currently covered by IC's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section, CN shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum IC paid in its last full fiscal year, which amount has been disclosed to CN; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 7.06.

     SECTION 7.07. Stock Exchange Listing. CN shall use all reasonable best efforts to cause the shares of CN Common Stock to be issued in the Merger to be approved for listing on the NYSE, the Toronto Stock Exchange and the other national securities exchanges on which the CN Common Stock is traded, subject, in each case, to official notice of issuance, prior to the Effective Time.

                                   ARTICLE 8
                             COVENANTS OF CN AND IC

     CN and IC agree that:

     SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 8.02. STB Approval. CN, on the one hand and IC on the other shall, and each shall cause its Subsidiaries to, subject to the following sentences,
(i) cooperate with one another to prepare and present to the STB, as soon as practicable, all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the matters contemplated by Sections 6.02 and 7.02 hereof), (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by Persons not party to this Agreement, and (iv) take all such further action as in the reasonable judgment of CN and IC may facilitate obtaining a final order or orders of the STB approving such transactions consistent with this Agreement and the transactions contemplated herein. Without in any way limiting CN's obligations under Section 1.03 and 8.01 and subject to consultations with IC and, after giving good faith consideration to the views of IC, CN shall have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions. IC shall take no regulatory or legal action in connection with the STB without CN's consent.

     SECTION 8.03. Certain Filings. CN and IC shall cooperate with one another (except with respect to the STB, which is covered by Section 8.02), in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions,

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

consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (except with respect to the STB, which is covered by Section 8.02), in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.04. Public Announcements. CN and IC will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.05. Dividends. After the date of this Agreement, each of CN and IC shall coordinate with the other the payment of dividends with respect to the shares of CN Common Stock and IC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of shares of CN Common Stock and IC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their CN Common Stock and/or IC Common Stock or any shares of CN Common Stock that any such holder receives in exchange for such shares of IC Common Stock in connection with the Merger.

     SECTION 8.06. Auditors' Letters. IC and CN each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the Form F-4 shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     SECTION 8.07. Treatment of IC Employees and Directors.

     (a) Outstanding Options/Restricted Stock Awards. Prior to the purchase by CN, Merger Subsidiary or their Affiliates, of shares of IC pursuant to the Offer or otherwise (the "TAKEDOWN"), IC shall take all action necessary to cause each outstanding IC Option (excluding the Unvested 2000 Options (as defined below)) and outstanding restricted stock award granted prior to the date of this Agreement or pursuant to Section 8.07(b), to be immediately vested and, in the case of options, fully exercisable, prior to the Takedown (it being understood that IC and CN shall develop a mechanism to permit any such accelerated option or stock award to be exercisable (or transferrable, as the case may be) prior to the Takedown so as to enable the holder to tender the underlying option shares and restricted stock in order to receive the Offer Price pursuant to the Offer, subject to applicable proration. For purposes of this Agreement, the "UNVESTED 2000 OPTIONS" shall mean, for each IC director, the number of IC Options granted pursuant to the IC Directors Incentive 2000 Option Plan multiplied by (i) the number of complete months between the Takedown and April 30, 2001, and divided by (ii) 62. In addition, prior to the Effective Time, IC shall amend the IC Options held by IC's directors (excluding the Unvested 2000 Options) to provide that in the event of a termination of service of the director on or about the Control Date (or, in the case of the Transferring Directors, the Takedown), such options shall not expire prior to the expiration of their 10 year term.

     (b) Pending Option Grants. The Compensation Committee of the IC Board of Directors in the ordinary course has authorized, pursuant to the 1990 Long-Term Incentive Plan (the "LTIP") (and the Executive and Management Incentive Compensation Programs), the grant of options (the "1998 OPTIONS") to purchase IC Common Stock pursuant to targets achieved for the year ended December 31, 1997. Such grants shall be made in March 1998 in accordance with IC's usual procedures except that the market price of IC Common Stock utilized in calculating the IC 1997 Total Shareholder Return, which is used in determining the number of options to be granted, shall be the Offer Price. The exercise price of each 1998 Option shall be equal to fair market value on the date of grant and the other terms and conditions of each 1998 Option (including, without limitation, vesting
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

and duration) shall be consistent with the terms applicable to ordinary employee options granted under the LTIP in March 1997.

     (c) 1998 Annual Bonuses. The aggregate target bonus amount of all bonuses granted to all employees under the IC Performance Compensation Program and Executive Performance Compensation Program (the "PERFORMANCE PROGRAMS") (and any and all additional cash incentive programs covering such employees) in respect of 1998 (the "1998 BONUSES") shall not exceed $8,000,000. The 1998 Bonuses shall be awarded in accordance with past practice, and the target amount, payment terms and other terms applicable to each such 1998 Bonus shall be consistent with the practice relating to the 1997 annual bonuses awarded by IC under the Performance Programs. IC shall determine, and to the extent necessary, modify and implement, the performance objectives relating to the measurement of the actual bonus payments to each individual under the 1998 Bonuses. Any such modifications shall be subject to prior approval by CN, which approval shall not be unreasonably withheld.

     (d) Retention Bonus. IC shall adopt a retention bonus program for its executives (other than E. Hunter Harrison) under which cash amounts ("RETENTION BONUSES") established by IC, after consultation with CN, would be payable in two equal installments, the first of which would be paid on the earlier of (i) the Control Date or (ii) April 1, 1999, and the second of which would be payable on January 3, 2000. A retention bonus pool shall be created for such awards, the size of which pool shall be agreed to in good faith by CN and IC within 30 days following the Takedown, it being intended that the pool be not less than $5 million. The recipient, amount and other terms of each Retention Bonus shall be determined by cooperation and agreement between IC and CN and shall be subject to prior approval of each of IC and CN.

     (e) Amendments to IC Employment Security Agreements. IC has entered into Employment Security Agreements with certain of its executive employees ("COVERED EMPLOYEES") prior to the date hereof (the "SECURITY AGREEMENTS"). Before the Effective Time, IC shall use its reasonable best efforts to amend the Security Agreements so that: (i) if it is determined, following a Covered Employee's termination of employment as described in Section 1 of the Security Agreements, that the aggregate amount of all "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) paid or payable to such Covered Employee is greater than one hundred and five percent (105%) of the amount equal to 2.99 times the Covered Employee's applicable "base amount" (within the meaning of Section 280G(b)(3) of the Code) then IC shall pay to the Covered Employee an additional payment (the "GROSS-UP PAYMENT") such that, after payment by the Covered Employee of all excise taxes imposed under Section 4999 of the Code ("EXCISE TAXES") (and all interest and penalties imposed and all taxes and excise taxes imposed on the Gross-Up Payment) the Covered Employee would retain an amount of the Gross-Up Payment equal to the Excise Taxes imposed upon the payments and (ii) the definition of Good Reason in Section 2(b) of each Security Agreement would exclude a change in the Covered Employee's status, responsibilities, authorities or duties due solely to a change in the status of IC from a publicly traded company to a privately held Subsidiary of CN.

     (f) Director Retirement Plan. Effective as of the Control Date, IC shall terminate the Director Retirement Plan and make the payments set forth on schedule 8.07.

     (g) Director Deferred Compensation Plan. CN shall, prior to the Takedown, assume all of IC's liabilities pursuant to its Director Deferred Compensation Plan with respect to the Transferring Directors. In addition, CN shall honor any elections the Transferring Directors have made with respect to their account balances under the plan, except that any payments due upon "retirement from the board" shall be due and payable at retirement from CN's Board of Directors, not IC's Board of Directors.

     (h) Employee Benefit Levels. During the period from the Effective Time until the end of the twenty-fourth month following the Effective Time, CN shall maintain or cause the Surviving Corporation to maintain salary and target annual bonus levels at no less than such levels in effect immediately prior to the Takedown, and maintain employee long term incentive, pension and welfare plans for the benefit of employees and former employees of IC or its Subsidiaries, which are comparable, in the aggregate, to those in effect immediately prior to the Takedown.

     (i) Pre-Existing Conditions; Credit for Deductibles; and Past Service Credit. CN shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Surviving Corporation under any welfare plan in which such employees may be eligible to participate after the Control Date (except to the extent that such conditions, exclusions or waiting periods would apply under IC's then existing plans absent any change in such welfare plan coverage), (ii) provide each employee of the Surviving Corporation with credit for any co-payments and deductibles paid prior to the Control Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Control Date, and (iii) provide each employee of the Surviving Corporation with credit for all service with IC and its affiliates under each employee benefit plan, program, or arrangement of CN or its affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of services.

                                   ARTICLE 9
                             ADDITIONAL AGREEMENTS

     SECTION 9.01. Preparation of the Form F-4; Proxy or Information Statement; Action by Written Consent (a) As soon as practicable following the date of this Agreement, IC and CN shall prepare and file with the SEC the Form F-4 pursuant to the Securities Act, which will include the IC proxy or information statement. CN will make all necessary filings with Canadian securities authorities and relevant Canadian stock exchanges with respect to the CN Common Stock to be issued in connection with the Merger. Each of IC and CN shall use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. IC will use its reasonable best efforts to cause the IC proxy statement or information statement to be mailed to its stockholders as promptly as practicable after consummation of the Offer and effectiveness of the Form F-4 under the Securities Act. CN shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CN Common Stock pursuant to this Agreement and IC shall furnish all information concerning IC and the holders of IC Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form F-4 or the proxy or information statement will be made by a party without providing the other party the opportunity to review and comment thereon. CN will advise IC, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CN Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information. If at any time prior to the Effective Time any information relating to IC or CN, or any of their respective Affiliates, officers or directors, should be discovered by IC or CN which should be set forth in an amendment or supplement to the Form F-4 or the IC proxy or information statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of IC and if applicable, the CN.

     (b) Upon consummation of the Offer and the effectiveness of the Form F-4 and subject to compliance with applicable rules of the NYSE, the parties understand that, pursuant to the Voting Trust Agreement, the trustee of the Voting Trust will effect the approval of the stockholders of IC of the Agreement by taking action by written consent of the stockholders of IC in lieu of calling
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

a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of Delaware Law.

     SECTION 9.02. Fees and Expenses. (a) Except as set forth in this Section 9.02, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) IC agrees to pay CN a fee in immediately available funds equal to $72,000,000 in the following circumstances and at the following times only:

          (i) concurrently with the termination of this Agreement if this Agreement shall be terminated pursuant to Sections 11.01(d), 11.01(e), 11.01(f) or 11.01(h) (with respect to a breach of the covenants and agreements set forth in Section 6.03); or

          (ii) within two business days of the execution of a definitive agreement with respect to any Acquisition Proposal if IC enters into such a definitive agreement within 15 months after the termination of this Agreement pursuant to Section 11.01(c), and an Acquisition Proposal was publicly announced prior to the termination of this Agreement pursuant to
     Section 11.01(c).

     SECTION 9.03. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of IC or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of IC or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of IC or Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 10
                            CONDITIONS TO THE MERGER

     SECTION 10.01. Conditions to the Obligations of Each Party to the
Merger. The obligations of IC, CN and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by Delaware Law, this Agreement shall have been adopted by the stockholders of IC at a meeting of the IC stockholders (or by taking action by written consent in lieu of such a meeting) in accordance with such Law; provided that the right to terminate this Agreement pursuant to this Section shall only be available to CN if it has complied with its obligations in Section 7.05;

          (b) the waiting period under the HSR Act (if any) relating to the Merger shall have expired; and

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     SECTION 10.02. Additional Condition to the Obligations of IC. The obligations of IC to consummate the Merger are subject to the satisfaction of the additional condition that the shares of CN Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                                   ARTICLE 11
                                  TERMINATION

     SECTION 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of IC):

          (a) by mutual written consent of IC and CN;

          (b) by either IC or CN, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining CN or IC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (c) by IC or CN, if (i) the Offer shall have expired or been terminated and Merger Subsidiary shall not have purchased shares of IC Common Stock pursuant to the Offer or (ii) Merger Subsidiary shall not have purchased shares of IC Common Stock pursuant to the Offer prior to May 29, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement (including Merger Subsidiary's failure to purchase shares of IC Common Stock pursuant to the terms and conditions of the Offer) results in the failure of the Offer to be consummated; and provided further that this clause (c) shall not apply if Merger Subsidiary shall have elected to terminate the Offer and proceed with the Merger in accordance with Section 1.04;

          (d) by CN, prior to the earlier of (x) the consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if (i) the Board of Directors of IC shall withdraw, modify or change its recommendation of this Agreement, the Merger or the Offer in a manner adverse to CN, it being understood and agreed that a communication by the Board of Directors of IC to the stockholders of IC pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to stockholders of IC in connection with the amendment of a tender or exchange offer) shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement, the Merger or the Offer; (ii) the Board of Directors of IC shall approve or recommend an Acquisition Proposal; or (iii) IC shall have entered into, or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal (it being understood and agreed that the delivery of written notice of IC's intention to enter into a definitive agreement with respect to an Acquisition Proposal pursuant to Section 6.03 and any subsequent public announcement of such intention shall not entitle CN to terminate this Agreement pursuant to this paragraph (d) unless IC enters into a definitive agreement with respect to such Acquisition Proposal);

          (e) by IC, prior to the earlier of (x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, if the Board of Directors of IC shall have entered into or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal, if the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law; provided, that the right to terminate this Agreement pursuant to this
     Section 11.01(e) shall not be available to IC unless (x) IC has complied in all material respects with its obligations in Section 6.03 of this Agreement and (y) concurrently with such termination, IC enters into a definitive agreement to effect the Acquisition Proposal referred to herein and complies with its obligations under Section 9.02(b);

          (f) by CN, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than CN, any CN Subsidiary, or an Affiliate thereof) shall have become the beneficial owner (as defined under Rule 13d-3 promulgated under the Exchange Act) of at least 40% of the outstanding shares of IC Common Stock;

          (g) by IC, prior to the earlier of (x) consummation of the Offer or
     (y) the adoption of this Agreement by the stockholders of IC, if CN or Merger Subsidiary shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (i) would give rise
     to the failure of the conditions set forth in Article 10 and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to CN of such breach or (y) the expiration of the Offer (if applicable) (provided that IC shall not have the right to terminate the Agreement if IC is then in breach of its representations, warranties, covenants or other agreements contained in this Agreement);

          (h) by CN, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if IC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform
     (i) would give rise to the failure of the conditions set forth in Article 10 and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of
     (x) 10 days after giving of written notice to IC of such breach or (y) the expiration of the Offer (if applicable) (provided that CN shall not have the right to terminate the Agreement if CN (or Merger Subsidiary) is then in breach of its representations, warranties, covenants or other agreements contained in this Agreement); and

          (i) by CN or IC if, during any five consecutive trading day period during the period from the commencement of the Offer until the business day prior to the expiration of the Offer the average closing price of the CN Common Stock on the NYSE is less than $38.00; provided that any exercise of the right to terminate pursuant to this Section 11.01(i) with respect to any five consecutive trading day period shall only be effective if notice of such termination is given to the other party prior to the earlier of (i) 72 hours after the close of trading on the fifth such consecutive day and
     (ii) the expiration date of the Offer.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party in accordance with Section 12.01.

     SECTION 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 4.18, 5.16, 9.02, 11.02 and 12.03 and (ii) the prohibition regarding a waiver or change of the condition in paragraph (e) of Annex 1 that is set forth in Section 1.01(a)(iv) shall survive the termination hereof.

                                   ARTICLE 12
                                 MISCELLANEOUS

     SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to CN or Merger Subsidiary, to:

        Jean Pierre Ouellet, Esq.
        Canadian National Railway Company
        935, rue de la Gauchetiere Ouest
        Montreal, (Quebec) Canada
        Telecopy: (514) 399-3779

        with a copy to:

        Winthrop B. Conrad, Jr., Esq.
        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Telecopy: (212) 450-4800
        if to IC, to:

        Ronald A. Lane, Esq.
        Illinois Central Corporation
        455 North Cityfront Plaza Drive
        Chicago, Illinois 60611-5504
        Telecopy: (312) 755-7669

        with a copy to:

        John G. Finley, Esq.
        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, New York 10017
        Telecopy: (212) 455-2502

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 12.02. Definitions. (a) For purposes of this Agreement:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that
(i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, by IC or any of its ERISA Affiliates or by CN or any of its ERISA Affiliates, as applicable and (iii) covers any employee or former employee of IC or any IC Subsidiary or of CN or any CN Subsidiary, as applicable.

     "CONTINUING DIRECTORS" means the directors of IC then in office who are neither designated or employed by or otherwise affiliated with CN nor are employees of IC.

     "CONTROL DATE" means the date on which CN is lawfully permitted to assume control over IC's railroad operations pursuant to STB approval or exemption.

     "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by IC or any of its ERISA Affiliates, or by CN or any of its ERISA Affiliates, as applicable and (iii) covers any employee or former employee of IC or any IC Subsidiary or of CN or any CN Subsidiary, as applicable.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "MATERIAL ADVERSE EFFECT" means, with respect to either CN or IC, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, with respect to any representation or warranty made (or deemed to be made) by such Person, as a result of changes in conditions, including economic, regulatory or political developments, applicable to the United States or Canadian railway industry generally.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) of ERISA, which is subject to Section 4022A of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

     "SUBSIDIARY", when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

     "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) Each of the following definitions appears on the page set forth opposite the definition:

Agreement....................................................................................................          1
Acquisition Proposal.........................................................................................         39
Affiliate....................................................................................................         56
Benefit Arrangement..........................................................................................         56
IC...........................................................................................................          1
IC 10-K......................................................................................................         16
IC 10-Q......................................................................................................         16
IC Balance Sheet.............................................................................................         17
IC Balance Sheet Date........................................................................................         17
IC Common Stock..............................................................................................          1
IC Disclosure Documents......................................................................................         17
IC Environmental Permits.....................................................................................         25
IC Options...................................................................................................         10
IC SEC Filings...............................................................................................         16
IC Securities................................................................................................         15
IC Subsidiary Securities.....................................................................................         16
CN...........................................................................................................          1
CN 6-K.......................................................................................................         28
CN 40-F......................................................................................................         27
CN Average Closing Price.....................................................................................          7
CN Average Price.............................................................................................         10
CN Balance Sheet.............................................................................................         29
CN Balance Sheet Date........................................................................................         29
CN Class A Preferred Stock...................................................................................         27
CN Class B Preferred Stock...................................................................................         27
CN Common Stock..............................................................................................          7
CN Disclosure Documents......................................................................................         29
CN Options...................................................................................................         10
CN SEC Filings...............................................................................................         28
CN Securities................................................................................................         27
CN Subsidiary Securities.....................................................................................         28
Code.........................................................................................................         10
Confidentiality Agreement....................................................................................         39
Control Date.................................................................................................         56
Covered Employees............................................................................................         48

Delaware Law.                                                   3
Effective Time..............................................    6
Employee Plan...............................................   56
Environmental Laws..........................................   25
ERISA.......................................................   56
ERISA Affiliate.............................................   56
Excess Shares...............................................   10
Exchange Act................................................   14
Exchange Agent..............................................    8
Exchange Ratio..............................................    7
Excise Taxes................................................   48
Form F-4....................................................   29
Gross-Up Payment............................................   48
Hazardous Substances........................................   25
HSR Act.....................................................    3
Investment Commitment Agreements............................    1
LTIP........................................................   47
Lien........................................................   15
Material Adverse Effect.....................................   57
Merger......................................................    6
Merger Consideration........................................    7
Merger Subsidiary...........................................    1
Minimum Condition...........................................    2
Multiemployer Plan..........................................   57
1998 Bonuses................................................   47
1998 Options................................................   47
NYSE........................................................    7
Offer.......................................................    2
Offer Documents.............................................    3
Options.....................................................   10
PBGC........................................................   57
Performance Programs........................................   47
Person......................................................   57
Principal CN Subsidiary.....................................   27
Railroad Subsidiaries....................................Recitals
Real Estate Reorganization..................................   30
Reciprocal Stock Proration Factor...........................   11
Retention Bonuses...........................................   47
Rights Plan.................................................   35
Schedule 14D-9..............................................    4
Securities Act..............................................   12
Service Agent...............................................   62
Security Agreements.........................................   48
SEC.........................................................    3
STB.........................................................    4
Stock Number................................................    7
Stock Proration Factor......................................    7
Subsidiary..................................................   57
Surviving Corporation.......................................    6
Takedown....................................................   46
Title IV Plan...............................................   57
Unvested 2000 Options.......................................   47
Voting Trust................................................    4

Voting Trust Agreement.                                         4

     SECTION 12.03. Survival. Subject to Section 11.02, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement, except that the covenants and agreements of IC contained in Sections 6.01 and 6.02 and the covenants and agreements of CN contained in Sections 7.06, 8.01, 8.02, 8.03, 8.07 and 9.03 shall survive the Effective Time and shall remain in full force and effect in accordance with their terms.

     SECTION 12.04. Amendments; No Waivers; Continuing Directors. (a) Before or after adoption of this Agreement by the stockholders of IC, any provision of this Agreement may be amended or waived prior to the Control Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of IC, there shall not be made any amendment that by law requires further approval by the stockholders of IC without the further approval of such stockholders and, provided, further, that no such amendment of this Agreement, the Voting Trust Agreement or any other agreement entered into in connection with this Agreement shall be effected after the closing of the Offer and prior to the Control Date unless there are then in office two or more Continuing Directors and such amendment is approved by a majority of such Continuing Directors, it being understood and agreed that IC and the Board of Directors of IC shall use reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     (c) Following consummation of the Offer and prior to the Control Date, any amendment to the certificate of incorporation or by-laws of IC or to this Agreement or to the Voting Trust Agreement, any termination by IC or by IC and CN pursuant to Section 11.01(a) of this Agreement, any waiver of any of IC's rights hereunder (including any waiver or consent required under Section 1.03 hereof), and any other consent or action by the Board of Directors of IC hereunder, shall not be effected unless there are then in office two or more Continuing Directors and such approval is approved by a majority of such Continuing Directors, it being understood and agreed that IC and the Board of Directors of IC shall use commercially reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

     SECTION 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase shares of IC Common Stock pursuant to the Offer but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 12.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 12.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 12.08. Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), it being understood and agreed that (i) if any such Person shall institute and prevail in any proceedings against CN in respect of a breach by CN of its covenants and agreements contained in Section 7.06 hereof, CN shall pay the reasonable expenses of such Person (including attorney's fees) incurred in connection with such proceeding to the fullest extent authorized by applicable law and (ii) if any such Person shall institute any proceedings against CN in respect of a breach by CN of its covenants and agreements contained in Section 7.06 hereof where the circumstances underlying the claim for indemnification arose during the period from the date hereof through the Control Date, CN shall be obligated to advance to such Person the reasonable expenses of such Person (including attorney's fees) incurred in connection with such proceeding as such expenses are incurred subject to the obligation of such Person to reimburse such expenses to the CN if such Person does not prevail in such proceedings.

     SECTION 12.09. Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in any federal court located in the State of Delaware or the Chancery or other Courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 12.09, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto further covenants and agrees that each such party shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of Delaware (a "SERVICE AGENT"), unless such party is organized under the laws of the State of Delaware or qualified to do business in the State of Delaware, and will notify the other parties hereto of the name and address of such Service Agent.

     SECTION 12.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 12.11. Guarantee of Merger Subsidiary. CN unconditionally and irrevocably guarantees the performance by Merger Subsidiary of its obligations set forth in this Agreement.

     SECTION 12.12. Disclosure Schedules. IC and CN agree that, for purposes of the representations and warranties of such parties in this Agreement, any item disclosed in a Schedule shall be deemed to be disclosed in all other Schedules in which the disclosure of such item would be considered responsive.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            Canadian National Railway Company

                                            By: /s/ Paul Tellier
                                            Name: Paul Tellier
                                            Title:  President and CEO

                                            Blackhawk Merger Sub, Inc.

                                            By: /s/ Jean Pierre Ouellet
                                            Name: Jean Pierre Ouellet
                                            Title:  President and Director

                                            Illinois Central Corporation

                                            By: /s/ Gilbert H. Lamphere
                                            Name: Gilbert H. Lamphere
                                            Title:  Chairman

                                                                         ANNEX I

Notwithstanding any other provision of the Offer, CN and Merger Subsidiary shall not be required to accept for payment or pay for any shares of IC Common Stock, and may terminate the Offer, if (i) by the expiration of the Offer less than 50.1% of the outstanding shares of IC Common Stock (on a fully diluted basis) have been tendered pursuant to the Offer and not withdrawn, (ii) the applicable waiting period (if any) under the HSR Act shall not have expired or been terminated, (iii) the staff of the STB shall not have given CN a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will preclude unlawful control of IC by CN or (iv) at any time on or after February 10, 1998, and prior to the acceptance for payment of shares, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, challenging or seeking to make illegal the Voting Trust, the acceptance for payment of or payment for some of or all the shares of IC Common Stock by CN or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger (including the Voting Trust), (ii) except for the Voting Trust, seeking to restrain or prohibit CN's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, or to compel CN or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of CN or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the IC Common Stock , including, without limitation, the right to vote any shares of such stock acquired or owned by CN or any of its Subsidiaries or Affiliates on all matters properly presented to the stockholders of IC, or (iv) seeking to require divestiture by CN or any of its Subsidiaries or Affiliates of any such shares; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger (including the Voting Trust), by any court, government or governmental authority or agency, domestic or foreign (other than (i) the application of the waiting period provisions of the HSR Act to the Offer or the Merger and (ii) the waiting period prior to receipt of STB approval or exemption with respect to the exercise of control by CN over the Railroad Subsidiaries), would reasonably be likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect with respect to IC, or

     (d) IC shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of IC set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (unless such representation or warranty is made only as of a specific date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality or "material adverse effect") does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of CN in any such case, and regardless of the circumstances (including any action or omission by CN) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                                                       EXHIBIT A

     THIS VOTING TRUST AGREEMENT, dated as of [               ], 1998, by and
among Canadian National Railway Company, a Canadian corporation ("PARENT"), Blackhawk Merger Sub, Inc. a Delaware corporation and an indirect wholly owned
subsidiary of Parent ("MERGER SUBSIDIARY") and [               ], a
[               ] [corporation] (the "TRUSTEE"),

                                  WITNESSETH:

     WHEREAS, it is intended that Merger Subsidiary will commence and complete a
cash tender offer (the "OFFER") for up to an aggregate of [               ]
outstanding shares of common stock ("SHARES") of Illinois Central Corporation, a Delaware corporation (the "COMPANY") to be followed by a merger of Merger Subsidiary with and into the Company (the "MERGER") pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger dated as of February 10, 1998 among the Company, Parent and Merger Subsidiary, as it may be amended from time to time (the "MERGER AGREEMENT") (a copy of which is attached hereto as Exhibit A);

     WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the "STB") of any required approval for, or exemption of, Parent's control of the Company;

     WHEREAS, Parent and Merger Subsidiary intend, simultaneously with the acquisition of the Shares of the Company pursuant to the Offer and pursuant to the Merger (the corporation surviving the Merger also referred to herein as the "COMPANY"), to cause the deposit of such shares in an independent, irrevocable voting trust, pursuant to the rules of the STB, in order to avoid any allegation or assertion that Parent or any of its affiliates is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

     WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with Parent or any of its affiliates; and

     WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB,

     NOW, THEREFORE, the parties hereto agree as follows:

     1.    Parent and Merger Subsidiary hereby appoint [               ] as
Trustee hereunder, and [               ] hereby accepts said appointment and
agrees to act as Trustee under this Trust Agreement as provided herein.

     2. Parent and Merger Subsidiary agree that, prior to acceptance of any tendered Shares pursuant to the Offer, Merger Subsidiary will direct the depositary for the offer to transfer to the Trustee any Shares accepted for payment pursuant to the Offer. Parent and Merger Subsidiary also agree that immediately upon receipt, acquisition or purchase by either of them or by any of their affiliates of any additional Shares, or any other voting securities of the Company, it will transfer or cause to be transferred to the Trustee the certificate or certificates representing such additional Shares or other securities. Parent also agrees that, simultaneously with the effectiveness of the Merger, Parent will cause the transfer to the Trustee of the certificate or certificates representing 100 percent of the issued and outstanding shares of the Company, as the corporation surviving the Merger. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment A (the "TRUST CERTIFICATES"), with the blanks therein appropriately filled. All Shares at any time delivered to the Trustee hereunder are hereinafter called the "COMPANY TRUST STOCK." The Trustee shall present to the Company all certificates representing Company Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates (the "TRUST STOCK") registered in the name of the Trustee or its nominee.

     3. The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Merger Subsidiary agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent and Merger Subsidiary pursuant to the Merger Agreement and, without limiting the generality of the foregoing, if there shall be with respect to the Board of Directors of the Company an "ELECTION CONTEST" as defined in the Proxy Rules of the Securities and Exchange Commission (the "SEC"), in which one slate of nominees shall support the effectuation of the Merger and another oppose it, in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to paragraph 8), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as otherwise expressly provided in the three immediately preceding sentences, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee's sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders' interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement or impede the Company's performance thereunder or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement. Notwithstanding the foregoing provisions of this Paragraph 3 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time -- but only with the prior written approval of the STB -- instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 3, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

     4. This Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 8 and 14 hereof.

     5. Subject to Paragraph 3, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "AFFILIATE" or "AFFILIATES" wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and with the STB, and by means of information respecting the Company contained in such statements and other documents filed by Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence.

     6. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by his acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

     7. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed by the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

     8. (a) This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Parent with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation
of) any proposed sale or other disposition of the whole or any part of the Trust Stock by Parent. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee's right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee's right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock. In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C.sec. 11323 will result from a termination of this Trust.

           (b) In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall either

     (i) transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or
     (ii) if shareholder approval of the Merger has not previously been obtained, vote the Trust Stock with respect to the Merger or any other merger between the Company and Merger Subsidiary or any other affiliate of Parent as directed by the registered holder(s) of the Trust Certificates; and upon any such transfer or merger this Trust shall cease and come to an end.

           (c) In the event that there shall have been an STB Denial (as defined below), Parent shall use its best efforts to sell the Trust Stock to one or more eligible purchasers, or otherwise to dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An "ELIGIBLE PURCHASER" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder his share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 8(c), this Trust shall cease and come to an end.

           (d) Unless sooner terminated pursuant to any other provision herein
     contained, this Trust Agreement shall terminate on                , [2003],
     and may be extended by the parties hereto, so long as no violation of 49 U.S.C. sec. 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

           (e) The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8.

           (f) Except as provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

           (g) Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

           (h) As used in this Paragraph 8, the terms "STB APPROVAL" and "STB DENIAL" shall have the following meanings:

              "STB APPROVAL" means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company's railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

              "STB DENIAL" means (i) STB Approval shall not have been obtained by December 31, [2000] or (ii) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

     9. Neither the Trustee nor any affiliate of the Trustee may have (i) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. Mere investment in the stock or securities of Parent or any of its affiliates by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of Parent or its affiliates exceed 5 percent of their outstanding voting securities; and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of Parent or its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

     10. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

     11. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

     12. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. The Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent's written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

     13. To the extent requested to do so by Parent, Merger Subsidiary or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all action theretofore taken by it as Trustee.

     14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to Parent, Merger Subsidiary and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Merger Subsidiary, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

     15. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, (prior to the Merger) Merger Subsidiary and the registered holder(s) of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB, or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

     16. The provisions of this Trust Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995 or regulation promulgated thereunder by the STB, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

     17. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Merger Subsidiary, and the other by the Trustee.

     18. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

     19. This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

     20. For purposes of this Trust Agreement, the term "SURFACE TRANSPORTATION BOARD" or "STB", includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

     21. (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by U.S. mail, certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of):

    To the Trustee:                               []
                                                  [Address]
                                                  Attention: [Title]
    To Parent and (prior to the Merger)
    Merger Subsidiary:                            Canadian National Railway Company
                                                  [Address]
                                                  Attention: [Title]

           (b) Unless otherwise specifically provided herein, any notice to or communication with the registered holder(s) of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of Trust Certificate holders for all purposes under this Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

     22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware.

     IN WITNESS WHEREOF, Canadian National Railway Company and Blackhawk Merger
Sub, Inc. have caused this Trust Agreement to be executed by their [          ]
and [          ], respectively, and their corporate seals to be affixed,
attested by their [          ] and [          ], respectively, and [          ]
has caused this Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, the day and year first above written.

Attest:                                         Canadian National Railway Company
                                                By
--------------------------------------------
                                                (Title)

Attest:                                         Blackhawk Merger Sub, Inc.
                                                By
--------------------------------------------
                                                (Title)

Attest:                                         [Trustee]
                                                By
--------------------------------------------
                                                (Title)

                                                           NO. 1
                                                              SHARES: 46,051,761

                            VOTING TRUST CERTIFICATE

                                      FOR

                                  COMMON STOCK

                           $0.001 PER SHARE PAR VALUE

                                       OF

                          ILLINOIS CENTRAL CORPORATION

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

     THIS IS TO CERTIFY that Blackhawk Merger Sub, Inc. ("Merger Sub") will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 7 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for 46,051,761 shares of the Common Stock, $0.001 per share par value, of Illinois Central Corporation, a Delaware corporation (the "COMPANY"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of March 13, 1997, executed by Canadian National Railway Company, a Canadian corporation, Merger Sub, a Delaware corporation and The Bank of New York, as Voting Trustee, a copy of which Voting Trust Agreement is on file in the registered office of Merger Sub at 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805, and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on March 13, 2003, so long as no violation of 49 U.S.C. sec. 11323 will result from such termination.

     The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

     This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

     By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

     IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

     Dated: May    ,1998                    The Bank of New York

                                            By
                                                Authorized Officer

                   [FORM OF BACK OF VOTING TRUST CERTIFICATE]

FOR VALUE RECEIVED
hereby sells, assigns, and transfers unto the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint
Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.

                                                            -----------------------------------------------------

Dated:
In the Presence of:
-----------------------------------------------------

                                                                       EXHIBIT B

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          ILLINOIS CENTRAL CORPORATION

                   (As amended through                , 1998)

                                  ARTICLE ONE

     NAME. The name of the Corporation is Illinois Central Corporation.

                                  ARTICLE TWO

     REGISTERED AGENT. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

     PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

     A. SHARES. The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock and the par value of each share is $1.00, amounting in the aggregate to $100.

     B. POWERS, PREFERENCES AND RIGHTS OF COMMON STOCK. The powers, preferences and rights of the shares of common stock and the qualifications, limitations or restrictions thereof, are set forth below.

          1. Dividends. The holders of outstanding shares of common stock shall be entitled to share equally and ratably with all other holders of shares of common stock then outstanding in any dividends or distributions declared on outstanding shares of common stock, when, as and if any such dividends or distributions are declared by the Corporation's Board of Directors from funds legally available therefor.

          2. Liquidation, etc. The holders of outstanding shares of common stock shall be entitled to share equally and ratably with all other holders of shares of common stock then outstanding in the assets of the Corporation to be distributed among the holders of shares of the common stock upon any liquidation or winding up of the Corporation, whether voluntary or involuntary; and

          3. Voting Rights. Each holder of common stock shall be entitled to vote for the election and removal of the directors of the Corporation and on all other matters on which stockholders are entitled to vote under the General Law of the State of Delaware and shall have one vote for each share of common stock held of record.

                                  ARTICLE FIVE

     The Board of directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

                                  ARTICLE SIX

     ELECTION OF DIRECTORS. A. The number of directors of the corporation shall be fixed by, or in the manner provided in, the by-laws but shall not be less than three nor more than ten. The directors shall be elected at the annual meeting of the stockholders, except as provided in Paragraph B herein, and each director so elected shall serve until his successor has been duly elected and qualified, unless he shall cease to serve by reason of death, resignation or other cause.

     B. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or a sole remaining director. Any director so chosen shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

                                 ARTICLE SEVEN
                  LIABILITY AND INDEMNIFICATION OF DIRECTORS.

     A. 1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction under which a director derived an improper personal benefit.

        2. If the General Corporation Law of the State of Delaware is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall not be liable to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

     B. 1. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article Seven shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article Seven shall be a contract right.

        2. The Corporation shall determine the right of any person to receive indemnification as provided hereunder in accordance with the provisions of applicable law.

        3. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

     C. The rights and authority conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation or the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

     D. Neither the amendment nor repeal of this Article Seven, nor the adoption of any provision of this Restated Certificate of Incorporation or the by-laws of the Corporation or of any statute inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article Seven in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE EIGHT

     RESERVED RIGHTS. The corporation reserves the right to further amend this Restated Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

                                                                       EXHIBIT C

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                          ILLINOIS CENTRAL CORPORATION

                (As Amended and Restated                , 1998)

                                   ARTICLE 1
                                    OFFICES

     SECTION 1.01. Registered Office in Delaware. The registered office of Illinois Central Corporation (hereinafter called the "Corporation") in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be The Corporation Trust Company.

     SECTION 1.02. Other Offices. The Corporation may have such other offices in such places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE 2
       MEETINGS OF STOCKHOLDERS; STOCKHOLDERS= CONSENT IN LIEU OF MEETING

     SECTION 2.01. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated by the Board of Directors.

     SECTION 2.02. Special Meetings. A special meeting of stockholders, for any purpose or purposes, may be called at any time by any member of the Board of Directors or by the President of the Corporation. Any such meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated in the notice of such meeting.

     SECTION 2.03. Notice of Meetings. Unless waived in writing by the stockholder of record or unless such stockholder is represented thereat in person or by proxy, each stockholder of record shall be given written notice of each meeting of stockholders, which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given at least ten days before the date fixed for such meeting.

     SECTION 2.4. Quorum. At each meeting of stockholders, the holders of record of a majority of the issued and outstanding stock of the Corporation entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of business, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the absence of a quorum, any officer entitled to preside at, or act as secretary of, such meeting shall have the power to adjourn the meeting from time to time until a quorum shall be constituted. At any such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting as originally called, but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

     SECTION 2.5. Voting. Except as otherwise provided in the Certificate of Incorporation, at every meeting of stockholders each holder of record of the issued and outstanding stock of the Corporation entitled to vote thereat shall be entitled to one vote, in person or by proxy, for each share of stock held by such stockholder. Shares of capital stock of the Corporation belonging to the Corporation directly or indirectly shall not be voted directly or indirectly. At all meetings of stockholders, a quorum being present, all matters shall be decided by majority vote of the shares of stock entitled to vote thereat, except as otherwise required by the laws of the State of Delaware. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of stockholders and entitled to vote thereat or so directed by the chairman of the meeting or required by the laws of the State of Delaware, the vote thereat on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him and the number of votes to which each share is entitled.

     SECTION 2.6. Stockholders' Consent in Lieu of Meeting. Any corporate action requiring a vote of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such writing or writings shall be filed with the minutes of stockholders' meetings and prompt notice of the taking of any such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

                                   ARTICLE 3
                               BOARD OF DIRECTORS

     SECTION 3.1. General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     SECTION 3.2. Number and Term of Holding Office. The number of directors which shall constitute the whole Board of Directors shall be such number not fewer than one nor more than ten as shall from time to time be fixed by the Board of Directors or the stockholders. Each of the directors of the Corporation shall hold office until the annual meeting next after his election and until his successor shall be elected and shall qualify or until his earlier death or resignation or removal in the manner hereinafter provided.

     SECTION 3.3. Organization and Order of Business. At each meeting of the Board of Directors, any director chosen by a majority of the directors present thereat shall act as chairman of the meeting and preside thereat. The Secretary of the Corporation or, in the case of his absence, any person whom the chairman shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

     SECTION 3.4. Resignations. Any director may resign at any time by giving written notice of his resignation to the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3.5. Removal of Directors. Any director may be removed, either with or without cause, at any time by vote of a majority in interest of the stockholders of the Corporation.

     SECTION 3.6. Vacancies. Any vacancy in the Board of Directors, arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled either by a majority vote of the remaining directors, although less than a quorum, or by the stockholders of the Corporation at the next annual meeting or any special meeting called for the purpose.

     SECTION 3.07. Place of Meeting. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

     SECTION 3.8. Meetings.

          (a) Annual Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business.

          (b) Other Meetings. Other meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time determine or upon call by the President of the Corporation.

     SECTION 3.09. Notice of Meetings. The Secretary of the Corporation shall give notice to each director of each meeting, including the time and place of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him by telegraph, cable, wireless or other form of recorded communication or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. Notice of any meeting shall not be required to be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to adequate notice.

     SECTION 3.10. Quorum and Manner of Acting. Except as provided by law, the Certificate of Incorporation or these By-Laws, a majority of the directors then in office shall be necessary at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present thereat. Notice of any adjourned meeting need not be given.

     SECTION 3.11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or such committee.

     SECTION 3.12. Meetings by Telephone, Etc. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

     SECTION 3.13. Compensation. Each director, in consideration of his serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at meetings of the Board of Directors or of any committee thereof, or both, as the Board shall from time to time determine. The Board may likewise provide that the Corporation shall reimburse each director or member of a committee for any expenses incurred by him on account of his attendance at any such meeting. Nothing contained in this Section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 3.14. Committees. The Board of Directors, by resolution passed by a majority of the whole Board, may designate members of the Board to constitute one or more committees, which shall in each case consist of such number of directors, not fewer than two, and shall have and may exercise such powers as the Board may by resolution determine and specify in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board shall otherwise by resolution provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies therein and to discharge any such committee, either with or without cause, at any time.

                                   ARTICLE 4
                                    OFFICERS

     Section 4.01. Number. The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary. Each such officer shall be elected by the Board of Directors at its initial organization meeting and thereafter at its annual meeting and shall hold office until the next succeeding annual meeting of the Board and until his successor is elected or until his earlier death or resignation or removal in the manner hereinafter provided.

     The Board may elect or appoint such other officers of the Corporation (including one or more Assistant Treasurers and one or more Assistant Secretaries) as it deems necessary who shall have such authority and shall perform such duties as the Board may prescribe. If additional officers are elected or appointed during the year, each of them shall hold office until the next annual meeting of the Board at which officers are regularly elected or appointed and until his successor is elected or appointed or until his earlier death or resignation or removal in the manner hereinafter provided.

     A vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided for election or appointment to such office.

     All officers and agents elected or appointed by the Board shall be subject to removal at any time by the Board with or without cause.

     Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, it shall take effect when accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 4.2. The President. The President of the Corporation, subject to the direction of the Board of Directors, shall be the chief executive officer of the Corporation, shall have general charge of the business and affairs of the Corporation, shall have the direction of all other officers, agents and employees and may assign such duties to the other officers of the Corporation as he deems appropriate.

     SECTION 4.3. Vice Presidents. Each Vice President shall have such powers and perform such duties as the President or the Board may from time to time prescribe and shall perform such other duties as may be prescribed by these By-Laws. At the request of the President, or in case of his absence or inability to act, any of the Vice Presidents shall perform the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.

     SECTION 4.4. Treasurer. The Treasurer of the Corporation shall have charge and custody of and be responsible for all funds and securities of the Corporation and its books of account.

     SECTION 4.5. Secretary. The Secretary of the Corporation shall keep the records of all meetings of the stockholders and the Board of Directors. He shall affix the seal of the Corporation to all deeds, contracts, bonds or other instruments requiring the corporate seal when the same shall have been signed on behalf of the Corporation by a duly authorized officer and shall be the custodian of all contracts, deeds, documents and all other indicia of title to properties owned by the Corporation and of its other corporate records.

                                   ARTICLE 5
                 CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

     Section 5.01. Execution of Documents. Any member of the Board of Directors and any officer, employee or agent of the Corporation designated by the Board of Directors shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and the Board of Directors may authorize any such officer, employee or agent to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation.

     Section 5.02. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or the President or any other officer of the Corporation to whom power in that respect shall have been delegated by the Board shall select.

                                   ARTICLE 6
                               BOOKS AND RECORDS

     The books and records of the Corporation may be kept at such places within or without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE 7
                                      SEAL

     The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation and the word "Delaware" and figures representing the year of its incorporation.

                                   ARTICLE 8
                                INDEMNIFICATION

     To the extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as now in effect and as from time to time amended, or any successor provisions thereto, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not such action is an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                   ARTICLE 9
                           SHARES AND THEIR TRANSFER

     SECTION 9.1. Certificates of Stock. Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number of shares owned by him or it in the Corporation, which shall otherwise be in such form as the Board of Directors shall prescribe. Each such certificate shall be signed by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

     SECTION 9.2. Record. A record shall be kept of the name of the person, firm or corporation owning the stock represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, and the date thereof, and, in the case of cancellation, the date of cancellation. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the corporation.

     SECTION 9.3. Transfer of Stock. Transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on the surrender of the certificate or certificates for such shares properly endorsed.

     SECTION 9.4. Lost, Destroyed or Mutilated Certificate. In case of the alleged loss or destruction or the mutilation of a certificate representing stock of the Corporation, a new certificate may be issued in place thereof, in the manner and upon such terms as the Board of Directors may prescribe.

                                   ARTICLE 10
                                   AMENDMENTS

     These By-Laws, or any of them, may be altered, amended or repealed, or new By-Laws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the board of directors.

                                                                       EXHIBIT D

                       Terms and Conditions of the Merger

PART I -- CHANGES TO CONVERT TO ALL CASH TRANSACTION

     In addition to the provisions included in this Agreement that contemplate the conversion to an Offer for all of the issued and outstanding shares of IC Common Stock pursuant to Section 1.04, the parties to this Agreement agree that the Agreement shall be modified in the following manner.

     (a) References to 46,051,761 in the recitals and in Section 1.01 shall be changed to the number representing all of the issued and outstanding shares of IC Common Stock at the date this Agreement is so modified.

     (b) References to "75% of the currently outstanding shares of IC Common Stock" in the recitals shall be changed to "all of the currently issued and outstanding shares of IC Common Stock".

     (c) Sections 2.02(c) and 2.02(d) shall be deleted and shall be replaced by a new Section 2.02(c), which shall read in full as set forth below:

          "(c) Each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 2.02(a), be converted into the right to receive an amount of cash equal to $39.00 (the "Merger Consideration")."

     (d) Section 2.06 shall be deleted.

     (e) References to the "Form F-4" in Section 5.09 shall be deleted.

     (f) Sections 8.05 and 8.06 shall be deleted.

     (g) References to the "Form F-4" in Section 9.01 shall be deleted and the following sentence shall be added as the first sentence of Section 9.01:

     "If the conditions set forth in Section 253 of the Delaware Law are satisfied and subject to the terms of the Voting Trust Agreement, CN shall cause the trustee of the Voting Trust to effect the Merger pursuant to
     Section 253 of Delaware Law and the parties to this Agreement agree to use all reasonable best efforts to satisfy the requirements of Section 253 of Delaware Law."

     (h) Section 7.07 shall be deleted.

     (i) Section 10.02 shall be deleted.

     (j) The May 29, 1998 date set forth in Section 11.02(c) shall be extended by the same number of business days as the number of business days by which Merger Subsidiary has extended the Offer in connection with the amendment of the Offer contemplated by Section 1.04(i).

     (k) References to the Side Agreements shall be deleted.

PART II -- CHANGES TO CONVERT TO ONE-STEP MERGER TRANSACTION

     In addition to the provisions included in this Agreement that contemplate the conversion to a one-step Merger pursuant to Section 1.04, the parties to this Agreement agree that the Agreement shall be modified in the following manner:

     (a) Section 1.01 shall be deleted (except for defined terms used in the deleted provisions that are used in other sections of the Agreement).

     (b) References to the Offer in Section 1.02(a) shall be deleted, and
Section 1.02(b) shall be deleted.

     (c) Section 2.02(c) shall be deleted.

     (d) Section 2.02(d) shall be modified to delete the words "if Merger Subsidiary shall have purchased, pursuant to the Offer an aggregate of less than 46,051,761 shares of IC Common Stock," in the first sentence of such section.

     (e) Sections 3.03(b), (c) and (d) shall be modified to provide that the appointments set forth therein will not be made until the Effective Time.

     (f) Section 7.05 shall be deleted.

     (g) Article 10 shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE 10
                           "CONDITIONS TO THE MERGER

     "SECTION 10.01, Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

          "(a) this Agreement shall have been adopted by the stockholders of IC in accordance with Delaware Law;

          "(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          "(c) the Form F-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceeding for such purpose shall be pending or threatened by the SEC;

          "(d) there shall not have been instituted or be pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal the Voting Trust or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger (including the Voting Trust), (ii) except for the Voting Trust, seeking to restrain or prohibit CN's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, or to compel CN or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of CN or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the IC Common Stock, including, without limitation, the right to vote any shares of such stock acquired or owned by CN or any of its Subsidiaries or Affiliates on all matters properly presented to the stockholders of IC, or (iv) seeking to require divestiture by CN or any of its Subsidiaries or Affiliates of any such shares; and

          "(e) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger (including the Voting Trust), by any court, government or governmental authority or agency, domestic or foreign (other than (i) the application of the waiting period provisions of the HSR Act to the Merger and (ii) the waiting period prior to receipt of STB approval or exemption with respect to the exercise of control by CN over the Railroad Subsidiaries), that would reasonably be likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (d) above.

     "SECTION 10.02. Conditions to the Obligations of Merger Subsidiary. The obligations of Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          "(a) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect with respect to IC;

          "(b) IC shall not have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, and each of the representations and warranties of IC set forth in this Agreement shall be true in all material respects when made and as of the Effective Time as if made at and as of such time (unless such representation or warranty is made only as of a specific date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect") does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

          "(c) the staff of the STB shall have given CN a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will preclude unlawful control of IC by CN.

     "SECTION 10.03. Conditions to the Obligations of IC. The obligations of IC to consummate the Merger are subject to the satisfaction of the following further conditions:

          "(a) CN shall have performed in all material respects all of the respective obligations hereunder required to be performed at or prior to the Effective Time, the representations and warranties of CN and contained in this Agreement and in any certificate or other writing delivered by CN or pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and

          "(b) The shares of CN Common Stock to be issued in the Merger (if any) shall have been approved for listing on the NYSE, subject to official notice of issuance."

     (h) A new paragraph (j) shall be added to Section 11.01, which shall read as follows:

          "(j) by either CN or IC if either (i) at the meeting of the stockholders of IC held to consider adoption of the Agreement, such stockholders shall fail to adopt the Agreement or (ii) this Agreement shall not have been adopted by the stockholders of IC in accordance with the Delaware Law by October 30, 1998."

     (i) A new clause (iii) shall be added to Section 9.02(b), which shall read as follows:

          "(iii) within two days of the execution of a definitive agreement with respect to any Acquisition Proposal if IC enters into such a definitive agreement within 15 months after the termination of this Agreement pursuant to Section 11.01(j) and an Acquisition Proposal was publicly announced prior to the date of such termination."

     (j) Annex I shall be deleted.

     The parties agree that any cross-references, section references or designations or schedule designations shall be deemed to be modified to reflect the modifications set forth in this Exhibit D. The parties shall use their reasonable best efforts in good faith to make any further modifications to this Agreement that are necessary or appropriate to reflect a Section 1.04 election.

                                                                       ANNEX A-2

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

                                                                  CONFORMED COPY

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 dated as of March 4, 1998 to the Agreement and Plan of Merger dated as of February 10, 1998 (the "AGREEMENT") among Illinois Central Corporation, a Delaware corporation ("IC"), Canadian National Railway Company, a Canadian corporation ("CN"), and Blackhawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CN ("MERGER SUBSIDIARY").

     WHEREAS, the parties hereto desire to amend the Agreement as set forth below.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1.01. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement has the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall, after this Amendment becomes effective, refer to the Agreement as amended hereby.

     SECTION 1.02. Contingent Amendment of Section 2.02 of the
Agreement. (a) The parties hereto expressly agree that the amendments to Section
2.02 of the Agreement set forth in paragraphs (b) and (c) of this Section 1.02 shall only become effective at such time as (i) the Delaware Court of Chancery has entered an order approving the Settlement (as such term is defined in the Memorandum of Understanding dated as of February 27, 1998 among IC, the members of IC's Board of Directors, CN Merger Subsidiary and the plaintiffs in such Actions) and such order has been finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired and (ii) all of the other conditions precedent to the effectiveness of the Settlement shall have been satisfied.

     (b) (i) Subject to paragraph (a) of this Section 1.02, the proviso in the definition of "CN Average Closing Price" in Section 2.02(c) of the Agreement shall be amended in its entirety to read as follows:

          "; provided that if such average closing price is less than $41.50 then the CN average closing price shall be $41.50 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50."

     (ii) Subject to clause (i) of Section 1.04 of the Agreement and to paragraph (a) of this Section 1.02, in the event that the average closing price of the CN Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the date of the Effective Time shall have been less than $43.00, CN will promptly cause the Exchange Agent to send to each person who was a record holder of shares of IC Common Stock at the Effective Time the additional Merger Consideration such person would have received had the amendment referenced in clause (i) of this Section 1.02(b) been in effect immediately prior to the Effective Time.

     SECTION 1.03. Amendment of Section 10.01. A new paragraph (d) shall be added to Section 10.01, to read as follows:

          "(d) Merger Subsidiary shall have purchased shares of IC Common Stock pursuant to the Offer."

     SECTION 1.04. Amendment of Exhibit B to the Agreement. The first sentence of Section B.1. of Article 7 of Exhibit B to the Agreement is hereby replaced and amended in its entirety to read in full as follows:

          "Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law."

     SECTION 1.05. Amendment of Exhibit D to the Agreement. The first sentence of the final paragraph of Exhibit D to the Agreement is hereby replaced and amended in its entirety to read in full as follows:

          "The parties agree that any cross-references, section references or designations or schedule designations shall be deemed to be modified to reflect the modifications set forth in this Exhibit D, it being understood that the deletion, pursuant to this Exhibit D, of any provision of the Agreement that contains a definition of a term that is used in other provisions of the Agreement shall not result in the deletion of such term in such other provisions (unless such other provisions are also expressly deleted pursuant to this Exhibit D)."

     SECTION 1.06. Amendment of Section 12.03 of the Agreement. Section 12.03 of the Agreement is hereby replaced and amended in its entirety to read as follows:

          'Subject to Section 11.02, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement, except that (i) the provisions of Section 2.02, (ii) the covenants and agreements of IC contained in Sections 6.01 and 6.02 and (iii) the covenants and agreements of CN contained in Sections 7.06, 8.01, 8.02, 8.03, 8.07 and 9.03 shall survive the Effective Time and shall remain in full force and effect in accordance with their terms.'

     SECTION 1.07. Representations of Each Party. Each party represents and warrants that (i) the execution, delivery and performance of this Amendment by such party have been duly authorized by all necessary corporate action and (ii) this Amendment constitutes a valid and binding agreement of such party.

     SECTION 1.08. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

     SECTION 1.09. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

                                            CANADIAN NATIONAL RAILWAY COMPANY

                                            By: /s/ Jean Pierre Ouellet

                                              ----------------------------------
                                              Name: Jean Pierre Ouellet
                                              Title: Chief Legal Officer and
                                                     Corporate Secretary

                                            BLACKHAWK MERGER SUB, INC.

                                            By: /s/ Jean Pierre Ouellet

                                              ----------------------------------
                                              Name: Jean Pierre Ouellet
                                              Title: President and Treasurer

                                            ILLINOIS CENTRAL CORPORATION

                                            By: /s/ Gilbert H. Lamphere

                                              ----------------------------------
                                              Name: Gilbert H. Lamphere
                                              Title: Chairman

                                                                         ANNEX B

                      FAIRNESS OPINION OF THE BEACON GROUP

399 Park Avenue
New York, New York 10022
(212) 339 9100
Fax: (212) 339 9109

                                THE BEACON GROUP
                                CAPITAL SERVICES, LLC

February 10, 1998

Board of Directors
Illinois Central Corporation
455 N. Cityfront Plaza Drive
Chicago, Il 60611-5504

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Illinois Central Corporation (the "Company") of the Aggregate Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 10, 1998 among Canadian National Railway Company ("CN"), Blackhawk Merger Sub, Inc. ("Merger Subsidiary"), an indirect wholly-owned subsidiary of CN, and the Company (the "Agreement").

The Agreement provides for a tender offer for up to 75% of the Shares outstanding (the "Tender Offer") pursuant to which Merger Subsidiary will pay $39.00 per Share in cash for each Share accepted. The Agreement further provides that following the completion of the Tender Offer, Merger Subsidiary will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares already owned by Merger Subsidiary) will be converted into the right to receive that number of shares (or fraction thereof) of common stock of CN (the "CN Shares") equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price (as defined in the Agreement); provided, however, that the number of CN Shares into which each Share is converted shall not exceed
0.9070 CN Shares and shall not be less than 0.6047 CN Shares. The aggregate of the cash and stock consideration to be received by all of the holders of outstanding Shares pursuant to the Tender Offer and the Merger is referred to herein as the "Aggregate Consideration."

The Beacon Group Capital Services, LLC ("Beacon"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, financings, private placements, principal investments and other purposes. We are familiar with the Company, with certain professionals of Beacon having previously been affiliated with an entity which acted as the Company's financial advisor from time to time, including a connection with the Company's acquisition of CCP Holdings, Inc. in 1996. Alexander P. Lynch, a managing director of Beacon, has been a director of the Company since 1989 and is the owner of 125,683 Shares. Mr. Lynch has entered into a binding agreement with CN pursuant to which Mr. Lynch has agreed to convert all options to acquire Shares into options to acquire CN Shares and to vote all of his shares in favor of the adoption of the Agreement.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q;

certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We have also reviewed, among other things, Annual Reports to shareholders and Annual Reports on Form 40-F of CN for the two years ended December 31, 1996; the Prospectus issued by CN in connection with its initial public offering on November 17, 1995; certain interim reports to stockholders and Quarterly Reports on Form 6-K; certain other communications from CN to its stockholders; and certain internal financial analyses and forecasts for CN prepared by its management. We also have held discussions with members of the senior management of the Company and CN regarding the past and current business operations, financial condition and future prospects of their respective companies. Furthermore, we have considered the views of senior management of the Company and CN regarding the strategic importance of, and potential synergies expected to be realized from, the Merger. In addition, we have reviewed the reported price and trading activity for the Shares and the CN Shares, compared certain financial and stock market information for the Company and CN with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry and performed such other studies and analyses as we considered appropriate.

     We have assumed and relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or CN or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement and do not constitute a recommendation to any shareholder as to how such shareholder should respond to the Tender Offer or vote on the Merger. Our opinion is necessarily based on economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a business combination involving the Company.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of Shares (other than CN and its affiliates) pursuant to the Tender Offer and the Merger, considered as a unitary transaction, is fair from a financial point of view to such holders.

Very truly yours,

/s/ The Beacon Group Capital Services, LLC

                                                                         ANNEX C

                      FAIRNESS OPINION OF LEHMAN BROTHERS

                                LEHMAN BROTHERS

                                                               February 10, 1998

Board of Directors
Illinois Central Corporation
455 No. Cityfront Plaza Drive
Chicago, Illinois 60611-5504

Members of the Board:

     We understand that Illinois Central Corporation ("Illinois Central" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Canadian National Railway Company ("Canadian National") pursuant to which a subsidiary of Canadian National (the "Acquisition Sub") will commence a tender offer (the "Tender Offer") to acquire up to 75% of the outstanding shares of common stock of Illinois Central ("Illinois Central Common Stock") for $39.00 per share in cash (the "Tender Offer Consideration"). Following consummation of the Tender Offer, the Acquisition Sub will be merged with and into Illinois Central (the "Merger", and together with the Tender Offer, the "Proposed Transaction") and upon the effectiveness of the Merger, each outstanding share of Illinois Central Common Stock (other than shares already owned by the Acquisition Sub) will be converted into the right to receive that number of shares of common stock of Canadian National (the "Stock Consideration") equal to the fraction obtained by dividing $39.00 by the Buyer Average Closing Price as defined in the Agreement; provided that if the Buyer Average Closing Price is less than $43.00 then the Buyer Average Closing Price shall be deemed to be $43.00 and if the Buyer Average Closing Price is greater than $64.50 then the Buyer Average Closing Price shall be deemed to be $64.50. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Tender Offer Consideration and Stock Consideration to be received by such stockholders, taken together, in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning the Company and Canadian National that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of Canadian National furnished to us by Canadian National, (5) a trading history of the Company Common Stock from 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of Canadian National Common Stock from 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Canadian National with those of other companies that we deemed relevant, and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Canadian National concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and other strategic benefits expected to result from a combination of the businesses of Illinois Central and Canadian National and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have relied upon such projections in performing our analysis. However, for purposes of our analysis, we also have applied a sensitivity analysis to certain assumptions which resulted in certain adjustments to the estimates of the future financial performance of the Company. With respect to the financial projections of Canadian National, upon advice of Canadian National and the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Canadian National as to the future financial performance of Canadian National and we have relied upon such projections in rendering our opinion. In arriving at our opinion, we have not conducted physical inspection of the properties and facilities of the Company or Canadian National and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Canadian National. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase to all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Tender Offer Consideration and the Stock Consideration to be received by the stockholders of the Company in the Proposed Transaction, taken together, is fair to such stockholders.

     Lehman Brothers will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Canadian National for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Alan Washkowitz, a Managing Director of Lehman Brothers, is a member of the Board of Directors of Illinois Central.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to such stockholder in connection with the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                         ANNEX D

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                            STATEMENT OF INCOME DATA

                                                                        CDN./U.S. GAAP           U.S.
                                                      CDN. GAAP         ADJUSTMENTS(2)           GAAP
                                                     -----------   ------------------------   ----------
                                                         AS
                                                     RESTATED(1)    OTHER    CAPITALIZATION
                                                     -----------   -------   --------------
                                                                         IN MILLIONS
YEAR ENDED DECEMBER 31, 1993
Total revenues.....................................  Cdn$ 3,829    Cdn$(42)                   Cdn$ 3,787
Operating expenses.................................       3,676        (22)                        3,654
                                                     ----------    -------                    ----------
Operating income...................................         153        (20)                          133
Interest expense...................................        (198)        --                          (198)
Other income.......................................          12         15                            27
Income tax (expense) from continuing operations....         (26)        --                           (26)
                                                     ----------    -------                    ----------
(Loss) from continuing operations..................         (59)        (5)                          (64)
Discontinued operations............................         (20)        --                           (20)
                                                     ----------    -------                    ----------
Net (loss).........................................  Cdn$   (79)   Cdn$ (5)                   Cdn$   (84)
                                                     ==========    =======                    ==========
YEAR ENDED DECEMBER 31, 1994
Total revenues.....................................  Cdn$ 4,165    Cdn$(39)                   Cdn$ 4,126
Operating expenses.................................       3,708        (20)                        3,688
                                                     ----------    -------                    ----------
Operating income...................................         457        (19)                          438
Interest expense...................................        (196)         4                          (192)
Other income.......................................          36        (19)                           17
Income tax (expense) from continuing operations....         (28)        --                           (28)
                                                     ----------    -------                    ----------
Income from continuing operations..................         269        (34)                          235
Discontinued operations............................         (24)        --                           (24)
                                                     ----------    -------                    ----------
Net income.........................................  Cdn$   245    Cdn$(34)                   Cdn$   211
                                                     ==========    =======                    ==========
YEAR ENDED DECEMBER 31, 1995
Total revenues.....................................  Cdn$ 3,954    Cdn$(42)                   Cdn$ 3,912
Operating expenses.................................       4,967        (65)                        4,902
                                                     ----------    -------                    ----------
Operating (loss)...................................      (1,013)        23                          (990)
Interest expense...................................        (198)         4                          (194)
Other income.......................................         100         48                           148
Income tax recovery from continuing operations.....          19         --                            19
                                                     ----------    -------                    ----------
(Loss) from continuing operations..................      (1,092)        75                        (1,017)
Extraordinary item.................................          --        (38)                          (38)
Discontinued operations............................           7         --                             7
                                                     ----------    -------                    ----------
Net (loss).........................................  Cdn$(1,085)   Cdn$ 37                    Cdn$(1,048)
                                                     ==========    =======                    ==========
YEAR ENDED DECEMBER 31, 1996
Total revenues.....................................  Cdn$ 3,995    Cdn$(39)                   Cdn$ 3,956
Operating expenses.................................       3,766        (33)                        3,733
                                                     ----------    -------                    ----------
Operating income...................................         229         (6)                          223
Interest expense...................................        (114)         1                          (113)
Other income.......................................          27         17                            44
Income tax recovery from continuing operations.....         694         --                           694
                                                     ----------    -------                    ----------
Income from continuing operations..................         836         12                           848
Extraordinary item.................................          --        (16)                          (16)
Discontinued operations............................          14         --                            14
                                                     ----------    -------                    ----------
Net income.........................................  Cdn$   850    Cdn$ (4)                   Cdn$   846
                                                     ==========    =======                    ==========

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                            STATEMENT OF INCOME DATA

                                                                        CDN./U.S. GAAP           U.S.
                                                      CDN. GAAP         ADJUSTMENTS(2)           GAAP
                                                     -----------   ------------------------   ----------
                                                         AS
                                                     RESTATED(1)    OTHER    CAPITALIZATION
                                                     -----------   -------   --------------
                                                                         IN MILLIONS
YEAR ENDED DECEMBER 31, 1997
Total revenues.....................................  Cdn$ 4,352    Cdn$(30)     Cdn$  --      Cdn$ 4,322
Operating expenses.................................       3,545        (11)         (139)          3,395
                                                     ----------    -------      --------      ----------
Operating income...................................         807        (19)          139             927
Interest expense...................................        (118)         1            --            (117)
Other income.......................................          57        (33)           --              24
Income tax (expense) from continuing operations....        (325)        22           (62)           (365)
                                                     ----------    -------      --------      ----------
Income from continuing operations..................         421        (29)           77             469
Discontinued operations............................         (18)        --            --             (18)
Cumulative effect of accounting change.............          --         --           589             589
                                                     ----------    -------      --------      ----------
Net income.........................................  Cdn$   403    Cdn$(29)     Cdn$ 666      Cdn$ 1,040
                                                     ==========    =======      ========      ==========
THREE MONTHS ENDED MARCH 31, 1997
Total revenues.....................................  Cdn$ 1,033    Cdn$(10)     Cdn$  --      Cdn$ 1,023
Operating expenses.................................         879         (9)           (4)            866
                                                     ----------    -------      --------      ----------
Operating income...................................         154         (1)            4             157
Interest expense...................................         (30)         1            --             (29)
Other income (loss)................................           6         (8)           --              (2)
Income tax (expense)...............................         (57)         3            (1)            (55)
Cumulative effect of accounting change.............          --         --           589             589
                                                     ----------    -------      --------      ----------
Net income.........................................  Cdn$    73    Cdn$ (5)     Cdn$ 592      Cdn$   660
                                                     ==========    =======      ========      ==========
THREE MONTHS ENDED MARCH 31, 1998
Total revenues.....................................  Cdn$ 1,065    Cdn$ (6)     Cdn$  --      Cdn$ 1,059
Operating expenses.................................         865         (1)           11             875
                                                     ----------    -------      --------      ----------
Operating income...................................         200         (5)          (11)            184
Interest expense...................................         (33)         1            --             (32)
Equity in earnings of IC...........................           6         --            --               6
Other income.......................................           5         10            --              15
Income tax (expense) recovery......................         (71)        (2)            4             (69)
                                                     ----------    -------      --------      ----------
Net income.........................................  Cdn$   107    Cdn$  4      Cdn$  (7)     Cdn$   104
                                                     ==========    =======      ========      ==========

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                               BALANCE SHEET DATA

                                                                                 CDN./U.S. GAAP            U.S.
                                                               CDN GAAP          ADJUSTMENTS(2)            GAAP
                                                              -----------   -------------------------   ----------
                                                                  AS
                                                              RESTATED(1)    OTHER     CAPITALIZATION
                                                              -----------   --------   --------------
                                                                                  IN MILLIONS

AS AT DECEMBER 31, 1993
ASSETS
Current and other assets....................................   Cdn$1,030    Cdn$  14                    Cdn$ 1,044
Net properties including land...............................       6,077        (160)                        5,917
                                                               ---------    --------                    ----------
Total Assets................................................   Cdn$7,107    Cdn$(146)                   Cdn$ 6,961
                                                               =========    ========                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,659    Cdn$ (27)                   Cdn$ 2,632
Long-term debt..............................................       2,036         (80)                        1,956
Shareholders' equity........................................       2,412         (39)                        2,373
                                                               ---------    --------                    ----------
Total liabilities and shareholders' equity..................   Cdn$7,107    Cdn$(146)                   Cdn$ 6,961
                                                               =========    ========                    ==========
AS AT DECEMBER 31, 1994
ASSETS
Current and other assets....................................   Cdn$1,480    Cdn$ (24)                   Cdn$ 1,456
Net properties including land...............................       6,349        (158)                        6,191
                                                               ---------    --------                    ----------
Total Assets................................................   Cdn$7,829    Cdn$(182)                   Cdn$ 7,647
                                                               =========    ========                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,729    Cdn$ (32)                   Cdn$ 2,697
Long-term debt..............................................       2,443         (77)                        2,366
Shareholders' equity........................................       2,657         (73)                        2,584
                                                               ---------    --------                    ----------
Total liabilities and shareholders' equity..................   Cdn$7,829    Cdn$(182)                   Cdn$ 7,647
                                                               =========    ========                    ==========
AS AT DECEMBER 31, 1995
ASSETS
Current and other assets....................................   Cdn$1,398    Cdn$(106)                   Cdn$ 1,292
Net properties including land...............................       4,650         (39)                        4,611
                                                               ---------    --------                    ----------
Total Assets................................................   Cdn$6,048    Cdn$(145)                   Cdn$ 5,903
                                                               =========    ========                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,429    Cdn$ (53)                   Cdn$ 2,376
Long-term debt..............................................       1,313         (29)                        1,284
Shareholders' equity........................................       2,306         (63)                        2,243
                                                               ---------    --------                    ----------
Total liabilities and shareholders' equity..................   Cdn$6,048    Cdn$(145)                   Cdn$ 5,903
                                                               =========    ========                    ==========

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                               BALANCE SHEET DATA

                                                                                 CDN./U.S. GAAP            U.S.
                                                               CDN GAAP          ADJUSTMENTS(2)            GAAP
                                                              -----------   -------------------------   ----------
                                                                  AS
                                                              RESTATED(1)    OTHER     CAPITALIZATION
                                                              -----------   --------   --------------
                                                                                  IN MILLIONS
AS AT DECEMBER 31, 1996
ASSETS
Current and other assets....................................   Cdn$1,971    Cdn$ (40)                   Cdn$ 1,931
Net properties including land...............................       4,869         (39)                        4,830
                                                               ---------    --------                    ----------
Total Assets................................................   Cdn$6,840    Cdn$ (79)                   Cdn$ 6,761
                                                               =========    ========                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,253    Cdn$   7                    Cdn$ 2,260
Long-term debt..............................................       1,499         (30)                        1,469
Shareholders' equity........................................       3,088         (56)                        3,032
                                                               ---------    --------                    ----------
Total liabilities and shareholders' equity..................   Cdn$6,840    Cdn$ (79)                   Cdn$ 6,761
                                                               =========    ========                    ==========
AS AT DECEMBER 31, 1997
ASSETS
Current and other assets....................................   Cdn$1,953    Cdn$ (93)    Cdn$ (164)     Cdn$ 1,696
Net properties including land...............................       5,122         (18)        1,199           6,303
                                                               ---------    --------     ---------      ----------
Total Assets................................................   Cdn$7,075    Cdn$(111)    Cdn$1,035      Cdn$ 7,999
                                                               =========    ========     =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,018    Cdn$  (4)    Cdn$   --      Cdn$ 2,014
Long-term debt..............................................       1,640         (12)           --           1,628
Deferred income taxes.......................................          --         (22)          369             347
Shareholders' equity........................................       3,417         (73)          666           4,010
                                                               ---------    --------     ---------      ----------
Total liabilities and shareholders' equity..................   Cdn$7,075    Cdn$(111)    Cdn$1,035      Cdn$ 7,999
                                                               =========    ========     =========      ==========
AS AT MARCH 31, 1997
ASSETS
Current and other assets....................................   Cdn$1,952    Cdn$ (43)    Cdn$ (457)     Cdn$ 1,452
Net properties including land...............................       4,867         (39)        1,064           5,892
                                                               ---------    --------     ---------      ----------
Total Assets................................................   Cdn$6,819    Cdn$ (82)    Cdn$  607      Cdn$ 7,344
                                                               =========    ========     =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$2,144    Cdn$   6     Cdn$   --      Cdn$ 2,150
Long-term debt..............................................       1,533         (30)           --           1,503
Deferred income taxes.......................................          --          --            15              15
Shareholders' equity........................................       3,142         (58)          592           3,676
                                                               ---------    --------     ---------      ----------
Total liabilities and shareholders' equity..................   Cdn$6,819    Cdn$ (82)    Cdn$  607      Cdn$ 7,344
                                                               =========    ========     =========      ==========

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                               BALANCE SHEET DATA

                                                                                 CDN./U.S. GAAP            U.S.
                                                               CDN GAAP          ADJUSTMENTS(2)            GAAP
                                                              -----------   -------------------------   ----------
                                                                  AS
                                                              RESTATED(1)    OTHER     CAPITALIZATION
                                                              -----------   --------   --------------
                                                                                  IN MILLIONS
AS AT MARCH 31, 1998
ASSETS
Current and other assets....................................   Cdn$1,695    Cdn$ (55)    Cdn$ (183)     Cdn$ 1,457
Net properties including land...............................       5,188         (18)        1,188           6,358
Investment in IC............................................       2,591          --            --           2,591
                                                               ---------    --------     ---------      ----------
Total Assets................................................   Cdn$9,474    Cdn$ (73)    Cdn$1,005      Cdn$10,406
                                                               =========    ========     =========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities...............................   Cdn$3,097    Cdn$   8     Cdn$   --      Cdn$ 3,105
Long-term debt..............................................       2,874         (12)           --           2,862
Deferred income taxes.......................................          --          --           346             346
Shareholders' equity........................................       3,503         (69)          659           4,093
                                                               ---------    --------     ---------      ----------
Total liabilities and shareholders' equity..................   Cdn$9,474    Cdn$ (73)    Cdn$1,005      Cdn$10,406
                                                               =========    ========     =========      ==========

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
              NOTES TO STATEMENT OF INCOME AND BALANCE SHEET DATA

1.  RECLASSIFICATIONS AND ACCOUNTING CHANGE

     In the fourth quarter of 1997, CN adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) for the accounting for income taxes. The new recommendations require the use of the asset and liability method to account for income taxes. Canadian GAAP requires the retroactive application of the adoption of new accounting principles; therefore, the 1996 financial statements reflect the recognition of previously unrecognized tax benefits. This change had the effect of increasing 1996 net income and current and other assets by Cdn$708 million. Prior to 1996, CN did not believe that it was more likely than not that the then existing tax benefits would be realized and thus no tax benefits were recognized in the 1995 financial statements. The new method of accounting for income taxes is similar, in all material respects, to the method required by U.S. GAAP under Statement of Financial Accounting Standards 109.

     In addition, certain figures previously reported for 1993, 1994, 1995 and 1996 have been reclassified to conform with the basis of presentation adopted in 1997.

2.  CANADIAN/US GAAP ADJUSTMENTS

     (a) Canadian GAAP differs from US GAAP principally in the treatment of track replacement costs, foreign exchange, pension costs, loss or extinguishment of long-term debt, stock-based compensation, joint ventures and reorganization of shareholders' equity. The Canadian/US GAAP adjustments (excluding capitalization of track replacement costs) reflect the effect of the respective years' results and the cumulative effect of such adjustments to CN's financial position.

     (b) CN changed its accounting policy for track replacement costs for US GAAP. The cumulative effect of this accounting change for prior years amounts to Cdn$589 million and is comprised of capitalization of track replacement costs, write down for impairment of properties, accumulated depreciation and income tax effect.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 124 of the Canada Business Corporations Act ("CBCA") provides that a corporation may indemnify its directors and officers. Section VII of CN's By-Law No. 1 provides for the indemnification of directors and officers of CN. Under these provisions, CN shall indemnify a director or officer of CN, a former director or officer of CN or a person who acts or acted at CN's request as a director or officer of a body corporate or other enterprise of which CN is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle any threatened, pending or completed action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action, investigation or proceeding (other than in respect of an action by or on behalf of CN to procure a judgment in its favor) to which such person is made a party by reason of his position with CN or such body corporate or other enterprise, if he fulfills the following two conditions: (a) he acted honestly and in good faith with a view to the best interests of CN; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of CN to procure a judgment in its favor, CN, with the approval of a court (which CN has undertaken to exercise all reasonable efforts to obtain, or assist in obtaining), shall indemnify a director or officer of CN (or a former director or officer) against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) and (b) of the previous sentence.

     CN maintains directors' and officers' liability insurance with an aggregate policy limit of $175 million subject to a deductible of $1 million per loss for indemnifiable claims for wrongful acts by insured persons.

     The Merger Agreement provides that CN shall cause the Surviving Corporation, for a period of six years after the Control Date, (i) to maintain in effect in its certificate of incorporation and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of IC and (ii) to maintain the existing indemnification agreements covering such directors and officers of IC; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law. For six years after the Control Date, the Merger Agreement provides that CN will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such person currently covered by IC's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, CN shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum CN paid in its last full fiscal year; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ITEM 21.  MATERIAL TO BE FILED AS EXHIBITS

 2.1 Agreement and Plan of Merger dated as of February 10, 1998, as amended March 2, 1998 (Included as Annex A).
 3.1     Amended and Restated Certificate of Incorporation of CN
         (Incorporated by reference as Exhibit 3.3 to the Registration Statement on Form F-1 (No. 33-96250) filed on
         October 5, 1995).

 3.2     Amended and Restated By-laws of CN (Incorporated by
         reference as Exhibit 3.3 to the Registration Statement on
         Form F-1 (No. 33-96250) filed on October 5, 1995).
 4.1*    Form of Certificate for CN Common Stock.
 5.1*    Opinion of Jean Pierre Ouellet
 8.1*    Opinion of Davis Polk & Wardwell
 8.2*    Opinion of Stikeman Elliot
 9.1     Voting Trust Agreement dated March 13, 1998 among CN, Merger
         Sub and The Bank of New York (Incorporated by reference as
         Exhibit 4.1 to Schedule 13D of Illinois Central Corporation
         filed March 23, 1998).
10.1     Investment Commitment Agreement entered into between
         Canadian National and Mr. Lamphere (Incorporated by
         reference as Exhibit (c)(2) to the Solicitation/
         Recommendation Statement on Schedule 14d-9 filed on February
         13, 1998).
10.2     Investment Commitment Agreement entered into between
         Canadian National and Mr. Lynch (Incorporated by reference as Exhibit (c)(4) to the Solicitation/
         Recommendation Statement on Schedule 14d-9 filed on February
         13, 1998)
10.3     Memorandum of Understanding dated as of March 2, 1998 among certain law firms on behalf of the plaintiffs in the
         Actions, IC, CN and Merger Sub. (Incorporated by reference as Exhibit (g)(5) to the amendment to the tender offer
         statement dated March 2, 1998 on Schedule 14d-1).
10.4     $1,800,000,000 Credit Agreement by and among CN and the
         other parties thereto, dated as of March 16, 1998
         (Incorporated by reference as Exhibit 4.2 to Schedule 13D of
         Illinois Central Corporation filed March 23, 1998).
10.5     $720,000,000 Credit Agreement by and among GTC and the other parties thereto, dated as of March 16, 1998. (Incorporated by reference as Exhibit 4.3 to Schedule 13D of Illinois
         Central Corporation filed March 23, 1998.)
21.1*    Subsidiaries of Registrants.
23.1*    Consent of KPMG and Raymond Chabot Grant Thornton
23.2*    Consent of Arthur Andersen
23.3*    Consent of Stikeman Elliot (Included in Exhibit 8.2)
23.4*    Consent of Davis Polk & Wardwell (Included in Exhibit 8.1)
23.5*    Consent of Jean Pierre Ouellet (Included in Exhibit 5.1)
23.6*    Consent of Beacon
23.7*    Consent of Lehman Brothers
24.1     Power of Attorney (Included on II-5)
99.1*    Form of Consent Card

---------------

* Filed herewith.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

        (1) That prior to the reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and CN being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Montreal, Canada, on May 1, 1998.

                                          CANADIAN NATIONAL RAILWAY COMPANY
                                          (Registrant)

                                          By:    /s/ PAUL M. TELLIER
                                          --------------------------------------
                                          Name: Paul M. Tellier
                                          Title: President, Chief
                                              Executive Officer,
                                              and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the indicated persons. Each person whose signature appears below in so signing also makes, constitutes and appoints Paul M. Tellier, Michael J. Sabia or Jean Pierre Ouellet, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                       NAME                                                 TITLE
                       ----                                                 -----
                /s/ PAUL M. TELLIER                    President, Chief Executive Officer and Director
---------------------------------------------------      (Principal Executive Officer)
                  Paul M. Tellier

               /s/ MICHAEL J. SABIA                    Executive Vice-President and Chief Financial
---------------------------------------------------      Officer (Principal Financial Officer)
                 Michael J. Sabia

               /s/ DAVID G.A. MCLEAN                   Chairman of the Board of Directors
---------------------------------------------------
                 David G.A. McLean

              /s/ JEAN PIERRE OUELLET                  Chief Legal Officer and Corporate Secretary
---------------------------------------------------
                Jean Pierre Ouellet

               /s/ J.V. RAYMOND CYR                    Director
---------------------------------------------------
                 J.V. Raymond Cyr

          /s/ V. MAUREEN KEMPSTON DARKES               Director
---------------------------------------------------
            V. Maureen Kempston Darkes

             /s/ MICHAEL R. ARMELLINO                  Director
---------------------------------------------------
               Michael R. Armellino

               /s/ RICHARD H. KROFT                    Director
---------------------------------------------------
                 Richard H. Kroft

                       NAME                                                 TITLE
                       ----                                                 -----
                 /s/ DENIS LOSIER                      Director
---------------------------------------------------
                   Denis Losier

                /s/ PURDY CRAWFORD                     Director
---------------------------------------------------
                  Purdy Crawford

                  /s/ ROBERT PACE                      Director
---------------------------------------------------
                    Robert Pace

               /s/ CEDRIC E. RITCHIE                   Director
---------------------------------------------------
                 Cedric E. Ritchie

               /s/ EDWARD C. LUMLEY                    Director
---------------------------------------------------
                 Edward C. Lumley

                 /s/ JAMES K. GRAY                     Director
---------------------------------------------------
                   James K. Gray

               /s/ EDWARD P. NEUFELD                   Director
---------------------------------------------------
                 Edward P. Neufeld

                /s/ JOHN E. FENTON                     Authorized U.S. representative
---------------------------------------------------
                  John E. Fenton

              /s/ GILBERT H. LAMPHERE                  Director
---------------------------------------------------
                Gilbert H. Lamphere

              /s/ ALEXANDER P. LYNCH                   Director
---------------------------------------------------
                Alexander P. Lynch

                                 EXHIBIT INDEX

 2.1     Agreement and Plan of Merger dated as of February 10, 1998, as amended March 2, 1998 (Included as Annex A).
 3.1     Amended and Restated Certificate of Incorporation of CN
         (Incorporated by reference as Exhibit 3.3 to the
         Registration Statement on Form F-1 (No. 33-96250) filed on
         October 5, 1995).
 3.2     Amended and Restated By-laws of CN (Incorporated by
         reference as Exhibit 3.3 to the Registration Statement on
         Form F-1 (No. 33-96250) filed on October 5, 1995).
 4.1*    Form of Certificate for CN Common Stock.
 5.1*    Opinion of Jean Pierre Ouellet
 8.1*    Opinion of Davis Polk & Wardwell
 8.2*    Opinion of Stikeman Elliot
 9.1     Voting Trust Agreement dated March 13, 1998 among CN, Merger
         Sub and The Bank of New York (Incorporated by reference as
         Exhibit 4.1 to Schedule 13D of Illinois Central Corporation
         filed March 23, 1998).
10.1     Investment Commitment Agreement entered into between
         Canadian National and Mr. Lamphere (Incorporated by
         reference as Exhibit (c)(2) to the Solicitation/
         Recommendation Statement on Schedule 14d-9 filed on February
         13, 1998).
10.2     Investment Commitment Agreement entered into between
         Canadian National and Mr. Lynch (Incorporated by reference as Exhibit (c)(4) to the Solicitation/
         Recommendation Statement on Schedule 14d-9 filed on February
         13, 1998)
10.3     Memorandum of Understanding dated as of March 2, 1998 among certain law firms on behalf of the plaintiffs in the
         Actions, IC, CN and Merger Sub. (Incorporated by reference as Exhibit (g)(5) to the amendment to the tender offer
         statement dated March 2, 1998 on Schedule 14d-1).
10.4     $1,800,000,000 Credit Agreement by and among CN and the
         other parties thereto, dated as of March 16, 1998
         (Incorporated by reference as Exhibit 4.2 to Schedule 13D of
         Illinois Central Corporation filed March 23, 1998).
10.5     $720,000,000 Credit Agreement by and among GTC and the other parties thereto, dated as of March 16, 1998. (Incorporated by reference as Exhibit 4.3 to Schedule 13D of Illinois
         Central Corporation filed March 23, 1998.)
21.1*    Subsidiaries of Registrants.
23.1*    Consent of KPMG and Raymond Chabot Grant Thornton
23.2*    Consent of Arthur Andersen
23.3*    Consent of Stikeman Elliot (Included in Exhibit 8.2)
23.4*    Consent of Davis Polk & Wardwell (Included in Exhibit 8.1)
23.5*    Consent of Jean Pierre Ouellet (Included in Exhibit 5.1)
23.6*    Consent of Beacon
23.7*    Consent of Lehman Brothers
24.1     Power of Attorney (Included on II-5)
99.1*    Form of Consent Card

---------------

* Filed herewith.